As filed with the Securities and Exchange Commission on July 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HOME BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Arkansas	6022	71-0682831
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS Employer Identification Number)

719 Harkrider Street, Suite 100, Conway, Arkansas 72032

(501) 328-4770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. Douglas Buford, Jr. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 W. Capitol Ave., Ste. 1800 Little Rock, Arkansas 72201 Telephone: (501) 688-8866	Jonathan S. Hightower Bryan Cave LLP One Atlantic Center, Fourteenth Floor 1201 W. Peachtree St., N.W. Atlanta, Georgia 30309-3471 Telephone: (404) 572-6669

Approximate date of commencement of proposed sale of securities to the public:

As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	2,809,870(1)	N/A	$41,278,642(2)	$4,797(2)
Total

(1)	Represents the maximum number of shares of common stock of Home BancShares, Inc. (“HBI”) that may be issued to holders of shares of common stock of Florida Business BancGroup, Inc. (“FBBI”) in the merger based on the Merger Consideration (as such term is defined in the Agreement and Plan of Merger dated as of June 17, 2015, among HBI, Centennial Bank, FBBI and Bay Cities Bank (“BCB”) (the “Merger Agreement”)) and assuming that (i) the HBI Average Closing Price (as such term is defined in the Merger Agreement) is $28.92, the lowest price permitted in the Merger Agreement.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f) under the Securities Act. The proposed maximum aggregate offering price of HBI’s common stock was calculated based upon the book value of the FBBI shares of common stock (the securities to be canceled in the merger) and is equal to the product of (a) $7.49, calculated according to Rule 457(f)(2) and (3) of the Securities Act, multiplied by (b) 7,956,476 (the maximum number of FBBI shares of common stock that may be canceled and exchanged for HBI common stock in the merger) less the amount of cash consideration paid by HBI.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 2, 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Home BancShares, Inc. (which we refer to as “HBI”), along with its subsidiary bank, Centennial Bank, and Florida Business BancGroup, Inc. (which we refer to as “FBBI”), along with its subsidiary bank, Bay Cities Bank (which we refer to as “BCB”), have entered into an Agreement and Plan of Merger, dated June 17, 2015 (which we refer to sometimes as the “Merger Agreement”), providing for the combination of HBI and FBBI. Under the Merger Agreement, FBBI will merge with and into HBI, with HBI remaining as the surviving entity (which transaction we refer to as the “merger”). BCB will, as soon as reasonably practicable following the merger and as part of a single integrated transaction, merge with and into Centennial Bank, an Arkansas state bank, with Centennial Bank remaining as the surviving entity (we refer to the two mergers together as the “mergers”). Before we complete the merger, holders of FBBI common stock must approve the Merger Agreement. A special meeting of FBBI shareholders will be held on August [●], 2015 for that purpose.

Under the terms of the Merger Agreement, the aggregate merger consideration payable by HBI to FBBI shareholders will be approximately $101,576,813, consisting of (i) approximately $20,315,363 in cash (assuming that all contingent consideration is paid to FBBI shareholders), and (ii) shares of HBI common stock with a total value of approximately $81,261,450, based upon the volume-weighted average closing price of HBI common stock immediately preceding the closing date of the merger and subject to the collar described below. Based upon that aggregate purchase price, assuming that 7,813,601 shares of FBBI stock are outstanding at closing (which is equal to the number of shares outstanding when the Merger Agreement was signed) and subject to the right of FBBI shareholders to make optional elections to receive a different mix of consideration, each share of FBBI common stock would be exchanged for consideration valued at $13.00, consisting of a combination of (i) cash payable at closing in the amount of $2.34, (ii) a contingent right to receive an additional amount of up to $0.26 upon release of such funds from escrow, and (iii) HBI common stock with a value of approximately $10.40. The number of shares of HBI common stock issuable for each share of FBBI common stock will not be determined until the effective time of the merger, and will be based on the volume-weighted average closing price of HBI common stock on The NASDAQ Global Select Market reporting system for the 20 trading days immediately prior to the date the merger closes, subject to the collar described below as set forth in more detail in the Merger Agreement and described in this proxy statement/prospectus. We expect the mergers, taken together, to be a tax-free transaction for FBBI shareholders, to the extent they receive HBI common stock for their shares of FBBI common stock.

The market price of HBI common stock will fluctuate before the merger. You should obtain a current stock price quotation for HBI common stock. HBI common stock is traded on The NASDAQ Global Select Market under the symbol “HOMB.”

The Merger Agreement provides that if the 20-day volume-weighted average closing price of HBI common stock as of the closing date is equal to or greater than $39.12 or is equal to or below $28.92 (which we sometimes refer to collectively as the “collar”), then the price used to determine the number of shares of HBI common stock issuable for each share of FBBI common stock will be fixed at $39.12 or $28.92, respectively (subject to adjustment in the event of a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction). Assuming no adjustments are made to the aggregate merger consideration, if the 20-day volume-weighted average closing price of the HBI common stock as of the closing date of the merger is equal to or greater than $39.12, the number of shares of HBI common stock to be issued to FBBI shareholders in connection with the merger will be approximately 2,077,235 shares. If the 20-day volume-weighted average closing price of HBI common stock as of the closing date of the merger is equal to or below $28.92, the number of shares of HBI common stock to be issued to FBBI shareholders in connection with the merger will be approximately 2,809,870 shares.

If the merger is completed, $2,000,000 of the cash portion of the aggregate purchase price will be placed into escrow, and FBBI shareholders will have a contingent right to receive their pro rata portions of such amount. The amount, if any, of such escrowed funds to be released to FBBI shareholders will depend upon the amount of losses that HBI incurs in the two years following the closing of the merger related to two class action lawsuits that are pending against BCB, as more fully described in the attached proxy statement/prospectus.

Because of the collar restriction and the potential issuance of shares upon the termination or exercise of FBBI stock options, the final per-share merger consideration will not be determined until after the date of the special meeting of FBBI shareholders. Therefore, at the time of the special meeting, you will not know the precise amount of cash or number of shares of HBI common stock you may receive upon the completion of the merger. Moreover, the actual value of the per-share consideration received by FBBI shareholders could be lower than $13.00 if contingent consideration of $2,000,000 is not paid to FBBI shareholders.

FBBI’s board of directors has determined that the combination of FBBI and HBI is in the best interests of FBBI shareholders based upon its analysis, investigation and deliberation, and FBBI’s board of directors recommends that the FBBI shareholders vote “FOR” the approval of the Merger Agreement and “FOR” the approval of the other FBBI proposal described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus, including the appendices and the documents incorporated by reference into the document, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 13.

The shares of HBI common stock to be issued to FBBI shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement/prospectus or the HBI common stock to be issued in the merger, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2015.

FLORIDA BUSINESS BANCGROUP, INC.

4301 W. Boy Scout Boulevard, Suite 150

Tampa, Florida 33607

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST [●], 2015

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Florida Business BancGroup, Inc. (“FBBI”) will be held at [●],             , Florida             , at [●] Eastern Time, on August [●], 2015, for the following purposes:

1.	To approve the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 17, 2015, by and among Home BancShares, Inc., Centennial Bank, FBBI and Bay Cities Bank (the “Merger Proposal”).

2.	To approve one or more adjournments of the FBBI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

FBBI will transact no other business at the special meeting.

The Merger Proposal is described in more detail in the attached proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A to the proxy statement/prospectus.

FBBI’s board of directors has set [●], 2015, as the record date for the FBBI special meeting. All holders of record of FBBI common stock at the close of business on the record date will be notified of the special meeting. Only holders of record of FBBI common stock at the close of business on [●], 2015, will be entitled to vote at the FBBI special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the FBBI special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of FBBI common stock.

Holders of FBBI common stock are entitled to assert appraisal rights pursuant to Florida Statutes §607.1301 to §607.1333 in connection with the approval of the Merger Agreement. A copy of those statutes is included with this notice and the accompanying proxy statement/prospectus as Appendix C. The appraisal rights law provides that, if the merger is consummated, a shareholder will be entitled to payment in cash of the fair value of only those shares held by the shareholder (i) which are not voted in favor of approval of the Merger Agreement, and (ii) with respect to which the shareholder has given written notice to FBBI before the vote regarding the Merger Agreement is taken that such shareholder is asserting appraisal rights.

Your vote is very important. To ensure your representation at the FBBI special meeting, please complete and return the enclosed proxy card. Please vote promptly whether or not you expect to attend the FBBI special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the FBBI special meeting.

FBBI’s board of directors has adopted and approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

By Order of the Board of Directors

/s/ Christopher C. Lykes

Chairman and Chief Executive Officer

[●], 2015

WHERE YOU CAN FIND MORE INFORMATION

HBI files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that HBI files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, HBI files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from HBI by accessing HBI’s website at www.homebancshares.com under the heading “Investor Relations.” Copies can also be obtained, free of charge, by directing a written request to Home BancShares, Inc., Attention: Corporate Secretary, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032.

HBI has filed a registration statement on Form S-4 to register with the SEC up to 2,809,870 shares of HBI common stock (the number of shares has been calculated based on an volume-weighted average closing price of HBI common stock of $28.92 (which is the lowest stock price listed on the chart on page 34)). This proxy statement/prospectus is a part of that registration statement. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates important business and financial information about HBI and FBBI that is not included in or delivered with this proxy statement/prospectus, including incorporating by reference documents that HBI has previously filed with the SEC. These documents contain important information about HBI and its financial condition. See “Documents Incorporated by Reference” on page 99. These documents are available without charge to you upon written or oral request to HBI’s principal executive offices. The address and telephone number of such principal executive office is listed below:

Home BancShares, Inc.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

Attention: Corporate Secretary

(501) 328-4770

To obtain timely delivery of these documents, you must request the information no later than [●], 2015, in order to receive them before FBBI’s special meeting of shareholders.

HBI common stock is traded on The NASDAQ Global Select Market under the symbol “HOMB.”

Appendix A	Agreement and Plan of Merger dated as of June 17, 2015, by and among Home BancShares, Inc., Centennial Bank, Florida Business BancGroup, Inc. and Bay Cities Bank	A-1
Appendix B	Opinion of Wunderlich Securities, Inc.	B-1
Appendix C	Opinion of Hovde Group, LLC	C-1
Appendix D	Florida Statutes §607.1301 to §607.1333, regarding Appraisal Rights	D-1

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting of FBBI shareholders. They may not include all the information that is important to the shareholders of FBBI. Shareholders of FBBI should read this entire proxy statement/prospectus carefully, including the appendices and other documents referred to in this proxy statement/prospectus.

Q:	Why am I receiving these materials?

A:	FBBI is sending these materials to the holders of its common stock (which we sometimes refer to as “FBBI shareholders”) to help them decide how to vote their shares of FBBI common stock with respect to the proposed merger and the other matter to be considered at the FBBI special meeting described below.

The merger cannot be completed unless FBBI shareholders approve the Merger Agreement. FBBI is holding a special meeting of shareholders to vote on the Merger Agreement as described in “FBBI Special Meeting of Shareholders.” Information about the special meeting and the merger is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes a prospectus of HBI and a proxy statement of FBBI. It is a prospectus because HBI will issue shares of its common stock in exchange for shares of FBBI common stock in the merger. It is a proxy statement because the board of directors of FBBI is soliciting proxies from FBBI’s shareholders.

Q:	What will FBBI shareholders receive in the merger?

A:	Under the terms of the Merger Agreement, FBBI shareholders will receive their pro rata share of the total consideration (which we refer to sometimes as the “Purchase Price”) of approximately $101,576,813 (assuming all contingent consideration is paid to FBBI shareholders). The aggregate consideration consists of (i) cash equal to 20% of the Purchase Price; and (ii) shares of HBI common stock valued at the volume-weighted average closing price of HBI common stock on The NASDAQ Global Select Market reporting system for the 20 trading days immediately prior to the date the merger closes with a total value of 80% of the Purchase Price. The calculation of the amount of the Purchase Price assumes that the value of HBI common stock to be issued in the merger is not less than $28.92 nor more than $39.12 and is based upon the volume-weighted average closing price of HBI common stock described above. To the extent that the value of the HBI common stock issued in the merger is greater than or less than the range described in the previous sentence, the value of the merger consideration to be issued by HBI would change accordingly. See “The Merger—Terms of the Merger” beginning on page 33 for a more detailed discussion of the calculation of the Purchase Price.

Q:	What will a FBBI shareholder receive for each share of FBBI common stock?

A:	Based on a Purchase Price of $101,576,813 and 7,813,601 shares of FBBI common stock outstanding at closing, each share of FBBI common stock will be exchanged for consideration valued at $13.00, consisting of a combination of (i) cash payable at closing in the amount of approximately $2.34, (ii) a contingent right to receive an additional amount of up to approximately $0.26 in cash from escrow as more fully described herein and (iii) HBI common stock with a value of approximately $10.40. FBBI shareholders will be permitted to make an election (an “Optional Election”) to receive their merger consideration in all cash, all HBI common stock, or a mix thereof, subject to the limitations that (i) the contingent consideration described above will be payable in cash only and (ii) the value of the aggregate merger consideration, assuming a Purchase Price of $101,576,813, will consist of 80% HBI common stock and 20% cash.

The number of shares of HBI common stock issuable for each share of FBBI common stock will not be determined until the effective time of the merger, and will be based on the volume-weighted average closing price of HBI common stock on The NASDAQ Global Select Market reporting system for the 20 trading days immediately prior to the date the merger closes, as set forth in more detail in the Merger Agreement and described in this proxy statement/prospectus. See “The Merger—Terms of the Merger” beginning on page 34 for a more detailed discussion of the per-share merger consideration.

Q:	Under what conditions will the contingent consideration be released from escrow to FBBI shareholders?

A:	At closing, $2,000,000 of the amount of the cash consideration payable by HBI in connection with the merger will be placed into escrow. The escrowed consideration will be released to FBBI shareholders to the extent that such amounts are not needed to reimburse HBI for losses related to the two pending class action lawsuits against BCB (in excess of applicable insurance) at the earlier of the resolution of both class action lawsuits or the second anniversary of the date of closing of the merger.

Q:	How are outstanding FBBI stock options addressed in the Merger Agreement?

A:	At or prior to the closing of the merger, each outstanding and unexercised FBBI stock option will be terminated by FBBI and shall entitle the holder to a cash payment at the effective time of the merger equal to the positive difference, if any, between the option exercise price and the equivalent dollar value of the merger consideration.

Q:	When do HBI and FBBI expect to complete the merger?

A:	HBI and FBBI expect to complete the merger after all conditions to the merger in the Merger Agreement are satisfied or waived, including after shareholder approval is received at the special meeting of FBBI shareholders and all required regulatory approvals are received. HBI and FBBI currently expect to complete the merger in the late third quarter or early fourth quarter of 2015. It is possible, however, that as a result of factors outside of either company’s control, the merger may be completed at a later time or may not be completed at all.

Q:	How will the merger consideration received by FBBI shareholders affect HBI shareholders?

A:	As a result of HBI’s issuance of new shares to FBBI shareholders, current HBI shareholders will experience dilution in terms of percentage of ownership. Following the closing of the merger, current HBI shareholders will own approximately 96.77% of the outstanding common stock of HBI, and current FBBI shareholders will own approximately 3.23% of the outstanding common stock of HBI. These percentages assume an issuance of 2,261,660 shares which has been calculated based upon a Purchase Price of $101,576,813 and an HBI common stock price of $35.93 (the closing price on the date the Merger Agreement was signed). The percentages will increase or decrease based on the HBI common stock price as described in more detail in the chart on page 34.

Q:	What am I being asked to vote on?

A:	FBBI shareholders are being asked to vote on the following proposals:

1. To approve the Merger Agreement (referred to as the “Merger Proposal”); and

2. To approve one or more adjournments of the FBBI special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of the Merger Proposal (referred to as the “Adjournment Proposal”).

Q:	How does the board of directors of FBBI recommend that I vote?

A:	FBBI’s board of directors recommends that FBBI shareholders vote “FOR” the FBBI proposals described in this proxy statement/prospectus.

For a discussion of interests of FBBI’s directors and officers in the merger that may be different from, or in addition to, the interests of FBBI shareholders generally, see “The Directors and Executive Officers of FBBI and BCB Have Financial Interests in the Merger,” beginning on page 96.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, FBBI shareholders should complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that their shares will be represented at FBBI’s special meeting.

Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	How do I cast my vote?

A:	If you are a shareholder of record of FBBI as of the record date for the FBBI special meeting, you may vote by signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You may also cast your vote in person at FBBI’s special meeting.

Q:	When and where is the FBBI special meeting?

A:	The special meeting of FBBI shareholders will be held at [●], , Florida , at [●] Eastern Time, on August [●], 2015. All shareholders of FBBI as of the record date, or their duly appointed proxies, may attend the FBBI special meeting.

Q:	If my FBBI shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	If your FBBI shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to FBBI or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Brokers or other nominees who hold shares in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the FBBI special meeting but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal. If you are a FBBI shareholder and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee may not vote your shares on the Merger Proposal or the Adjournment Proposal, which broker non-votes will have the effect of a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal.

Q:	What vote is required to approve each proposal to be considered at the FBBI special meeting?

A:	Approval of the Merger Proposal requires the affirmative vote of the holders of at least 66% of the outstanding shares of FBBI common stock. Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the shares of FBBI voting on such proposal, provided that a quorum is present at the FBBI special meeting. Abstentions and broker non-votes are not considered votes cast, but are included in determining whether there is a quorum present.

The directors and certain officers of FBBI and BCB entered into voting agreements with HBI pursuant to which they agreed to vote approximately 3,594,125 total shares in favor of the merger. These shares represent approximately 46.0% of the FBBI common stock entitled to vote at the FBBI special meeting (excluding any shares issued upon exercise of FBBI warrants or options).

Q:	What if I abstain from voting or do not vote?

A:	For the purposes of the FBBI special meeting, an abstention, which occurs when a FBBI shareholder attends the FBBI special meeting, either in person or by proxy, but abstains from voting, will have the effect of a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal.

Q:	May I change my vote or revoke my proxy after I have delivered my proxy or voting instruction card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting:

•	by sending written notice of revocation to the corporate secretary of FBBI;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the special meeting and voting in person if you so request and if your shares are registered in your name rather than in the name of a broker, bank or other nominee; however, your attendance alone will not revoke any proxy.

If you choose either of the first two methods, FBBI must receive your written notice of revocation or later dated proxy card prior to the shareholder vote on the Merger Proposal at the special meeting.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What happens if I sell my FBBI shares after the record date but before the special meeting?

A:	The record date for the FBBI special meeting is earlier than both the date of such meeting and the date that the merger is expected to be completed. If you transfer your FBBI common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive any merger consideration for the transferred FBBI shares. You will only be entitled to receive the merger consideration for FBBI shares that you own at the effective time of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted or returned separately to ensure that all of your shares are voted.

Q:	What are the federal income tax consequences of the merger?

A:	Gain (but not loss), if any, will be recognized by FBBI shareholders in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash (excluding any cash received in lieu of a fractional share) and the fair market value of the HBI common stock received pursuant to the merger over the adjusted tax basis in the FBBI common stock surrendered), and (2) the amount of cash received by such holder of FBBI common stock (excluding any cash received in lieu of a fractional share). The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

No gain or loss will be recognized by HBI or FBBI as a result of merger. The obligation of HBI and FBBI to complete the merger is conditioned upon the receipt of a legal opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 70.

Q:	Do I have appraisal or dissenters’ rights?

A:	FBBI shareholders are entitled to appraisal rights under Florida Statutes § 607.1301 et seq., a copy of which is attached as Appendix D to this proxy statement/prospectus. If you wish to assert appraisal rights, you must deliver to FBBI, at or prior to the FBBI special meeting, written notice of your intent to demand payment for your shares if the merger is consummated and you must not vote for approval of the Merger Proposal. The procedure for dissenting is described in more detail in “The Merger” section under the heading “Appraisal Rights” beginning on page 36.

HBI shareholders are not entitled to any appraisal or dissenters’ rights.

Q:	Should I send in my stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card. If you are a holder of FBBI common stock, you will receive written instructions from Computershare Trust Company, N.A., after the merger is completed on how to exchange your stock certificates for HBI common stock.

Q:	What if I have lost my FBBI stock certificate?

A:	At the closing of the merger, the exchange agent will provide a letter of transmittal to FBBI shareholders that will provide instructions for FBBI shareholders who have lost their stock certificates. If you would like to obtain a replacement certificate prior to the closing of the merger, please contact Computershare, transfer agent for FBBI, at (800) 962-4284. An indemnity and surety bond will be required.

Q:	Whom should I contact if I have any questions about the proxy materials or the special meeting?

A:	If you have any questions about the merger or any of the proposals to be considered at the special meeting, need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact either HBI or FBBI as follows:

Home BancShares, Inc.	Florida Business BancGroup, Inc.
P.O. Box 966	4301 W. Boy Scout Blvd. #150
Conway, Arkansas 72032	Tampa, Florida 33607
Attn: Investor Relations Officer	Attn: President
Telephone: (501) 328-4770	Telephone: (813) 281-0009

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer you in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (pages 85 and 90)

HBI. HBI is a Conway, Arkansas headquartered bank holding company registered under the federal Bank Holding Company Act of 1956. HBI is primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through its wholly owned community bank subsidiary, Centennial Bank. Centennial Bank has locations in Arkansas, Florida, South Alabama and New York.

HBI’s total assets, total deposits, total revenue and net income for each of the past three years are as follows:

	As of or for the Years Ended December 31,
	2014	2013	2012
		(In thousands)
Total assets	$7,403,272	$6,811,861	$4,242,130
Total deposits	5,423,971	5,393,046	3,483,452
Total revenue (interest income plus non-interest income)	380,650	257,491	225,104
Net income available to all stockholders	113,063	66,520	63,022

HBI’s common stock is traded on The NASDAQ Global Select Market under the symbol “HOMB.”

HBI’s principal executive office is located at 719 Harkrider, Suite 100, Conway, Arkansas, and its telephone number is (501) 328-4770. HBI’s internet address is www.homebancshares.com. Additional information about HBI is included under “Certain Information Concerning HBI” and “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

FBBI. FBBI was incorporated under Florida law in November 1999. It currently owns one community bank—BCB. BCB is a Florida chartered bank that operates branches in Tampa, Lutz, St. Petersburg, and Sarasota, Florida, and a loan production office in Clearwater, Florida. BCB commenced business in November 1999.

FBBI is a bank holding company regulated by the Federal Reserve. FBBI’s assets consist principally of the shares of stock of BCB and cash. BCB is a Florida chartered bank that is regulated by the FDIC and the Florida Office of Financial Regulation. Its deposits are insured by the FDIC up to applicable federal deposit insurance limits.

BCB provides a full range of commercial and consumer banking services in Tampa, St. Petersburg, and Sarasota, Florida. The banking products offered by BCB include checking and savings accounts, business checking accounts, time deposits and money market accounts. BCB also offers internet banking services, bill payment, cash management services, remote deposit capture, retirement account services and cash management services. BCB also conducts commercial lending activities from its office in Clearwater, Florida.

At March 31, 2015, FBBI had total assets of $541.0 million, total deposits of $457.5 million, and total stockholders’ equity of $73.1 million. FBBI is privately held, and, as of the record date, had approximately 375 holders of record of its common stock. There is no market for its stock, and its shares are only traded in privately negotiated transactions.

FBBI’s principal executive offices are located at 4301 W. Boy Scout Boulevard, Suite 150, Tampa, Florida 33607, and its telephone number is (813) 281-0009. FBBI’s internet address is https://www.bay-cities-bank.com. Additional information about FBBI is included under “Certain Information Concerning FBBI” included elsewhere in this proxy statement/prospectus.

The Merger (page 33)

The Merger Agreement provides that, subject to its terms and conditions and in accordance with Arkansas law, FBBI will merge with and into HBI, with HBI being the surviving corporation in the merger. This transaction is referred to in this proxy statement/prospectus as the “merger.” As soon as reasonably practicable, following the merger and as part of a single integrated transaction, BCB will be merged with and into Centennial Bank, which is HBI’s wholly owned bank subsidiary, with Centennial Bank being the surviving corporation in that second step merger.

Under the terms of the Merger Agreement, FBBI shareholders will receive aggregate merger consideration of approximately $101,576,813 (assuming all contingent consideration is paid to FBBI shareholders). Contingent consideration of $2,000,000 is being escrowed for up to two years to reimburse HBI for certain potential losses in connection with litigation currently outstanding against BCB and as further described in Exhibit A to the Merger Agreement. At the end of two years or upon any earlier resolution of the pending litigation, any amount remaining in the escrow fund will be disbursed to FBBI shareholders of record as of the effective time of the merger in accordance with their respective ownership percentages as of such time. Each FBBI shareholder therefore will receive a pro rata share of the total merger consideration, which consists of (i) $18,315,363 in cash payable at closing, (ii) the portion of the $2,000,000 in cash to be placed in escrow that is payable to FBBI shareholders under the escrow agreement, and (iii) shares of HBI common stock with a total value of $81,261,450, based on the volume-weighted average closing price of HBI common stock for the 20 trading days immediately prior to the date the merger closes (the “HBI Average Closing Price”). Based on 7,813,601 outstanding shares of FBBI common stock (which is equal to the number of shares outstanding on the date the Merger Agreement was signed), FBBI shareholders who do not make an Optional Election will receive, in exchange for each share of FBBI common stock, merger consideration valued at approximately $12.7440 (if contingent consideration is not paid to FBBI shareholders) to $13.00 (if all contingent consideration is paid to FBBI shareholders) consisting of a combination of (i) cash payable at closing in the amount of approximately $2.34; (ii) a contingent right to receive an additional amount of up to approximately $0.26 in cash from escrow; and (iii) HBI common stock, or a mix thereof, based upon the HBI Average Closing Price and assuming that such HBI Average Closing Price is not less than $28.92 nor more than $39.12. FBBI shareholders may make an Optional Election to receive merger consideration in all HBI stock or all cash or some combination other than 20% cash and 80% HBI stock. However, such elections are subject to adjustment, if necessary, to maintain the ratio of total merger consideration as 20% cash and 80% HBI stock.

The number of shares of HBI common stock comprising the portion of the per-share merger consideration to be paid in shares of HBI common stock will vary based on the HBI Average Closing Price. The following table illustrates, for a range of potentially applicable HBI Average Closing Prices, the number of shares of HBI common stock that would be exchanged for each share of FBBI common stock, assuming that 7,813,601 shares or 7,956,476 shares (which is equal to the sum of 7,813,601 shares—the number of shares outstanding on the date the Merger Agreement was signed, plus 142,875 shares issuable if all FBBI stock options outstanding on the date of the Merger Agreement which have the potential to vest prior to the latest closing date permitted in the

Merger Agreement are exercised) of FBBI common stock are outstanding immediately before the merger based on a Purchase Price of $101,576,813, assuming that no shareholders make an Optional Election. The actual consideration will be based on the actual HBI Average Closing Price, which will be computed at the time of the merger. The HBI Average Closing Prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of HBI common stock.

Per-Share Stock Consideration*

If the applicable HBI Average Price is:	and 7,813,601 shares of FBBI Common Stock are outstanding	and 7,956,476 shares of FBBI Common Stock are outstanding
$28.92**	.3596	.3532
$29.00	.3586	.3522
$30.00	.3467	.3404
$31.00	.3355	.3295
$32.00	.3250	.3192
$33.00	.3152	.3095
$34.00	.3059	.3004
$35.00	.2971	.2918
$35.93**	.2895	.2843
$36.00	.2889	.2837
$37.00	.2811	.2760
$38.00	.2737	.2688
$39,00	.2667	.2619
$39.12**	.2658	.2611

*	The Per-Share Stock Consideration will be based on the actual HBI Average Closing Price, which will be computed at the time of the merger; the HBI Average Closing Prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of HBI common stock.
**	On June 17, 2015, the date the Merger Agreement was signed, the closing price of a share of HBI common stock was $35.93. The Merger Agreement provides that if the HBI Average Closing Price is equal to or greater than $39.12, then the HBI Average Closing Price will be deemed to be $39.12. Additionally, if the HBI Average Closing Price is equal to or below $28.92, then the HBI Average Closing Price will be deemed to be $28.92.

For illustrative purposes only, assuming the HBI Average Closing Price is $35.93, the Purchase Price is $101,576,813, all contingent consideration is paid, and there are 7,813,601 shares of FBBI common stock outstanding immediately before the merger, a FBBI shareholder, who does not make an Optional Election, holding 100 shares of FBBI common stock will receive $260.00 in cash for the cash portion of the merger consideration, 28 shares of HBI common stock, and $33.96 in cash in lieu of the resulting fractional share.

Assuming that 2,261,660 shares of HBI common stock will be issued to FBBI shareholders (based on a $35.93 HBI Average Closing Price and no cash in lieu of fractional shares paid), FBBI shareholders would own approximately 3.23% of HBI’s common stock after the merger is completed, excluding any shares of HBI common stock they may already own.

Recommendation of FBBI’s Board of Directors (page 42)

FBBI’s board of directors recommends that holders of FBBI common stock vote “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal.

For further discussion of FBBI’s reasons for the merger and the recommendations of FBBI’s board of directors, see “The Merger—Background of the Merger” and “The Merger—Recommendation of FBBI’s Board of Directors and Reasons for the Merger.”

Opinion of HBI’s Financial Advisor (page 50)

On June 16, 2015, Wunderlich Securities, Inc. (“Wunderlich Securities”), HBI’s financial advisor in connection with the merger, provided the HBI board of directors with a preliminary overview of its analyses performed as of the date of the meeting and advised the board that its analyses were as of such date and based upon and subject to various qualifications and assumptions described in the meeting. Wunderlich Securities delivered its opinion to the board on June 17, 2015 that, as of such date and subject to and based on the qualifications and assumptions set forth in its written opinion, the aggregate consideration to be paid by HBI pursuant to the Merger Agreement was fair to HBI from a financial point of view.

The full text of Wunderlich Securities’ opinion, dated June 17, 2015, is attached as Appendix B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken by Wunderlich Securities in rendering its opinion.

Wunderlich Securities’ opinion is addressed to HBI’s board of directors and addresses only the fairness of the aggregate consideration to be paid by HBI from a financial point of view and does not address the merits of the underlying decision by HBI to enter into the Merger Agreement, the merits of the merger as compared to other alternatives potentially available to HBI or the relative effects of any alternative transaction in which HBI might engage. Wunderlich Securities has been paid a customary investment banking fee for its services in connection with delivery of its opinion, and will be reimbursed by HBI for certain of its expenses.

Opinion of FBBI’s Financial Advisor (page 43)

On June 17, 2015, Hovde Group, LLC (“Hovde”), FBBI’s financial advisor in connection with the merger, provided the FBBI board of directors with an overview of its analyses performed as of the date of the meeting and advised the board that its analyses were as of such date and based upon and subject to various qualifications and assumptions described in the meeting. Hovde delivered its opinion to the board on June 17, 2015, that, as of such date and subject to and based upon the qualifications and assumptions set forth in its written opinion, the merger consideration was fair, from a financial point of view, to the shareholders of FBBI.

The full text of Hovde’s opinion, dated June 17, 2015, is attached as Appendix C to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken by Hovde in rendering its opinion.

Hovde’s opinion is addressed to FBBI’s board of directors and addresses only the fairness of the merger consideration to be received by FBBI shareholders from a financial point of view and does not address the merits of the underlying decision by FBBI to enter into the Merger Agreement, the merits to the merger as compared to other alternatives potentially available to FBBI or the relative effects of any alternative transaction in which FBBI might engage. Hovde will be paid a fee for its services in connection with the delivery of its opinion, and will be reimbursed by FBBI for certain of its expenses.

Interests of FBBI Directors and Officers in the Merger (page 96)

Certain of FBBI’s directors and officers may have interests in the merger as individuals in addition to, or different from, their interests as shareholders of FBBI, including, but not limited to, (i) share issuances or cash payments in connection with the termination of their stock options; (ii) cash payments in connection with the termination of their employment agreements and separation pay plans; (iii) obligations to vote in favor of the merger; (iv) continuation of employment with Centennial Bank; (v) cash payments in connection with termination of supplemental retirement plans; and (vi) continuation of indemnification after the merger.

HBI has agreed to indemnify present and former directors and officers of FBBI and its subsidiaries against certain costs, damages or liabilities incurred in connection with claims, investigations and other actions arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, and to provide them with director’s and officer’s liability insurance coverage for a period of six years following the merger, subject to a cap on the expense related to such insurance.

Appraisal Rights (page 36)

FBBI shareholders are entitled to appraisal rights under Florida Statutes § 607.1301 et seq., a copy of which is attached as Appendix D to this proxy statement/prospectus. Those rights, if properly exercised, will allow a shareholder who does not wish to accept the consideration provided for by the Merger Agreement instead to obtain payment in cash of the fair value of the shareholder’s shares of FBBI common stock. If you wish to assert appraisal rights, you must deliver to FBBI, at or prior to the FBBI special meeting, written notice of your intent to demand payment for your shares if the proposed merger is consummated and you must not vote for approval of the Merger Proposal. The procedure for dissenting is described in more detail in “The Merger” section under the heading “Appraisal Rights.”

HBI shareholders are not entitled to any appraisal or dissenters’ rights.

Regulatory Matters (page 39)

Each of HBI and FBBI has agreed to use its reasonable best efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the Merger Agreement. These approvals include approval from the Federal Reserve Board, the Arkansas State Bank Department and the Florida Office of Financial Regulation, among others. HBI and FBBI have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of HBI and FBBI to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. See “The Merger—Regulatory Approvals.”

Conditions to Completion of the Merger (page 66)

Currently, HBI and FBBI expect to complete the merger late in the third quarter or early in the fourth quarter of 2015. As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement (page 67)

The Merger Agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

•	a governmental entity that must grant a required regulatory approval has denied approval and such denial has become final and non-appealable, or an injunction or legal prohibition against the transaction becomes final and non-appealable;

•	the merger has not been consummated by December 31, 2015, or under certain circumstances, February 28, 2016 (unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements);

•	the other party breaches any of its covenants or agreements or representations or warranties under the Merger Agreement in a manner that would cause the closing conditions not to be satisfied and which is not cured within 30 days following written notice to the party committing the breach, or the breach, by its nature, cannot be cured within such time (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement);

•	FBBI’s shareholders fail to approve the Merger Proposal, provided that the failure to obtain such shareholder approval was not caused by the terminating party’s material breach of any of its obligations under the Merger Agreement; or

•	if the volume-weighted average closing price of HBI’s Common Stock for the twenty (20) days prior to the Closing Date is less than or equal to $24.58 per share.

Additionally, the Merger Agreement may be terminated by (i) FBBI in order to enter into an agreement providing for a Superior Proposal (as defined in the Merger Agreement), upon payment to HBI of a termination fee $4,000,000, (ii) HBI, if the holders of 10% or more of the outstanding shares of FBBI common stock provide notice of dissent and do not vote in favor of the merger, or (iii) HBI, if certain covenants have not been met by FBBI or its board of directors or if FBBI’s Board of Directors has recommended or publicly announced its intention to enter into a Superior Proposal.

Expenses and Termination Fees (pages 67 and 68)

Except for the registration fee and other fees paid to the SEC in connection with the merger, which will be paid by HBI, and any termination fees, all fees and expenses incurred in connection with the merger (including the costs and expense of printing and mailing this proxy statement/prospectus) will be paid by the party incurring such fees or expenses.

FBBI is required to pay HBI a termination fee of $4,000,000 if the Merger Agreement is terminated by FBBI in order to enter into an agreement providing for a Superior Proposal (as defined in the Merger Agreement) or is terminated by HBI because (i) FBBI violated the no solicitation provision of the Merger Agreement; (ii) the board of directors of FBBI failed to recommend the merger; (iii) the FBBI board of directors has recommended, proposed, or publicly announced its intention to recommend or propose to engage in a transaction resulting in a Superior Proposal; or (iv) FBBI has failed to call, give notice of, convene and hold the FBBI shareholder meeting in accordance with the Merger Agreement.

Matters to Be Considered at the Special Meeting (page 86)

FBBI shareholders will be asked to vote on the following proposals:

•	to approve the Merger Agreement (the “Merger Proposal”); and

•	to approve one or more adjournments of the FBBI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

Approval of the Merger Proposal is required for the completion of the merger. FBBI’s board of directors recommends that FBBI shareholders vote “FOR” the proposals set forth above. For further discussion of the FBBI special meeting, see “FBBI Special Meeting of Shareholders.”

Approval of the Merger Proposal requires an affirmative vote by the holders of at least 66% of the outstanding shares of common stock of FBBI. Certain directors and officers have entered into voting agreements pursuant to which they have agreed to vote approximately 3,594,125 shares in favor of the merger. These shares represent approximately 46.0% of the FBBI common stock entitled to vote at the FBBI special meeting.

Rights of FBBI Shareholders Will Change as a Result of the Merger (page 76)

The rights of FBBI shareholders are governed by Florida law and by FBBI’s articles of incorporation and bylaws. Upon the completion of the merger, FBBI shareholders will no longer have any direct interest in FBBI. Those FBBI shareholders receiving shares of HBI common stock as merger consideration will only participate in the combined company’s future earnings and potential growth through their ownership of HBI common stock. All of the other incidents of direct stock ownership in FBBI will be extinguished upon completion of the merger. The rights of former FBBI shareholders that become HBI shareholders will be governed by Arkansas law and HBI’s articles of incorporation and bylaws. Therefore, FBBI shareholders that receive HBI common stock in the merger will have different rights once they become HBI shareholders. See “Comparison of Rights of Holders of HBI and FBBI Common Stock.”

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including HBI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the matters addressed under the caption “Cautionary Note Regarding Forward-Looking Statements,” FBBI shareholders should consider the matters described below carefully in determining whether to vote to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

Risk Factors Relating to the Merger

Because the market price of HBI common stock may fluctuate, you cannot be sure of the value of each share of HBI common stock that you will receive.

Upon completion of the merger, each share of FBBI common stock (other than shares owned by FBBI) will be converted into the right to receive merger consideration consisting of cash and shares of HBI common stock, pursuant to the terms of the Merger Agreement. The value of each share of HBI common stock to be received by FBBI shareholders will be based on the volume-weighted average closing price of HBI common stock during the 20 trading day period immediately before the date the merger closes. This average price may vary from the closing price of HBI common stock on the date that the merger was announced, on the date that this proxy statement/prospectus was mailed to FBBI shareholders, on the date of the special meeting of the FBBI shareholders, and on the date the merger is completed. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of HBI and FBBI. FBBI shareholders should obtain current market quotations for shares of HBI common stock before voting their shares at the FBBI special meeting.

The number of shares of HBI common stock to be issued to FBBI shareholders in connection with the merger is subject to certain collars, which could materially impact the value of the merger consideration payable to FBBI shareholders.

The Merger Agreement provides for a “fixed price” structure, which means that, based upon the HBI Average Closing Price, the number of shares of HBI common stock to be issued to FBBI shareholders in connection with the merger will be adjusted so that the Purchase Price will be $101,576,813 if the shares of HBI common stock are valued at the HBI Average Closing Price. The number of shares of HBI common stock to be issued in connection with the merger, however, are subject to a minimum and maximum amount, which is sometimes referred to as a “collar.” Under the Merger Agreement, if the calculation of the HBI Average Closing Price results in a number greater than or equal to $39.12, the HBI Average Closing Price will be deemed to be $39.12. Similarly, if the calculation of the HBI Average Closing Price results in a number less than or equal to $28.92, the HBI Average Closing Price will be deemed to be $28.92. As a result, if the volume-weighted average closing price of HBI common stock is greater than $39.12, the Purchase Price (valued using the HBI Average Closing Price) will be more than $101,576,813, and if the volume-weighted average closing price of HBI common stock is less than $28.92, the Purchase Price (valued using the HBI Average Closing Price) will be less than $101,576,813.

If the volume-weighted average closing price of HBI common stock is less than $28.92, FBBI will continue to be obligated to complete the merger, assuming that all other conditions to closing the merger are satisfied. Even though FBBI (and HBI) would have a termination right if the volume-weighted average closing price of HBI common stock is less than $24.58, FBBI may not choose to exercise such termination right. Therefore, the value of the merger consideration to be received by FBBI shareholders may be materially less than $101,576,813.

Payment of a portion of the cash consideration for the merger is contingent on the outcome of litigation currently outstanding against BCB and will not be distributed to FBBI shareholders, if at all, for up to two years after the merger.

Contingent cash consideration of $2,000,000 will be held in escrow for up to two years to reimburse HBI for potential losses in connection with two class-action lawsuits currently outstanding against BCB. This portion of the Purchase Price will only be distributed to FBBI shareholders after the losses, if any, from such litigation are determined and only to the extent the escrowed amount exceeds such losses, if any. Therefore, the per-share cash consideration you receive following the merger will be reduced by the resulting pro rata portion of the escrowed consideration. Depending on the outcome of this litigation, it is possible you may not receive any of the contingent cash consideration. Further, any contingent cash consideration available for distribution will not be paid to the FBBI shareholders for up to two years after the merger.

HBI may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on HBI’s ability to successfully combine the HBI and FBBI organizations. If HBI is not able to achieve this objective, the anticipated benefits of the merger may not be realized fully or at all or may take longer than expected to be realized.

HBI and FBBI have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of FBBI or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of FBBI could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with FBBI or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of HBI and FBBI during the pre-merger period and for an undetermined time after the completion of the merger.

The results of operations of HBI after the merger may be affected by factors different from those currently affecting the results of operations of HBI and FBBI.

The businesses of HBI and FBBI differ in certain respects and, accordingly, the results of operations of the combined company and the market price of HBI’s common stock may be affected by factors different from those currently affecting the independent results of operations of HBI and FBBI. For a discussion of the business of HBI and certain factors to be considered in connection with HBI’s business, see “Information Concerning Home BancShares” and the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.” For a discussion of the business of FBBI, see “Information Concerning FBBI.”

The Merger Agreement limits FBBI’s ability to pursue an alternative transaction and requires FBBI to pay a termination fee under certain circumstances relating to alternative acquisition proposals.

The Merger Agreement prohibits FBBI from soliciting, initiating, encouraging or knowingly facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the Merger Agreement. The Merger Agreement also provides for the payment by FBBI to HBI of a termination fee of $4,000,000 in the event that the Merger Agreement is terminated in connection with another acquisition proposal or under certain other circumstances. These provisions may discourage a potential competing acquiror that might have an interest in acquiring FBBI from considering or proposing such an acquisition. See “The Merger Agreement—Termination; Termination Fee” included elsewhere in this proxy statement/prospectus.

The fairness opinions that HBI and FBBI have obtained, have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the Merger Agreement.

The fairness opinions issued to HBI and FBBI, regarding the fairness, from a financial point of view, of the consideration to be paid in connection with the merger, speak only as of their date of delivery. Changes in the operations and prospects of HBI or FBBI, general market and economic conditions and other factors which may be beyond the control of HBI and FBBI, and on which each of the fairness opinions was based, may have altered the value of HBI or FBBI or the market prices of shares of HBI or FBBI as of the date of this proxy statement/prospectus, or may alter such values and market prices by the time the merger is completed. The financial advisors do not have any obligation to update, revise or reaffirm their respective opinions to reflect subsequent developments, and have not done so. Because HBI and FBBI do not currently anticipate asking their financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. FBBI’s board of directors’ recommendation that FBBI shareholders vote “FOR” approval of the Merger Agreement is, however, made as of the date of this proxy statement/prospectus. For a description of the opinions that HBI and FBBI received from their financial advisors, see “Opinion of HBI’s Financial Advisor” and “Opinion of FBBI’s Financial Advisor” included elsewhere in this proxy statement/prospectus.

The merger is subject to the receipt of consents and approvals from governmental entities that may impose conditions that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals and consents must be obtained from the Federal Reserve Board, the Arkansas State Bank Department, the Florida Office of Financial Regulation and various other securities, antitrust, and regulatory authorities. These governmental entities may impose conditions on the granting of such approvals and consents. Although HBI and FBBI do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. In addition, each of HBI and FBBI has agreed to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger. Such actions may entail costs and may adversely affect HBI, FBBI, or the combined company following the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may adversely affect FBBI.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of the FBBI shareholders. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, HBI and FBBI may terminate the Merger Agreement under certain circumstances even if the Merger Agreement is approved by FBBI shareholders. If HBI and FBBI do not complete the merger, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed and FBBI’s board of directors seeks another merger or business combination, FBBI shareholders cannot be certain that FBBI will be able to find a party willing to offer equivalent or more attractive consideration than the consideration HBI has agreed to provide in the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of FBBI. For more information on closing conditions to the Merger Agreement, see “The Merger Agreement—Conditions to the Merger” included elsewhere in this proxy statement/prospectus.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although HBI and FBBI have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. As a result of these expenses, both HBI and FBBI expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Shares of HBI common stock to be received by FBBI shareholders as a result of the merger will have rights different from the shares of FBBI common stock.

Upon completion of the merger, the rights of former FBBI shareholders who receive HBI common stock in the merger and thereby become HBI shareholders will be governed by the articles of incorporation and bylaws of HBI and by Arkansas law. The rights associated with FBBI common stock are different from the rights associated with HBI common stock. See “Comparison of Rights of Holders of HBI and FBBI Common Stock” beginning on page 76 for a discussion of the different rights associated with HBI common stock.

You may not receive the type or mix of merger consideration that you elect.

Upon completion of the merger, FBBI shareholders will have the option to elect to receive their merger consideration in all cash, all shares of HBI common stock, or a combination thereof. This election right will be subject to two important limitations. First, any contingent consideration will be paid in cash, and second, elections will be adjusted so that the value of the aggregate merger consideration is comprised of 20% cash and 80% HBI common stock, assuming the HBI common stock is valued at the HBI Average Closing Price and that the volume-weighted average closing price of HBI common stock for the 20 trading days prior to closing is not less than $28.92 nor more than $39.12.

As a result, you may not receive the type or mix of merger consideration that you elect. If you do not receive the type or mix of merger consideration that you elect, the tax consequences of the merger on you may be different from the consequences that you had planned. In addition, because the value of HBI common stock fluctuates, a change in the mix of merger consideration that you receive could affect the value of the merger consideration that you receive.

Certain FBBI directors and officers may have interests in the merger different from the interests of FBBI shareholders.

In considering the recommendations of the board of directors of FBBI, FBBI shareholders should be aware that certain directors and officers of FBBI have interests in the merger that may differ from, or may be in addition to, the interests of FBBI shareholders generally. The board of directors of FBBI was aware of these interests and considered them, among other matters, when it adopted the Merger Agreement and in making its recommendations that the FBBI shareholders approve the Merger Proposal. These interests include:

•	Certain FBBI directors and officers may receive cash payments in connection with the termination of their stock options;

•	Certain FBBI officers are parties to employment agreements that provide severance and other benefits upon or following a change in control of FBBI in connection with a qualifying termination of employment;

•	FBBI directors and officers are entitled to indemnification and insurance coverage under the Merger Agreement; and

•	Certain FBBI officers will be offered continued employment with Centennial Bank at salaries agreed upon by the officer and Centennial Bank.

For a more complete description of the interests of FBBI directors and officers in the merger, see “The Merger—Interests of FBBI’s Directors and Officers in the Merger.”

Risk Factors Relating to HBI and HBI’s Business.

HBI’s decisions regarding credit risk could be inaccurate and its allowance for loan losses may be inadequate, which would materially and adversely affect HBI.

HBI’s management makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of its secured loans. HBI endeavors to maintain an allowance for loan losses that it considers adequate to absorb future losses that may occur in its loan portfolio. In determining the size of the allowance, HBI analyzes its loan portfolio based on its historical loss experience, volume and classification of loans, volume and trends in delinquencies and non-accruals, national and local economic conditions, and other pertinent information. During the first three months of 2015, the allowance for loan losses for non-covered loans increased by 0.5%. As of March 31, 2015, HBI’s allowance for loan losses for non-covered loans was approximately $52.7 million, or 1.07% of its total loans receivable not covered by loss share.

If HBI’s assumptions are incorrect, its current allowance may be insufficient to absorb future loan losses, and increased loan loss reserves may be needed to respond to different economic conditions or adverse developments in its loan portfolio. When there is an economic downturn, it is more difficult for HBI to estimate the losses that it will experience in its loan portfolio. In addition, federal and state regulators periodically review its allowance for loan losses and may require HBI to increase its allowance for loan losses or recognize further loan charge-offs based on judgments different than those of its management. Any increase in its allowance for loan losses or loan charge-offs could have a negative effect on HBI’s operating results.

HBI’s high concentration of real estate loans exposes it to increased lending risk.

As of March 31, 2015, the primary composition of HBI’s total loan portfolio was as follows:

•	commercial real estate loans (excludes construction/land development) of $2.18 billion, or 42.8% of total loans;

•	construction/land development loans of $759.1 million, or 14.9% of total loans;

•	commercial and industrial loans of $647.3 million, or 12.7% of total loans;

•	residential real estate loans of $1.33 billion, or 26.1% of total loans; and

•	consumer loans of $51.9 million, or 1.0% of total loans.

Commercial real estate, construction/land development and commercial and industrial loans, which comprised 70.4% of HBI’s total loan portfolio as of March 31, 2015, expose it to a greater risk of loss than HBI’s residential real estate and consumer loans, which comprised 27.1% of its total loan portfolio as of March 31, 2015. Commercial real estate and land development loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential loans. Consequently, an adverse development with respect to one commercial loan or one credit relationship exposes HBI to a significantly greater risk of loss compared to an adverse development with respect to one residential mortgage loan.

Approximately 87.4% of HBI’s loans as of March 31, 2015, are to borrowers in Alabama, Arkansas and Florida, the three states in which HBI has its primary market areas. An adverse development with respect to the market conditions of these specific market areas could expose HBI to a greater risk of loss than a portfolio that is spread among a larger geographic base.

HBI’s concentration in commercial real estate loans exposes it to greater risk associated with those types of loans. The repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flows from the project are reduced, a borrower’s ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, HBI may be compelled to modify the terms of the loan, or in the most extreme cases, it may have to foreclose. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may, to a greater extent than residential loans, be subject to adverse conditions in the real estate market or economy.

HBI has 83.8% of its loans as real estate loans primarily in Arkansas, Florida and South Alabama, and this poses a concentration risk, especially if the Florida area does not continue to improve or once again deteriorates resulting in depressed sales prices and low sales, combined with increased delinquencies and foreclosures on residential and commercial real estate loans.

Depressed local economic and housing markets have led to loan losses and reduced earnings in the past and could lead to additional loan losses and reduced earnings.

During the latter years of the last decade the Florida markets experienced a dramatic reduction in housing and real estate values, coupled with significantly higher unemployment. These conditions contributed to increased non-performing loans and reduced asset quality during this time period. While market conditions in the Florida markets improved in recent years leading to resulting improvements in HBI’s non-performing loans and asset quality, any similar future economic downturn or deterioration in real estate values could cause HBI to incur additional losses relating to increased non-performing loans. HBI does not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting its income, and its loan administration costs. When HBI takes collateral in foreclosures and similar proceedings, it is required to mark the related loan to the then-fair market value of the collateral, which may result in a loss. These loans and other real estate owned also increase its risk profile and the capital HBI’s regulators believe is appropriate in light of such risks. In addition, the resolution of non-performing assets requires significant commitments of time from management and HBI’s directors, which can be detrimental to the performance of their other responsibilities. These effects, individually or in the aggregate, could have an adverse effect on HBI’s financial condition and results of operations.

Additionally, HBI’s success significantly depends upon the growth in population, income levels, deposits and housing starts in its markets. If the communities in which HBI operates do not grow or if prevailing economic conditions deteriorate locally or nationally, HBI’s business may be adversely affected. HBI is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, HBI cannot give any assurance it will benefit from any market growth or favorable economic conditions in its primary market areas if they do occur.

If the value of real estate in the Florida markets were to once again deteriorate, a significant portion of HBI’s loans in the Florida market that were not acquired from the FDIC could become under-collateralized, which could have a material adverse effect on HBI.

As of March 31, 2015, non-covered loans in the Florida market totaled $1.40 billion, or 28.3% of HBI’s non-covered loans receivable. Of the Florida loans for which HBI does not have loss sharing, approximately 24.9% were secured by real estate. In the prior years, the difficult local economic conditions have adversely affected the values of HBI’s real estate collateral in Florida and it could do so again if the markets were to once again deteriorate in the future. The real estate collateral in each case provides an alternate source of repayment on HBI’s loans in the event of default by the borrower but may deteriorate in value during the time credit is extended. If HBI is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, HBI’s earnings and capital could be adversely affected.

Because HBI has a concentration of exposure to a number of individual borrowers, a significant loss on any of those loans could materially and adversely affect HBI.

HBI has a concentration of exposure to a number of individual borrowers. Under applicable law, Centennial Bank is generally permitted to make loans to one borrowing relationship up to 20% of its Tier 1 capital plus the allowance for loan losses. As of March 31, 2015, the legal lending limit of Centennial Bank for secured loans was approximately $144.5 million. Currently, HBI’s board of directors has established an in-house lending limit of $20.0 million to any one borrowing relationship without obtaining the approval of both HBI’s Chairman John W. Allison and HBI’s director Richard H. Ashley. Currently, HBI has a total of $1.24 billion committed to the aggregate group of borrowers whose total debt exceeds HBI’s established in-house lending limit of $20.0 million.

HBI’s cost of funds may increase as a result of general economic conditions, interest rates and competitive pressures.

HBI’s cost of funds may increase as a result of general economic conditions, interest rates and competitive pressures. HBI has traditionally obtained funds principally through local deposits, and HBI has a base of lower cost transaction deposits. Generally, HBI believes local deposits are a more stable source of funds than other borrowings because interest rates paid for local deposits are typically lower than interest rates charged for borrowings from other institutional lenders. In addition, local deposits reflect a mix of transaction and time deposits, whereas brokered deposits typically are less stable time deposits, which may need to be replaced with higher cost funds. HBI’s costs of funds and its profitability and liquidity are likely to be adversely affected, if and to the extent HBI has to rely upon higher cost borrowings from other institutional lenders or brokers to fund loan demand or liquidity needs, and changes in HBI’s deposit mix and growth could adversely affect its profitability and the ability to expand its loan portfolio.

The loss of key officers may materially and adversely affect HBI.

HBI’s success depends significantly on the Chairman, John W. Allison, and HBI’s executive officers, especially C. Randall Sims, Randy E. Mayor, Brian S. Davis and Kevin D. Hester, plus Centennial Bank’s Chief Executive Officer and President, Tracy French, and its regional bank presidents, Robert F. Birch, Russell D. Carter, III and Jim F. Haynes, Jr. Centennial Bank, in particular, relies heavily on its management team’s relationships in its local communities to generate business. Because HBI does not have employment agreements or non-compete agreements with its executive officers and regional bank presidents, these employees are free to resign at any time and accept an employment offer from another company, including a competitor. The loss of services from a member of HBI’s current management team may materially and adversely affect its business, financial condition, results of operations and future prospects.

HBI’s growth and expansion strategy may not be successful and its market value and profitability may suffer.

Growth through the acquisition of banks, including FDIC-assisted transactions, and de novo branching represent important components of its business strategy. Any future acquisitions that HBI might make will be accompanied by the risks commonly encountered in acquisitions. These risks include, among other things:

•	credit risk associated with the acquired bank’s loans and investments;

•	difficulty of integrating operations and personnel; and

•	potential disruption of its ongoing business.

HBI expects that competition for suitable acquisition candidates may be significant. HBI may compete with other banks or financial service companies with similar acquisition strategies, many of which are larger and have greater financial and other resources. HBI cannot assure you that it will be able to successfully identify and acquire suitable acquisition targets on acceptable terms and conditions.

In the current economic environment, HBI may continue to have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions. These acquisitions involve risks similar to acquiring existing banks even though the FDIC might provide assistance to mitigate certain risks such as sharing in exposure to loan losses and providing indemnification against certain liabilities of the failed institution. However, because these acquisitions are structured in a manner that would not allow HBI the time normally associated with preparing for integration of an acquired institution, HBI may face additional risks in FDIC-assisted transactions. These risks include, among other things, the loss of customers, strain on management resources related to collection and management of problem loans and problems related to integration of personnel and operating systems.

In addition to the acquisition of existing financial institutions, as opportunities arise, HBI plans to have some de novo branching. De novo branching and any acquisition carry with them numerous risks, including the following:

•	the inability to obtain all required regulatory approvals;

•	significant costs and anticipated operating losses associated with establishing a de novo branch or a new bank;

•	the inability to secure the services of qualified senior management;

•	the local market may not accept the services of a new bank owned and managed by a bank holding company headquartered outside of the market area of the new bank;

•	economic downturns in the new market;

•	the inability to obtain attractive locations within a new market at a reasonable cost; and

•	the additional strain on management resources and internal systems and controls.

HBI cannot assure that it will be successful in overcoming these risks or any other problems encountered in connection with acquisitions (including FDIC-assisted transactions) and de novo branching. HBI’s inability to overcome these risks could have an adverse effect on its ability to achieve its business strategy and maintain its market value and profitability.

HBI’s loss-sharing agreements with the FDIC limit its ability to enter into certain change of control transactions, including the sale of significant amounts of its common stock by HBI or its shareholders, without the consent of the FDIC.

The loss-sharing agreements that HBI entered into with the FDIC in connection with its FDIC-assisted acquisitions require the consent of the FDIC in connection with certain change of control transactions, including the sale by HBI or by any individual shareholder, or group of shareholders acting in concert, of shares of its common stock totaling more than 9% of its outstanding common stock. This requirement could restrict or delay HBI’s ability to raise additional capital to fund acquisition or growth opportunities or for other purposes, or to pursue a merger or consolidation transaction that management may believe is in the best interest of its shareholders. This could also restrict or delay the ability of HBI’s shareholders to sell a substantial amount of its shares. In addition, if such a transaction were to occur without the FDIC’s consent, HBI could lose the benefit of the loss-share coverage provided by these agreements for certain covered assets.

There may be undiscovered risks or losses associated with HBI’s bank acquisitions which would have a negative impact upon its future income.

HBI’s growth strategy includes strategic acquisitions of banks. HBI has acquired 18 banks since it started its first subsidiary bank in 1999, including six in 2010, three in 2012, one in 2013, two in 2014 and one in 2015 and will continue to consider strategic acquisitions, with a primary focus on Arkansas, Florida, South Alabama and other nearby markets. In most cases, HBI’s acquisition of a bank includes the acquisition of all of the target bank’s assets and liabilities, including its loan portfolio. There may be instances when HBI, under its normal operating procedures, may find after the acquisition that there may be additional losses or undisclosed liabilities with respect to the assets and liabilities of the target bank, and, with respect to its loan portfolio, that the ability of a borrower to repay a loan may have become impaired, the quality of the value of the collateral securing a loan may fall below HBI’s standards, or the allowance for loan losses may not be adequate. One or more of these factors might cause HBI to have additional losses or liabilities, additional loan charge-offs, or increases in allowances for loan losses, which would have a negative impact upon HBI’s financial condition and results of operations.

Changes in national and local economic conditions could lead to higher loan charge-offs in connection with HBI’s acquisitions.

In connection with HBI’s acquisitions since 2010, it has acquired a significant portfolio of loans. Although HBI marked down the loan portfolios it has acquired, there is no assurance that the non-impaired loans acquired by HBI will not become impaired or that the impaired loans will not suffer further deterioration in value resulting in additional charge-offs to the acquired loan portfolio. Fluctuations in national, regional and local economic conditions, including those related to local residential and commercial real estate and construction markets, may increase the level of charge-offs HBI makes to its loan portfolio, and, may consequently, reduce its net income. Such fluctuations may also increase the level of charge-offs on the loan portfolios HBI has acquired in the acquisitions and correspondingly reduce HBI’s net income. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on HBI’s operations and financial condition even if other favorable events occur.

Although in connection with the 2010 FDIC-assisted acquisitions HBI entered into loss sharing agreements with the FDIC, which provide a significant portion of losses related to specified loan portfolios HBI acquired will be indemnified by the FDIC, HBI is not protected from all losses resulting from charge-offs with respect to those specified loan portfolios. Additionally, the loss sharing agreements have limited terms, which begin to expire in 2015; therefore, any charge-off of related losses that HBI experiences after the term of the loss sharing agreements will not be reimbursed by the FDIC and will negatively impact HBI’s net income.

The expiration of HBI’s loss sharing agreements in connection with its 2010 FDIC-assisted acquisitions may result in write-downs to HBI’s FDIC indemnification asset to the extent expected loan losses do not occur within the loss share coverage window, which could have a material adverse effect on HBI’s financial condition.

In conjunction with HBI’s FDIC-assisted transactions, HBI entered into loss sharing agreements with the FDIC which cover realized losses on loans, foreclosed real estate and certain other assets. These agreements are recorded as assets on HBI’s consolidated balance sheet to the extent of the expected loss share indemnification. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should HBI choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss share based on the credit adjustments estimated for each loan pool and the loss share percentages.

Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Reductions to expected credit losses, to the extent such reductions to expected credit losses are the result of an improvement to the actual or expected cash flows from the covered assets, will also reduce the loss share assets. Increases in expected credit losses will require an increase to the allowance for loan losses and a corresponding increase to the loss share assets. As the loss share agreements approach the various expiration dates, there could be unexpected volatility in the indemnification asset as future expected loan losses might become projected to occur outside of the loss share coverage reimbursement window. If the loan losses projected to occur outside the loss share coverage reimbursement period are substantial, the resulting reductions in HBI’s FDIC indemnification asset could have a material adverse effect on HBI’s financial condition.

HBI’s acquisitions have caused it to modify its disclosure controls and procedures, which may not result in the material information that it is required to disclose in its SEC reports being recorded, processed, summarized, and reported timely.

HBI’s management is responsible for establishing and maintaining effective disclosure controls and procedures that are designed to cause the material information that it is required to disclose in reports that it files or submits under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be recorded, processed, summarized, and reported to the extent applicable within the time periods required by the SEC’s rules and forms. As a result of its acquisitions, HBI may be implementing changes to processes, information technology systems and other components of internal control over financial reporting as part of its integration activities. Notwithstanding any changes to its disclosure controls and procedures resulting from its evaluation of the same after the acquisition, its control systems, no matter how well designed and operated, may not result in the material information that HBI is required to disclose in its SEC reports being recorded, processed, summarized, and reported within required time periods. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within HBI has been detected.

HBI’s failure to fully comply with the loss-sharing provisions relating to its FDIC acquisitions could jeopardize the loss-share coverage afforded to certain individual or pools of assets, rendering HBI financially responsible for the full amount of any losses related to such assets.

In connection with its FDIC acquisitions in 2010, HBI entered into loss-sharing agreements with the FDIC whereby the FDIC agreed to cover 70% or 80% of the losses on certain single family residential mortgage loans and certain commercial loans (together, “covered assets”), and 30%, 80% or 95% of the losses on such covered assets in excess of thresholds stated in the loss-sharing agreements. HBI’s management of and application of the terms and conditions of the loss-sharing provisions of the Purchase and Assumption Agreements related to the covered assets is monitored by the FDIC through periodic reports that it must submit to the FDIC and on-site compliance visitations by the FDIC. If HBI fails to fully comply with its obligations under the loss-sharing provisions of the Purchase and Assumption Agreements relating to the acquisitions, HBI could lose the benefit of the loss-share coverage as it applies to certain individual or pools of covered assets. Without such loss-share coverage, HBI would be solely financially responsible for the losses sustained by such individual or pools of assets.

Competition from other financial institutions may adversely affect HBI’s profitability.

The banking business is highly competitive. HBI experiences strong competition, not only from commercial banks, savings and loan associations and credit unions, but also from mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other financial services providers operating in or near its market areas. HBI competes with these institutions both in attracting deposits and in making loans.

Many of HBI’s competitors are much larger national and regional financial institutions. HBI may face a competitive disadvantage against them as a result of its smaller size and resources and its lack of geographic diversification. Many of HBI’s competitors are not subject to the same degree of regulation that HBI is as an FDIC-insured institution, which gives them greater operating flexibility and reduces their expenses relative to HBI’s.

HBI also competes against community banks that have strong local ties. These smaller institutions are likely to cater to the same small and mid-sized businesses that HBI targets and to use a relationship-based approach similar to HBI’s. In addition, HBI’s competitors may seek to gain market share by pricing below the current market rates for loans and paying higher rates for deposits.

Additionally, in July 2013, the three year-moratorium on banks affiliated with non-financial businesses under the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank

Act”) expired. When the Dodd-Frank Act was enacted in 2010, a moratorium was imposed that prohibited the FDIC from approving deposit insurance for certain banks controlled by non-financial commercial enterprises. The expiration of the moratorium could result in an increase of traditionally non-financial enterprises entering the banking space, which could increase the number of competitors. Competitive pressures can adversely affect HBI’s results of operations and future prospects.

HBI may incur environmental liabilities with respect to properties to which it takes title.

A significant portion of HBI’s loan portfolio is secured by real property. In the course of its business, HBI may own or foreclose and take title to real estate and could become subject to environmental liabilities with respect to these properties. HBI may become responsible to a governmental agency or third parties for property damage, personal injury, investigation and clean-up costs incurred by those parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with environmental investigation or remediation activities could be substantial. If HBI were to become subject to significant environmental liabilities, it could have a material adverse effect on HBI’s results of operations and financial condition.

If HBI’s bank subsidiary’s assets exceed $10 billion in the future, its change in status under the federal bank regulatory framework will result in increased compliance costs for the bank subsidiary, which could affect HBI’s operating results.

Among other things, the Dodd-Frank Act created the Consumer Financial Protection Bureau (the “CFPB”), which has broad regulatory and enforcement powers over consumer financial products and services. Banks with total assets of more than $10 billion are subject to certain capital testing regulations which are not applicable to smaller banks and, further, the CFPB has exclusive or primary authority to examine banks with more than $10 billion for, and enforce compliance with, the federal consumer financial protection laws. As of March 31, 2015, HBI’s bank subsidiary had $7.5 billion in assets. On a pro forma basis assuming completion of the merger, HBI’s bank subsidiary would have had $8 billion in assets as of March 31, 2015. In the event that HBI’s bank subsidiary’s total assets exceed $10 billion at the end of four consecutive quarters in the future, the bank subsidiary would become subject to additional requirements and regulations and CFPB supervision, examination and enforcement. The bank subsidiary expects that it would have increased compliance costs as a result of a change of status, which could affect HBI’s operating results.

HBI continually encounters technological change, and it may have fewer resources than many of its competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, effective use of technology increases efficiency and enables financial institutions to reduce costs. HBI’s future success will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in its operations. Many of HBI’s competitors have substantially greater resources to invest in technological improvements. HBI may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its clients, which may adversely affect its results of operations and future prospects.

A failure in or breach of HBI’s operational or security systems, or those of its third party service providers, including as a result of cyber-attacks, could disrupt HBI’s business, result in unintentional disclosure or misuse of confidential or proprietary information, damage its reputation, increase its costs and cause losses.

As a financial institution, HBI’s operations rely heavily on the secure processing, storage and transmission of confidential and other information on its computer systems and networks. Any failure, interruption or breach in security or operational integrity of these systems could result in failures or disruptions in its online banking system, customer relationship management, general ledger, deposit and loan servicing and other systems. The security and integrity of its systems could be threatened by a variety of interruptions or information security breaches, including those caused by computer hacking, cyber-attacks, electronic fraudulent activity or attempted theft of financial assets. HBI cannot assure you that any such failures, interruption or security breaches will not occur, or if they do occur that they will be adequately addressed. While HBI has certain protective policies and procedures in place, the nature and sophistication of the threats continue to evolve. HBI may be required to expend significant additional resources in the future to modify and enhance its protective measures.

Additionally, HBI faces the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate its business activities, including exchanges, clearing agents, clearing houses or other financial intermediaries. Such parties could also be the source of an attack on, or breach of, HBI’s operational systems. Any failures, interruptions or security breaches in HBI’s information systems could damage its reputation, result in a loss of customer business, result in a violation of privacy or other laws, or expose HBI to civil litigation, regulatory fines or losses not covered by insurance.

HBI’s recent results do not indicate its future results and may not provide guidance to assess the risk of an investment in its common stock.

HBI is unlikely to sustain its historical rate of growth, and may not even be able to expand its business at all. Further, HBI’s recent growth may distort some of its historical financial ratios and statistics. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit HBI’s ability to expand its market presence. If HBI is not able to successfully grow its business, HBI’s financial condition and results of operations could be adversely affected.

HBI may not be able to raise the additional capital it needs to grow and, as a result, its ability to expand its operations could be materially impaired.

Federal and state regulatory authorities require HBI and its bank subsidiary to maintain adequate levels of capital to support its operations. While HBI believes that its existing capital (which well exceeds the federal and state capital requirements) will be sufficient to support its current operations, anticipated expansion and potential acquisitions, factors such as faster than anticipated growth, reduced earnings levels, operating losses, changes in economic conditions, revisions in regulatory requirements, or additional acquisition opportunities may lead HBI to seek additional capital.

HBI’s ability to raise additional capital, if needed, will depend on its financial performance and on conditions in the capital markets at that time, which are outside its control. If HBI needs additional capital but cannot raise it on terms acceptable to it, HBI’s ability to expand its operations could be materially impaired.

HBI’s directors and executive officers own a significant portion of its common stock and can exert significant influence over business and corporate affairs.

HBI’s directors and executive officers, as a group, beneficially owned 16.0% of its common stock as of December 31, 2014. Consequently, if they vote their shares in concert, they can significantly influence the outcome of all matters submitted to HBI’s shareholders for approval, including the election of directors. The interests of its officers and directors may conflict with the interests of other holders of HBI’s common stock, and they may take actions affecting HBI with which you disagree.

Hurricanes or other adverse weather events could negatively affect HBI’s local economies or disrupt its operations, which would have an adverse effect on it.

Like other coastal areas, HBI’s markets in Alabama and Florida are susceptible to hurricanes and tropical storms. Such weather events can disrupt HBI’s operations, result in damage to its properties and negatively affect the local economies in which it operates. HBI cannot predict whether or to what extent damage that may be caused by future hurricanes or other weather events will affect its operations or the economies in its market areas, but such weather events could result in a decline in loan originations, a decline in the value or destruction of properties securing its loans and an increase in the delinquencies, foreclosures and loan losses. HBI’s business or results of operations may be adversely affected by these and other negative effects of hurricanes or other significant weather events.

Risk Factors Related to Owning HBI’s Stock

The holders of HBI’s subordinated debentures have rights that are senior to those of HBI’s shareholders. If HBI defers payments of interest on its outstanding subordinated debentures or if certain defaults relating to those debentures occur, HBI will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, its common stock.

As of March 31, 2015, HBI had $60.8 million of subordinated debentures issued in connection with trust preferred securities. Payments of the principal and interest on the trust preferred securities are unconditionally guaranteed by HBI. The subordinated debentures are senior to HBI’s shares of common stock. As a result, HBI must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock and, in the event of bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of HBI’s common stock. HBI has the right to defer distributions on the subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of its capital stock. If HBI elects to defer or if HBI defaults with respect to its obligations to make payments on these subordinated debentures, this would likely have a material adverse effect on the market value of its common stock. Moreover, without notice to or consent from the holders of its common stock, HBI may enter into other financing agreements that limit its ability to purchase or to pay dividends or distributions on its capital stock, including its common stock.

HBI may be unable to, or choose not to, pay dividends on its common stock.

Although HBI has paid a quarterly dividend on its common stock since the second quarter of 2003 and intends to continue this practice, HBI cannot assure you of its ability to continue. HBI’s ability to pay dividends is subject to the following factors, among others:

•	HBI may not have sufficient earnings since its primary source of income, the payment of dividends to it by Centennial Bank, is subject to federal and state laws that limit the ability of that bank to pay dividends.

•	Federal Reserve Board policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition.

•	Before dividends may be paid on HBI’s common stock in any year, payments must be made on its subordinated debentures.

•	HBI’s board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of its operations, is a better strategy.

If HBI fails to pay dividends, capital appreciation, if any, of its common stock may be the sole opportunity for gains on an investment in its common stock. In addition, in the event Centennial Bank becomes unable, due to regulatory restrictions, capital planning needs, or otherwise, to pay dividends to it, HBI may not be able to service its debt, pay its other obligations or pay dividends on its common stock. Accordingly, HBI’s inability to receive dividends from its bank subsidiary could also have a material adverse effect on its business, financial condition and results of operations and the value of your investment in HBI’s common stock.

HBI’s stock trading volume may not provide adequate liquidity for investors.

Although shares of HBI’s common stock are listed for trading on The NASDAQ Global Select Market, the average daily trading volume in the common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which HBI has no control. Given the daily average trading volume of HBI’s common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of its common stock.

SELECTED CONSOLIDATED FINANCIAL DATA OF FBBI

The following table presents selected consolidated financial information and other financial data for FBBI. The data for the three months ended March 31, 2015 are derived from unaudited financial data of FBBI, and for the years 2014 and 2013 are derived from audited consolidated financial statements of FBBI, except earnings per share data. Operating results for prior periods are not necessarily indicative of the results that might be expected for 2015 or any future period.

	As of or for the Three Months Ended March 31,	As of or for the Years Ended December 31,
	2015	2014	2013
	(Unaudited)
	(Amounts in thousands, except per share data)
Income statement data:
Interest income	$5,611	$23,353	$20,726
Interest expense	642	2,861	3,038

Net interest income before provision for loan losses	4,969	20,492	17,688
Provision for loan losses	250	542	314

Net interest income after provision	4,719	19,950	17,374
Non-interest income	794	3,292	5,129
Non-interest expense	3,661	17,086	17,466

Income before income taxes	1,852	6,156	5,037
Provision for income taxes	603	1,927	1,366

Net income	$1,249	$4,229	$3,671

Share and per share data:
Basic earnings per common share	$0.16	$0.55	$0.47
Diluted earnings per share	0.16	0.54	0.46
Cash dividends declared on preferred stock	38	153	194
Common book value per share at end of period	7.39	7.30	6.78
Common shares outstanding at end of period	7,814	7,407	7,393

Balance sheet data:
Total assets	$541,049	$519,539	$530,263
Cash and cash equivalents	59,404	34,524	54,778
Investment securities	67,088	68,144	83,482
Total loans	391,653	391,233	359,782
Allowance for loan losses	4,812	4,569	4,040
Loans, net	386,841	386,664	355,742
Deposits	457,505	423,855	437,961
Stockholders’ equity	73,131	69,428	65,470

Asset quality:
Non-performing loans(1)	$9,582	$9,876	$15,137
Allowance for loan losses to total loans	1.23%	1.17%	1.12%
Allowance for loan losses to non-performing loans	50.22	46.28	26.49
Total non-performing loans to total loans	2.45	2.52	4.21
Total non-performing loans to total assets	1.77	1.90	2.85
Total non-performing loans and real estate foreclosed assets to total assets	1.82	1.94	3.17

(1)	Excludes $3.479 million and $7.782 million of Federal Financial Education Loans guaranteed by the US Government that were 90 days or more past due and still accruing as of December 31, 2014 and December 31, 2013, respectively.

SELECTED CONSOLIDATED FINANCIAL DATA OF HBI

Set forth below are highlights from HBI’s consolidated financial data as of and for the three months ended March 31, 2015 and 2014 and for the years ended December 31, 2010 through December 31, 2014. The results of operations for the three months ended March 31, 2015 and 2014 are not necessarily indicative of the results of operations for a full year or any other interim period. HBI management prepared the unaudited information on the same basis as it prepared HBI’s audited consolidated financial statements. In the opinion of HBI management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with HBI’s consolidated financial statements and related notes included in HBI’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2015, each of which is incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

	As of or for the Three Months Ended March 31,		As of or for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Amounts in thousands, except per share data)
Income statement data:
Total interest income	$83,881	$81,840	$335,888	$217,126	$177,135	$171,806	$151,122
Total interest expense	4,810	4,840	18,870	14,531	21,535	30,551	34,708

Net interest income	79,071	77,000	317,018	202,595	155,600	141,255	116,414
Provision for loan losses	3,787	6,938	22,664	5,180	2,750	3,500	72,850

Net interest income after provision for loan losses	75,284	70,062	294,354	197,415	152,850	137,755	43,564
Non-interest income	14,670	12,181	44,762	40,365	47,969	41,309	65,049
Non-interest expense	40,713	39,357	161,943	133,307	102,368	94,722	85,001

Income before income taxes	49,241	42,886	177,173	104,473	98,451	84,342	23,612
Income tax expense	18,122	15,549	64,110	37,953	35,429	29,601	6,021

Net income	31,119	27,337	113,063	66,520	63,022	54,741	17,591
Preferred stock dividends and accretion of discount on preferred stock	—	—	—	—	—	1,828	2,680

Net income available to common stockholders	$31,119	$27,337	$113,063	$66,520	$63,022	$52,913	$14,911

Common share and per common share data(a):
Basic earnings per common share	$0.46	$0.42	$1.71	$1.15	$1.12	$0.93	$0.26
Diluted earnings per common share	0.46	0.42	1.70	1.14	1.11	0.92	0.26
Diluted earnings per common share excluding intangible amortization(1)	0.47	0.43	1.75	1.18	1.14	0.95	0.29
Book value per common share	15.38	13.34	15.03	12.92	9.17	8.38	7.51
Tangible book value per common share(2)(5)	10.30	8.38	9.90	7.94	7.43	7.18	6.26
Dividends—common	0.1250	0.0750	0.3500	0.2900	0.2900	0.1340	0.1083
Average common shares outstanding	67,589	65,123	65,951	57,908	56,274	56,832	56,722
Average diluted shares outstanding	67,923	65,511	66,331	58,252	56,630	57,224	57,200
Performance ratios:
Return on average assets	1.67%	1.64%	1.63%	1.43%	1.58%	1.50%	0.55%
Return on average assets excluding intangible amortization(6)	1.79	1.77	1.75	1.52	1.66	1.57	0.61
Return on average common equity	12.33	13.00	12.34	11.27	12.75	11.77	3.41
Return on average tangible common equity excluding intangible amortization(2)(7)	18.99	21.48	19.80	15.26	15.87	14.39	4.40
Net interest margin(10)	4.94	5.48	5.37	5.19	4.70	4.69	4.27
Efficiency ratio(3)	41.41	42.07	42.67	52.44	47.88	49.13	44.41

	As of or for the Three Months Ended March 31,		As of or for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Amounts in thousands, except per share data)

Asset quality:
Non-performing non-covered assets to total non-covered assets	0.75%	1.03%	0.79%	1.07%	1.30%	1.53%	2.08%
Non-performing non-covered loans to total non-covered loans	0.76	1.03	0.82	0.91	1.17	1.56	2.62
Allowance for loan losses for non-covered loans to non-performing non-covered loans	140.56	103.15	132.63	101.95	165.62	189.64	107.77
Allowance for loans losses for non-covered loans to total non-covered loans(9)	1.07	1.07	1.09	0.93	1.94	2.96	2.83
Net charge-offs on loans not covered by loss share to average non-covered loans	0.22	0.19	0.19	0.39	0.40	0.26	3.19

Balance sheet data:
Total assets	$7,513,974	$6,780,776	$7,403,272	$6,811,861	$4,242,130	$3,604,117	$3,762,646
Investment securities—available-for-sale	1,069,745	1,175,827	1,067,287	1,175,484	726,223	671,221	469,864
Investment securities—held-to-maturity	344,518	132,363	356,790	114,621	—	—	—
Loans receivable not covered by loss share	4,929,989	4,126,564	4,817,314	4,194,437	2,331,199	1,760,086	1,892,374
Loans receivable covered by FDIC loss share	169,460	270,641	240,188	282,516	384,884	481,739	575,776
Allowance for loan losses	56,526	48,991	55,011	43,815	50,632	52,129	53,348
Intangible assets	343,644	322,867	346,348	324,034	97,742	68,283	71,110
Non-interest-bearing deposits	1,328,689	1,057,148	1,203,306	991,161	666,414	464,581	392,622
Total deposits	5,902,225	5,338,510	5,423,971	5,393,046	3,483,452	2,858,031	2,961,798
Subordinated debentures (trust preferred securities)	60,826	60,826	60,826	60,826	28,867	44,331	44,331
Stockholders’ equity	1,039,563	868,868	1,015,292	840,955	515,473	474,066	476,925

Capital ratios:
Common equity to assets	13.84%	12.81%	13.71%	12.35%	12.15%	13.15%	11.36%
Tangible common equity to tangible assets(2)(8)	9.71	8.45	9.48	7.97	10.08	11.48	9.65
Tier 1 leverage ratio(4)	10.51	9.08	10.31	9.38	10.95	12.48	12.15
Tier 1 risk-based capital ratio	12.32	11.67	12.55	10.88	13.94	17.04	16.69
Total risk-based capital ratio	13.24	12.65	13.51	11.75	15.20	18.30	17.95
Dividend payout—common	27.14	17.87	20.49	25.51	25.89	13.90	35.01

Selected Consolidated Financial Data—Continued

(a)	All share and per share amounts have been restated to reflect the effect of the 2-for-1 stock split during June 2013.
(1)	Diluted earnings per share excluding intangible amortization reflect diluted earnings per share plus per share intangible amortization expense, net of the corresponding tax effect. See the incorporated by reference Form 10-Q for March 31, 2015 and Form 10-K for December 31, 2014 in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”—Table 26 and Table 32, respectively, for the non-GAAP tabular reconciliation.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition-related intangible assets and the corresponding amortization expense on a tax-effected basis.
(3)	The efficiency ratio is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income.
(4)	Leverage ratio is Tier 1 capital to quarterly average total assets less intangible assets and gross unrealized gains/losses on available-for-sale investment securities.
(5)	See the incorporated by reference Form 10-Q for March 31, 2015 and Form 10-K for December 31, 2014 in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”—Table 27 and Table 33, respectively, for the non-GAAP tabular reconciliation.
(6)	See the incorporated by reference Form 10-Q for March 31, 2015 and Form 10-K for December 31, 2014 in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”—Table 28 and Table 34, respectively, for the non-GAAP tabular reconciliation.
(7)	See the incorporated by reference Form 10-Q for March 31, 2015 and Form 10-K for December 31, 2014 in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”—Table 29 and Table 35, respectively, for the non-GAAP tabular reconciliation.
(8)	See the incorporated by reference Form 10-Q for March 31, 2015 and Form 10-K for December 31, 2014 in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”—Table 30 and Table 36, respectively, for the non-GAAP tabular reconciliation.
(9)	See the incorporated by reference Form 10-Q for March 31, 2015 and Form 10-K for December 31, 2014 in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”—Table 25 and Table 31, respectively, for the non-GAAP tabular reconciliation.
(10)	Fully taxable equivalent (assuming an income tax rate of 39.225%).

MARKET PRICE AND DIVIDEND INFORMATION

HBI’s common stock is currently listed on The NASDAQ Global Select Market under the symbol “HOMB.” FBBI’s common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of FBBI common stock. The following table sets forth, for all the periods indicated, cash dividends declared, and the high and low closing bid prices for HBI’s common stock, as adjusted to reflect the 2-for-1 forward split of HBI’s common stock on June 12, 2013.

	Price per Common Share		Quarterly Dividends per Common Share
	High	Low
2013
1st Quarter	$18.84	$16.71	$0.065
2nd Quarter	26.32	18.62	0.075
3rd Quarter	31.00	25.42	0.075
4th Quarter	38.79	28.72	0.075

2014
1st Quarter	$36.42	$29.29	$0.075
2nd Quarter	35.57	28.70	0.075
3rd Quarter	33.78	29.20	0.100
4th Quarter	32.79	28.11	0.100

2015
1st Quarter	$34.65	$28.66	$0.125
2nd Quarter	37.35	32.51	0.125

FBBI has not paid any dividends on the shares of its common stock. The only dividends paid by FBBI were on the shares of preferred stock issued by FBBI to the United States Treasury pursuant to the Treasury’s Small Business Lending Fund Program.

As of June 30, 2015, there were 67,737,390 shares of HBI common stock issued and outstanding, which were held by approximately 1,000 shareholders of record. As of the record date for the FBBI special meeting, there were [●] shares of FBBI common stock outstanding, which were held by approximately [●] shareholders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

On June 16, 2015, the business day immediately preceding the public announcement of the merger, the closing price of HBI’s common stock as reported on The NASDAQ Global Select Market was $36.44 per share. On [●], 2015, the last practicable trading day before the distribution of this proxy statement/prospectus, the closing price of HBI’s common stock as reported on The NASDAQ Global Select Market was $[●] per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements relate to future events or future financial performance and include statements about the competitiveness of the banking industry, potential regulatory obligations, and HBI’s and FBBI’s other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions, and on the information available at the time that these disclosures were prepared. These forward-looking statements may not be realized due to a variety of factors, including, but not limited to, the following:

•	the merger may not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received on a timely basis or at all;

•	HBI’s stock price could change before closing of the merger due to, among other things, broader stock market movements and the performance of financial companies and peer group companies;

•	benefits from the merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which FBBI operates;

•	FBBI’s business may not be integrated into HBI’s successfully, or such integration may take longer to accomplish than expected;

•	the anticipated growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

All written or oral forward-looking statements attributable to HBI and FBBI are expressly qualified in their entirety by this Cautionary Note. Actual results may differ significantly from those discussed in these forward-looking statements. For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in these forward-looking statements, see “Risk Factors.”

THE MERGER

The following is a discussion of the merger and the material terms of the Merger Agreement between HBI and FBBI. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary may not contain all of the information about the Merger Agreement that is important to you. Factual information about HBI and FBBI can be found elsewhere in this proxy statement/prospectus. Additional factual information about HBI can be found in the public filings HBI makes with the SEC, as described in the section entitled “Where You Can Find More Information.”

Terms of the Merger

Transaction Structure. HBI’s and FBBI’s boards of directors have each approved and adopted the Merger Agreement. The Merger Agreement provides for the acquisition of FBBI by HBI through the direct merger of FBBI with and into HBI, with HBI continuing as the surviving corporation. As soon as reasonably practicable following the merger and as part of a single integrated transaction, BCB will be merged with and into Centennial Bank, which is HBI’s wholly owned community bank subsidiary, with Centennial Bank continuing as the surviving corporation in that second-step merger.

Merger Consideration. In the merger, FBBI shareholders will have the right, with respect to each of their shares of FBBI common stock, to receive, subject to their elections, as adjusted and as described below, a combination of cash and shares of HBI common stock valued in the aggregate from $99,576,813 to $101,576,813, with 18.3932% to 20% of the total consideration to be paid in cash and 81.6068% to 80% to be paid in shares of HBI common stock. Under the terms of the Merger Agreement, the total merger consideration (the “Purchase Price”) will be $101,576,813, subject to a $2,000,000 escrow of contingent consideration. The amount of the Purchase Price described in the previous sentence is based upon the HBI common stock to be issued in the merger being valued at the HBI Average Closing Price and assuming that the HBI Average Closing Price is not less than $28.92 nor greater than $39.12. If calculation of the HBI Average Closing Price results in an amount less than $28.92 or more than $39.12, the amount of the Purchase Price would change. The contingent consideration payable in the merger is to be paid, if at all, to FBBI shareholders after two years to the extent that the escrowed funds are not used to reimburse HBI for losses and expenses associated with certain litigation pending against BCB or at such earlier time that such litigation is resolved.

The total consideration payable to FBBI shareholders will consist of (i) $18,315,363 in cash payable at closing, (ii) $2,000,000 of contingent consideration payable in the future upon certain conditions and (iii) shares of HBI common stock with a total value of $81,261,450, based upon the HBI Average Closing Price and subject to the collars described above. Assuming 7,813,601 shares of FBBI common stock are outstanding immediately before the merger, FBBI shareholders will receive in exchange for each share of FBBI common stock consideration valued at approximately $12.7440 (if contingent consideration is not paid to FBBI shareholders) to $13.00 (if all contingent consideration is paid to FBBI shareholders) (the “Merger Consideration”), consisting of (i) approximately $2.34 in cash payable at closing, (ii) an amount of up to approximately $0.26 in cash payable in the future upon certain conditions, and (iii) shares of HBI common stock valued at approximately $10.40 per share based upon the HBI Average Closing Price and subject to certain collars. FBBI shareholders will have the option to elect a different mix of consideration, subject to certain limitations as described below.

The number of shares of HBI common stock comprising the portion of the per-share Merger Consideration to be paid in shares of HBI common stock will be determined by the volume-weighted average closing price, rounded to the nearest hundredth of a cent, of HBI common stock on The NASDAQ Global Select Market reporting system (based on “regular way” trading) for the 20 trading days immediately prior to the date the merger closes (the “HBI Average Closing Price”), provided that (i) if the calculation of the HBI Average Closing Price yields an amount greater than or equal to $39.12, the HBI Average Closing Price shall be deemed to be $39.12 and (ii) if the calculation of the HBI Average Closing Price yields an amount less than or equal to $28.92, the HBI Average Closing Price shall be deemed to be $28.92. The following table illustrates, for a range of potentially applicable HBI Average Closing Prices, the number of shares of HBI common stock that would be exchanged for each share of FBBI common stock, assuming that 7,813,601 shares or 7,956,476 shares (which is equal to the sum of 7,813,601 shares—the number of shares outstanding on the date the Merger Agreement was signed, plus 142,875 shares issuable if all FBBI stock options outstanding on the date of the Merger Agreement which have the potential to vest prior to the latest closing date permitted in the Merger Agreement are exercised) of FBBI common stock are outstanding immediately before the merger and based on a Purchase Price of $101,576,813. Exercisable stock options representing a total of 132,875, shares of FBBI common stock were outstanding as of the date the Merger Agreement was signed. Additional stock options representing a total of 10,000 shares of FBBI common stock have the potential to vest prior to the last closing date contemplated by the Agreement. The actual consideration will be based on the actual HBI Average Closing Price, which will be computed at the time of the merger; the HBI Average Closing Prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of HBI common stock.

Per-Share Stock Consideration*

If the applicable HBI Average Price is:	and 7,813,601 shares of FBBI Common Stock are outstanding	and 7,956,476 shares of FBBI Common Stock are outstanding
$28.92**	.3596	.3532
$29.00	.3586	.3522
$30.00	.3467	.3404
$31.00	.3355	.3295
$32.00	.3250	.3192
$33.00	.3152	.3095
$34.00	.3059	.3004
$35.00	.2971	.2918
$35.93**	.2895	.2843
$36.00	.2889	.2837
$37.00	.2811	.2760
$38.00	.2737	.2688
$39,00	.2667	.2619
$39.12**	.2658	.2611

*	The Per-Share Stock Consideration will be based on the actual HBI Average Closing Price, which will be computed at the time of the merger; the HBI Average Closing Prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of HBI common stock.
**	On June 17, 2015, the date the Merger Agreement was signed, the closing price of a share of HBI common stock was $35.93. The Merger Agreement provides that if the HBI Average Closing Price is equal to or greater than $39.12, then the HBI Average Closing Price will be deemed to be $39.12. Additionally, if the HBI Average Closing Price is equal to or below $28.92, then the HBI Average Closing Price will be deemed to be $28.92.

For illustrative purposes only, assuming the HBI Average Closing Price is $35.93, the Purchase Price is $101,576,813, all contingent consideration is paid, and there are 7,813,601 shares of FBBI common stock outstanding immediately before the merger, a FBBI shareholder, who does not make an Optional Election, holding 100 shares of FBBI common stock will receive $260.00 in cash for the cash portion of the merger consideration, 28 shares of HBI common stock, and $33.96 in cash in lieu of the resulting fractional share.

Based on the assumption that 2,261,660 shares of HBI common stock will be issued to FBBI shareholders (based on a Purchase Price and payment of all contingent consideration, a $35.93 HBI Average Closing Price and no cash in lieu of fractional shares paid), FBBI shareholders would own approximately 3.23% of HBI’s common stock after the merger is completed, excluding any shares of HBI common stock they may already own.

Letters of Transmittal

Promptly upon the completion of the merger, the exchange agent will send a letter of transmittal and instructions for surrendering certificates or book-entry shares in exchange for the Merger Consideration and/or any cash in lieu of fractional shares of HBI common stock (as described below) to each holder of record of certificates or book-entry shares which, immediately prior to the completion of the merger, represented shares of FBBI common stock, whose shares were converted into the right to receive the Merger Consideration.

Additional information relating to the release of the contingent consideration from the escrow to FBBI shareholders is provided as part of the discussion of the Escrow Agreement, which begins at page 68 of this proxy statement/prospectus.

Optional Election

In connection with the submission of their letters of transmittal, FBBI shareholders will be permitted to elect to receive their merger consideration in all cash, all HBI common stock, or a combination thereof. Notwithstanding any Optional Elections submitted by FBBI shareholders, any and all contingent consideration relating to the escrow will be paid in cash. In addition, the exchange agent and HBI will make adjustments to Optional Elections to the extent necessary to cause the value of the aggregate merger consideration to consist of 20% cash and 80% HBI common stock based upon the HBI Average Closing Price and assuming the volume-weighted average closing price of HBI common stock for the 20 trading days prior to the closing of the merger is not less than $28.92 nor more than $39.12.

The exchange agent will have reasonable discretion to determine whether any Optional Election has been properly or timely made and to disregard immaterial defects in the election form, and any good faith decision of the exchange agent regarding such matters will be conclusive and binding. Neither HBI nor the exchange agent will be obligated to notify any person of any defect in an election form.

Cash in Lieu of Fractional Shares

No fractional shares of HBI common stock will be issued upon the surrender of certificates or book-entry shares of FBBI common stock for exchange, and no dividend or distribution with respect to HBI common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of HBI. In lieu of the issuance of any such fractional share, HBI will pay to each former shareholder of FBBI who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the HBI Average Closing Price by (ii) the fraction of a share (after taking into account all shares of FBBI common stock held by such holder at the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) of HBI common stock which such holder would otherwise be entitled to receive.

Lost, Stolen or Destroyed Stock Certificates

If a certificate for FBBI common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Merger Agreement upon receipt of an affidavit as to that loss, theft or destruction and, if requested by the exchange agent, the posting of a bond to indemnify the exchange agent against any claim that may be made against it with respect to such certificate. If an FBBI shareholder would like to replace his, her or its stock certificate prior to the closing of the merger, please contact Computershare, transfer agent of FBBI, at (800) 962-4284.

Dividends and Distributions

Until certificates or book-entry shares representing shares of FBBI common stock are surrendered for exchange, any dividends or other distributions with a record date after the effective time of the merger with respect to HBI common stock into which such shares of FBBI common stock may have been converted will not be paid. Following surrender of any such certificates or book-entry shares, the record holder thereof will be entitled to receive, without interest, any dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of HBI common stock represented by such certificates or book-entry shares and paid prior to the surrender date, and at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of HBI common stock represented by such certificates or book-entry shares with a record date after the effective time of the merger but before the surrender date and with a payment date after the issuance of HBI common stock issuable with respect to such certificates or book-entry shares.

After the effective time of the merger, there will be no transfers on the stock transfer books of FBBI of any shares of FBBI common stock, other than to settle transfers that occurred prior to the effective time of the merger. If certificates representing such shares are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the Merger Consideration into which the shares represented by that certificate have been converted.

Appraisal Rights

Notwithstanding any other provisions of this proxy statement/prospectus, shares of FBBI common stock issued and outstanding at the effective time of the merger which are held by a holder who asserted his or her dissenters’ rights of appraisal in accordance with § 607.1321 of the Florida Statutes (“Dissenting Shares”) shall not be converted into or represent the right to receive the consideration payable thereon, and any such holder shall be entitled only to such rights of appraisal as are granted by § 607.1301 to § 607.1333 of the Florida Statutes (“Dissenter Provisions”), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal; provided, however, that no payment in connection with Dissenting Shares shall be made to any Dissenting Shareholder unless and until such Dissenting Shareholder has complied with the applicable provisions of the Dissenter Provisions and surrendered to HBI the certificate or certificates representing the Dissenting Shares for which payment is being demanded; however, if you hold your shares in “street name” and do not have a stock certificate, return of your certificate will not be required. If after the effective time of the merger any such Dissenting Shareholder fails to perfect or effectively withdraws or loses his or her right to appraisal, such shares of common stock shall be treated as if they had been converted at the effective time of the merger into the right to receive the consideration payable thereon. FBBI shall give HBI prompt notice upon receipt by FBBI of any written objection to the merger and such written demands for payment for shares of common stock under the Dissenter Provisions, and the withdrawals of such demands, and any other instruments provided to FBBI pursuant to the Dissenter Provisions (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Each Dissenting Shareholder that becomes entitled, pursuant to the Dissenter Provisions, to payment for any shares of common stock held by such Dissenting Shareholder shall receive payment therefor from HBI (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions). FBBI shall not, except with the prior written consent of HBI, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a Dissenting Shareholder. Under the terms of the Merger Agreement, HBI will be entitled to reduce the amount of cash to be paid to FBBI shareholders who do not exercise their dissenters’ rights of appraisal by the aggregate amount it anticipates paying to Dissenting Shareholders.

TO THE SHAREHOLDERS OF FBBI:

YOU ARE HEREBY NOTIFIED THAT YOU MAY BE ENTITLED TO ASSERT APPRAISAL RIGHTS PURSUANT TO FLORIDA STATUTES § 607.1321. A COPY OF § 607.1301, ET SEQ., IS ATTACHED IN ITS ENTIRETY AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS.

In order to exercise appraisal rights, a Dissenting Shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the Dissenter Provisions, which are summarized below. A copy of the full text of those Sections is included as Appendix D to this proxy statement/prospectus. FBBI shareholders are urged to read Appendix D in its entirety and to consult with their legal advisors. Each FBBI shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

The following summary of Florida law is qualified in its entirety by reference to the full text of the Dissenter Provisions, a copy of which is included as Appendix D to this proxy statement/prospectus.

A dissenting shareholder who desires to exercise his or her appraisal rights must file with FBBI, prior to the taking of the vote on the Merger Agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the Merger Agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the Dissenter Provisions. A Dissenting Shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of FBBI common stock in favor of the Merger Agreement. A vote in favor of the Merger Agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to the main office of FBBI, attention Corporate Secretary.

All such notices must be signed in the same manner as the shares are registered on the books of FBBI. If an FBBI shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the Merger Agreement is taken at the special meeting, then the FBBI shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the completion of the merger, HBI must provide to each FBBI shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:

•	the date of the completion of the merger;

•	HBI’s estimate of the fair value of the shares of FBBI common stock;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by HBI or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date HBI sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by HBI by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•	that, if requested in writing, HBI will provide to the shareholder so requesting, within 10 days after the date set for receipt by HBI of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•	the date by which a notice from the FBBI shareholder of his or her desire to withdraw his or her appraisal election must be received by HBI, which date must be within 20 days after the date set for receipt by HBI of the appraisal election form from the FBBI shareholder.

The form must also contain HBI’s offer to pay to the FBBI shareholder the amount that it has estimated as the fair value of the shares of FBBI common stock, and request certain information from the FBBI shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the merger;

•	whether the shareholder accepts the offer of HBI to pay its estimate of the fair value of the shares of FBBI common stock to the shareholder; and

•	if the shareholder does not accept the offer of HBI, the shareholder’s estimated fair value of the shares of FBBI common stock and a demand for payment of the shareholder’s estimated value plus interest.

A Dissenting Shareholder must execute the appraisal election form, and in the case of certificated shares, deposit the shareholder’s certificates, by the specified date. Any Dissenting Shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the Merger Agreement. Upon returning the appraisal election form, a Dissenting Shareholder will be entitled only to payment pursuant to the procedure set forth in the Dissenter Provisions and will not be entitled to vote or to exercise any other rights of a shareholder, unless the Dissenting Shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A Dissenting Shareholder who has delivered the appraisal election form and his or her FBBI common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to HBI within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of HBI. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the Dissenting Shareholder accepts the offer of HBI in the appraisal election form to pay HBI’s estimate of the fair value of the shares of FBBI common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by HBI or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify FBBI in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to FBBI the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

A shareholder who is dissatisfied with HBI’s estimate of the fair value of the shares of HBI common stock must notify HBI of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify HBI in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by HBI in the appraisal election form.

Section 607.1330 of the Dissenter Provisions addresses what should occur if a Dissenting Shareholder fails to accept the offer of HBI to pay the value of the shares as estimated by HBI, and HBI fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of HBI to pay the value of the shares as estimated by HBI, and HBI fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder, HBI shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of HBI, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If HBI fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of HBI. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each Dissenting Shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

HBI is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the Dissenting Shareholder ceases to have any interest in such shares.

Section 607.1331 of the Dissenter Provisions provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against HBI, except that the court may assess costs against all or some of the Dissenting Shareholders who are involved in the judicial proceeding, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) HBI and in favor of any or all Dissenting Shareholders who are involved in the judicial proceeding if the court finds HBI did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the Dissenter Provisions; or (ii) either HBI or a Dissenting Shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against HBI, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that HBI fails to make a required payment when a dissenting shareholder accepts HBI’s offer to pay the value of the shares as estimated by HBI, the Dissenting Shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from HBI all costs and expenses of the suit, including counsel fees.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Regulatory Approvals

Each of HBI and FBBI has agreed to use its reasonable best efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the Merger Agreement. These approvals include approval from the Federal Reserve Board and the Arkansas State Bank Department, among others. HBI and FBBI have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Federal Reserve Board. The transaction contemplated by the Merger Agreement is subject to approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended, and the Bank Merger Act.

Arkansas State Bank Department. The transaction contemplated by the Merger Agreement is subject to approval by the Arkansas State Bank Department.

Florida Office of Financial Regulation. The transaction contemplated by the Merger Agreement requires notice to the Florida Office of Financial Regulation.

Additional Regulatory Approvals and Notices. The transaction contemplated by the Merger Agreement is also subject to approval by and notifications to various other regulatory agencies.

There can be no assurances that such approvals will be received on a timely basis, or as to the ability of HBI and FBBI to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge. The parties’ obligations to complete the transactions contemplated by the Merger Agreement are subject to a number of conditions, including the receipt of all requisite regulatory approvals.

Accounting Treatment

HBI will account for the merger using the acquisition method of accounting. Under this accounting method, HBI would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of FBBI over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. HBI’s reported income would include the operations of FBBI after the merger. Financial statements of HBI after completion of the merger would reflect the impact of the acquisition of FBBI. Financial statements of HBI issued before completion of the merger would not be restated retroactively to reflect FBBI historical financial position or results of operation.

Public Trading Market

HBI common stock is listed on The NASDAQ Global Select Market under the symbol “HOMB.” The HBI common stock issuable in the merger will be listed on The NASDAQ Global Select Market.

Resale of HBI Common Stock

All shares of HBI common stock received by FBBI shareholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, except for shares of HBI common stock received by any such holder who becomes an “affiliate” of HBI after completion of the merger. This proxy statement/prospectus does not cover resales of shares of HBI common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Background of the Merger

Over the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation, coupled with heightened regulatory capital requirements and compliance obligations on financial institutions. The board of directors of FBBI frequently considered the impact these developments might have on the long term value of the stock of its company.

In addition, FBBI and BCB encountered regulatory scrutiny that led to a regulatory Consent Order being imposed upon BCB in May 2013. The Consent Order primarily related to BCB’s former engagement in ACH processing activities with certain third party payment processors. BCB worked to comply with the Consent Order and, in late 2014, began to believe that it would be terminated. In February 2015, the Consent Order was terminated.

The board of directors of FBBI consistently reviewed alternatives to enhance shareholder value. For that purpose, in May 2012, the board of directors of FBBI formed a Strategic Alternatives Committee (which we refer to as the “SAC”) to evaluate alternatives from time to time. As the regulatory condition of BCB specifically, and economic conditions in the Tampa market, generally, improved during the past year, the board of directors of FBBI began to more carefully analyze its strategic alternatives. In November 2014, senior management and leadership of the FBBI board of directors met with Hovde Group, LLC, an investment banking firm (which we refer to as “Hovde”), to discuss FBBI’s alternatives upon the lifting of BCB’s Consent Order with the FDIC.

During the last several years, Tracy French as Centennial Bank’s Regional President for Florida, attended several Florida Bank Association meetings and while attending these meetings he discussed with FBBI’s President Greg Bryant and then-Chairman Bronson Thayer the possibility of a merger. Their informal discussions continued through 2013 and into 2014. On March 3, 2014, John Allison, Chairman of HBI, Stephen Tipton, Vice President of HBI and Mr. French met with Mr. Thayer in Tampa to introduce the two Chairmen. Mr. French stayed in touch with representatives of FBBI during the remainder of 2014.

With the view that the market would likely be favorable for a sale or merger of FBBI upon the resolution of its ongoing regulatory matters, FBBI engaged Hovde to act as its consultant and financial advisor as it tested the market for potential partners. At a meeting on January 6, 2015, Hovde provided additional information on a sale process, including background on the Florida marketplace, valuations of other transactions involving financial institutions, and known prospective buyers within the Florida market to the SAC. The SAC was composed of FBBI directors Christopher Lykes, Don Burton, Chris Peifer, Jim Lynch, and Bronson Thayer. At this same meeting, FBBI’s legal counsel, Bryan Cave LLP, provided a substantive discussion of the directors’ fiduciary duties and obligations under Florida law and the FBBI articles of incorporation with respect to the pursuit of a sale of the institution.

During the balance of January 2015, Hovde created an online data portal and interacted with potential partners, setting up preliminary meetings between those parties and FBBI’s senior leadership. During that process, sixteen parties executed Non-Disclosure Agreements in order to obtain confidential information regarding FBBI and BCB to evaluate a potential combination transaction. On February 24, 2015, following the formal termination of BCB’s Consent Order, Hovde updated the SAC on the results of the diligence process, which concluded with multiple parties interested in continuing to evaluate the prospect of acquiring FBBI.

During March 2015, senior management met with eight interested parties for initial discussions, and these eight parties continued their diligence into FBBI’s operations and results. During this time, Hovde provided regular substantive updates to the SAC as to the ongoing diligence process. On April 16, 2015, initial, non-binding bids for FBBI were due, with seven parties submitting bids. The SAC reviewed the bids, and resolved to permit diligence to continue with the five parties, including HBI, whose bids offered the greatest value to FBBI shareholders, considering different factors including the valuation and liquidity of the stock to be offered as consideration, the availability of cash to shareholders as part of a potential merger, and the growth opportunities in the potential acquirers. On April 21, 2015, these bidders were permitted to enter into formal diligence into FBBI.

Over the balance of April and May 2015, the five potential bidders conducted detailed diligence into FBBI, including on-site visitations and interviews with FBBI’s management and legal counsel. On April 8, 2015, Mr. French flew to Tampa to meet with Messrs. Lykes, FBBI’s Chairman, and Bryant. This meeting included a more detailed discussion of the possible merger and resulted in HBI participating in the Hovde bidding process. On May 28, 2015, all final bids from interested parties were due, and three parties submitted final non-binding bids. Following receipt of these finals bids, Hovde met with senior management and legal counsel to discuss the financial aspects of each bid, as well as areas of the bids where potential improvement could be achieved.

On May 18, 2015, after HBI had completed due diligence, Messrs. Allison, Tipton and French met with Messrs. Lykes, Bardin, Bryant, Murrin and Warren to discuss in more detail the advantages of the potential merger.

On the morning of June 2, 2015, the SAC met to review the final non-binding offers from each bidder. The SAC had also informally discussed the offers the prior evening. Following discussion, the SAC resolved to enter into a non-binding letter of intent with a third party, pending clarification of certain aspects of its offer. That afternoon, Mr. Bryant, on behalf of FBBI, communicated with management of the third party that had been selected by the SAC. During those conversations, it became clear that certain aspects of that party’s offer were not as the SAC had understood them. In the meantime, management from HBI contacted Hovde and increased its price being offered to FBBI and enhanced certain other terms of HBI’s offer.

Given those events, the SAC reconvened by telephone during the evening of June 2, 2015. Mr. Bryant updated the SAC on the events of the afternoon, including the favorable changes in HBI’s offer. Following that discussion, the SAC unanimously approved entering into a letter of intent with HBI regarding the acquisition of FBBI by HBI.

Following this determination, on June 3, 2015, FBBI and HBI entered into a letter of intent that included a 30-day period for exclusive negotiations between the two parties to reach a definitive agreement on the acquisition of FBBI by HBI. During the following weeks, legal counsel and senior management of HBI and FBBI negotiated the merger agreement, and each party completed its due diligence, including through on-site meetings, extensive discussions, and document review.

On June 11, 2015, Hovde delivered via teleconference to the full boards of directors of both FBBI and BCB a full and wide-ranging discussion of the sale process, as well as the financial aspects of HBI’s bid to acquire FBBI. On this call, FBBI’s management also provided a substantive update as to the status of the negotiation of the definitive merger agreement.

On June 15, 2015, the directors of each of FBBI and BCB received a full written summary of the merger agreement, a copy of the merger agreement, and proposed board resolutions for their review prior to the upcoming special joint meeting of the FBBI and BCB boards of directors. On June 17, 2015, FBBI’s and BCB’s boards of directors held a special meeting to consider the definitive merger agreement and related documents. Legal counsel participated in the meeting, and reviewed the directors’ fiduciary duties in connection with the acquisition transaction and discussed the material aspects of the draft merger agreement. Hovde reviewed the financial aspects of the transaction and delivered its opinion that the merger consideration was fair, from a financial point of view, to the shareholders of FBBI. Following discussion, the boards of directors of FBBI and BCB approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and related documents.

Recommendation of FBBI’s Board of Directors and Reasons for the Merger

FBBI’s board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors in determining that the proposed merger is in the best interests of FBBI and its shareholders. In reaching its conclusion to approve the Merger Agreement, FBBI’s board of directors considered a number of factors, including the following:

•	the value and form of the consideration to be received by FBBI shareholders relative to the book value and earnings per share of FBBI common stock, including that $2 million of the consideration will be placed in escrow and the fact that the payment of such consideration is contingent upon certain future events;

•	information concerning the financial condition, results of operations and business prospects of FBBI and of HBI;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with HBI;

•	a report and opinion presented by Hovde as to the fairness, from a financial point of view, of the consideration to be paid to FBBI’s shareholders;

•	the liquidity of the consideration to be received by FBBI’s shareholders in the merger, particularly in view of HBI’s status as a Nasdaq-listed company;

•	the alternatives to the merger, including FBBI and BCB remaining independent institutions;

•	the competitive and regulatory environment for financial institutions generally;

•	the compensation and other benefits to be provided to certain officers and employees of FBBI by HBI as well as the indemnification to be provided to directors;

•	the social and economic effect of the merger on FBBI’s present and future customers and employees and those of BCB; on the communities in which FBBI and BCB operate or are located; on the ability of FBBI to fulfill its corporate objectives as a financial institution holding company; and on the ability of BCB to fulfill the objectives of such institutions under applicable statutes and regulations; and

•	the fact that the merger is structured as a tax-free reorganization.

The discussion of the information and factors considered by FBBI’s board of directors is not exhaustive, but includes all the material factors considered by FBBI’s board of directors. In view of the wide variety of factors considered by FBBI’s board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. FBBI’s board of directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the merger was in the best interests of FBBI and its shareholders. In considering the factors described above, individual members of FBBI’s board of directors may have given different weights to different factors. FBBI’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination.

FBBI’s board of directors determined that the merger, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of FBBI and its shareholders. Accordingly, the board of directors approved the Merger Agreement and recommends that FBBI’s shareholders vote “FOR” approval of the Merger Agreement.

Opinion of Financial Advisor of Florida Business BancGroup, Inc.

Hovde has delivered a written opinion to the board of directors of FBBI that, as of the date of the Merger Agreement, based upon and subject to certain matters stated in the opinion, the merger consideration in connection with the merger is fair to the holders of FBBI common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix C. The opinion of Hovde is not a recommendation to any FBBI shareholder as to how to vote on the proposal to approve the Merger Agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Hovde in providing its opinion.

The fairness opinion of FBBI’s financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of FBBI. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by FBBI or HBI. You should review the copy of the fairness opinion, which is attached as Appendix C.

Hovde has acted as FBBI’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with FBBI and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with FBBI’s board of directors and, on June 17, 2015, delivered a written opinion to FBBI’s board of directors that the merger consideration in connection with the merger was fair to the shareholders of FBBI from a financial point of view.

The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the opinion of Hovde set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion is directed to FBBI’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration in connection with the merger to FBBI’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of FBBI, HBI and material prepared in connection with the merger, including, among other things, the following:

(i)	a draft of the Merger Agreement dated June 11, 2015, as provided to Hovde by FBBI;

(ii)	certain unaudited financial statements for FBBI and HBI for the three-month period ended March 31, 2015;

(iii)	certain historical annual reports of each of FBBI and HBI, including audited annual reports for FBBI and HBI for the year ending December 31, 2014;

(iv)	certain historical publicly available business and financial information concerning each of FBBI and HBI;

(v)	certain internal financial statements and other financial and operating data concerning of FBBI, including, without limitation, internal financial analyses and forecasts prepared by management of FBBI, and held discussions with senior management of FBBI and HBI regarding recent developments and regulatory matters;

(vi)	analyzed financial projections prepared by certain members of senior management of FBBI;

(vii)	discussed with certain members of senior management of FBBI, the business, financial condition, results of operations and future prospects of FBBI, as well as the history and past and current operations of FBBI, FBBI’s historical financial performance and FBBI’s outlook and future prospects;

(viii)	the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	assessed the general economic, market and financial conditions;

(x)	analyzed the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(xi)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)	historical market prices and trading volumes of HBI’s common stock;

(xiii)	certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to our analysis;

(xiv)	discussed with management of FBBI and HBI, their assessment of the rationale for the merger; and

(xv)	performed such other analyses and considered such other factors as we have deemed appropriate.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by FBBI and in the discussions it had with the management of FBBI. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by FBBI and assumed that the financial forecasts, including without limitation, the projections, were reasonably prepared by FBBI on a basis reflecting the best currently available information and judgments and estimates by FBBI, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde did not assume any responsibility to verify such information or assumptions independently.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for FBBI and HBI were, in the aggregate, adequate to cover such losses, and would be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of FBBI or HBI, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of FBBI or HBI.

Hovde assumed that the merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any waiver of material terms or conditions by FBBI or any other party to the Merger Agreement and that the final Merger Agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to FBBI and HBI. FBBI has advised Hovde that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on FBBI or on HBI that would have a material adverse effect on the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of the institutions after the merger.

FBBI engaged Hovde on December 31, 2014, to provide FBBI with financial advisory services. Pursuant to the terms of the engagement, Hovde will receive consideration from FBBI for services provided, including a fee of $75,000 for the delivery of its fairness opinion. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, FBBI has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses, and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, FBBI and HBI. Hovde’s opinion was necessarily based on financial, economic, market, and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Hovde has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which FBBI might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by FBBI’s board of directors in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of FBBI’S board of directors or FBBI’s management with respect to the fairness of the merger consideration, or any consideration to be received, in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and delivered to FBBI’s board of directors on June 17, 2015, in connection with the fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Precedent Transactions Analysis. As part of its analysis, Hovde reviewed publicly available information related to three comparable groups (“Group A”, “Group B”, and “Group C”) of select acquisition transactions of banks. Group A consisted of acquisition transactions of banks headquartered in the state of Florida and announced in the last eighteen months and involving banks in which the target had assets greater than $500 million. Group B consisted of acquisition transactions of banks headquartered in the Southeast Region of the United States announced in the last eighteen months, involving banks in which the target had assets between $500 million and $1 billion and a last-twelve-months’ return on average assets of greater than 0.00%. Group C consisted of acquisition transactions of banks in the United States announced in the last eighteen months, involving banks in which the target had assets between $500 million and $1 billion and a last-twelve-months’ return on average assets greater than 0.75% and less than 1.00%. Information for the target institutions was based on the last twelve months starting with the most recent quarter prior to announcement of the transaction. The resulting three groups consisted of the following transactions (six for Group A; seven for Group B; eight for Group C):

Group A:

Buyer (State)	Target (State)
Valley National Bancorp (NJ)	CNLBancshares, Inc. (FL)
IBERIABANK Corporation (LA)	Old Florida Bancshares, Inc. (FL)
IBERIABANK Corporation (LA)	Florida Bank Group, Inc. (FL)
Valley National Bancorp (NJ)	1st United Bancorp, Inc. (FL)
Seacoast Banking Corporation of Florida (FL)	BANKshares, Inc. (FL)
CenterState Banks, Inc. (FL)	First Southern Bancorp, Inc. (FL)

Group B:

Buyer (State)	Target (State)
BNC Bancorp (NC)	Valley Financial Corporation (VA)
Eagle Bancorp, Inc. (MD)	Virginia Heritage Bank (VA)
IBERIABANK Corporation (LA)	Florida Bank Group, Inc. (FL)
Pinnacle Financial Partners, Inc. (TN)	CapitalMark Bank & Trust (TN)
Pinnacle Financial Partners, Inc. (TN)	Magna Bank (TN)
Seacoast Banking Corporation of Florida (FL)	BANKshares, Inc. (FL)
State Bank Financial Corporation (GA)	Georgia-Carolina Bancshares, Inc. (GA)

Group C:

Buyer (State)	Target (State)
Pinnacle Financial Partners, Inc. (TN)	Magna Bank (TN)
Pinnacle Financial Partners, Inc. (TN)	CapitalMark Bank & Trust (TN)
BNC Bancorp (NC)	Valley Financial Corporation (VA)
State Bank Financial Corporation (GA)	Georgia-Carolina Bancshares, Inc. (GA)
National Penn Bancshares, Inc. (PA)	TF Financial Corporation (PA)
CU Bancorp (CA)	1st Enterprise Bank (CA)
Eastern Bank Corporation (MA)	Centrix Bank & Trust (NH)
Old National Bancorp (IN)	United Bancorp, Inc. (MI)

For each precedent transaction, Hovde derived and compared the implied ratio of deal value to certain financial characteristics of FBBI as follows:

•	the multiple of the purchase consideration to the acquired company’s last twelve months net income (the “Price-to-LTM Earnings Per Share Multiple”);

•	the multiple of the purchase consideration to the acquired company’s total assets (the “Price-to-Assets Multiple”);

•	the multiple of the purchase consideration to the acquired company’s tangible book value (the “Price-to-Tangible Common Book Value Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an implied total merger consideration of $102.3(1) million or $13.00 per share for FBBI.

Implied Value to FBBI Based On:	Price-to- LTM EPS Multiple	Price-to- Assets Multiple	Price-to- Tang. Common Book Value Multiple	Premium- to-Core Deposits Multiple
Merger Agreement	22.4x	18.9%	177.2%	12.9%
Precedent Transactions Group A:
Median	24.2x	17.3%	154.5%	8.1%
Precedent Transactions Group B:
Median	17.5x	17.1%	163.5%	8.2%
Precedent Transactions Group C:
Median	18.5x	16.2%	173.2%	8.5%

(1)	Includes in-the-money value of options of $772 thousand (to be cashed out at close)

Using publicly available information, Hovde compared the financial performance of FBBI with that of the median of the precedent transactions from Groups A, B, and C. The performance highlights are based on the last twelve months starting with the quarter end information of FBBI as of June 30, 2014.

	Tg. Equity/ Tg. Assets		LTM ROAA	LTM ROAE	Efficiency Ratio	Non Int. Inc./ Assets	NPAs/ Assets	LLR/ NPLs
FBBI	10.68	%(1)	0.89%	7.20%	71.76%	0.38%	2.04%	43.7%
Precedent Transactions Group A:
Median	10.08%		0.48%	2.97%	73.65%	0.23%	1.48%	74.9%
Precedent Transactions Group B:
Median	10.92%		0.83%	8.15%	70.77%	0.61%	2.09%	110.1%
Precedent Transactions Group C:
Median	10.05%		0.84%	8.07%	66.72%	0.53%	1.65%	96.4%

(1)	Assumes FBBI tangible common equity of $57.771 million as of March 31, 2015

No company or transaction used as comparison in the above transaction analyses is identical to FBBI or HBI, and no transaction was consummated on terms identical to the terms of the Merger Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, FBBI’s recent performance, the current banking environment and the local economy in which FBBI operates, Hovde utilized earnings estimates for FBBI for a forward looking three and one-half year period with the assistance of information and guidance provided by the management of FBBI; FBBI management developed the forward-looking projections, which formed the basis of the discounted cash flow analyses.

In order to determine a value for FBBI on a discounted cash flow basis, Hovde utilized three different methods of discounted cash flow analysis: 1) present value of future free cash flows into perpetuity, 2) present value of future free cash flows based off a price-to-LTM earnings takeout multiple of 19.0x, and 3) present value of future free cash flows based off a price-to-tangible common book value takeout multiple of 1.67x. In order to derive the terminal value in the takeout multiple methods, Hovde multiplied FBBI’s projected 2018 earnings and tangible book value by their respective takeout multiples, as mentioned above. The price-to-LTM earnings takeout multiple was derived from the 25-year average nationwide price-to-LTM earnings takeout multiple based on historical data from SNL Financial LLC. The price-to-tangible common book value takeout multiple was also derived from the 25-year average nationwide price-to-tangible common book value takeout multiple based on historical data from SNL Financial LLC.

Hovde performed variations of the discounted cash flow analysis using FBBI’s projections. For the discounted cash flow analysis (DCF Analysis), Hovde utilized management’s earnings projections for 2015, 2016, 2017, and 2018. Net income projections for FBBI for 2015, 2016, 2017, and 2018 were $4.8 million, $5.7 million, $6.6 million, and $7.2 million, respectively. A range of discount rates between 13% and 15% were employed. These rates were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of FBBI’s common stock. The resulting values of the three DCF analyses (using the median discount rate of 14%) were $10.32 per share, $11.03 per share, and $11.99 per share, with an average of $11.11 per share.

These analyses and their underlying assumptions yielded a different values for FBBI, which are outlined in the table below:

Implied Value to FBBI Based On:	Implied Transaction Value (Per Share)	Price-to- LTM Net Income Multiple	Price-to- Assets Multiple	Price-to- Tang. Book Value Multiple	Premium to Core Deposits Multiple
Merger Agreement	$13.00	22.4x	18.9%	177.2%	12.9%
DCF Analysis—Terminal Growth Model	$10.32	17.8x	15.0%	140.2%	6.7%
DCF Analysis—Takeout Price-to-Earnings	$11.03	19.0x	16.0%	150.0%	8.33%
DCF Analysis—Takeout Price-to-Tangible Book Value	$11.99	20.7x	17.4%	163.2%	10.54%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of FBBI’s common stock.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration in connection with the merger is fair from a financial point of view to FBBI’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix C to this Proxy Statement.

HBI Board of Directors and Reasons for the Merger

HBI’s board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors in determining that the proposed merger was in the best interest of HBI and its shareholders. In reaching its conclusion to approve the Merger Agreement, HBI’s board of directors considered a number of factors, including the following:

•	the combined market footprint for HBI in Florida that the acquisition would provide;

•	the potential earnings accretion for HBI in the future given the opportunities for improvement in operational efficiencies;

•	the familiarity with FBBI’s organization and management;

•	the common business philosophies and customer profiles;

•	the quality of FBBI’s organization from a financial and regulatory perspective;

•	the potential market acceptance and approval of a transaction of this quality; and

•	the fairness of the consideration as supported by Wunderlich Securities, Inc. fairness opinion.

The discussion of the information and factors considered by the HBI’s board of directors is not exhaustive, but includes all the material factors considered by HBI’s board of directors. HBI’s board of directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the merger was in the best interests of HBI and its shareholders.

HBI’s board of directors determined that the merger, the Merger Agreement and the transactions contemplated are advisable and in the best interests of HBI and its shareholders. Accordingly, the board of directors unanimously approved the Merger Agreement.

Opinion of HBI’s Financial Advisor

The HBI board of directors requested that Wunderlich Securities, evaluate the fairness, from a financial point of view, to HBI of the consideration to be paid by HBI in connection with the proposed merger of FBBI with and into HBI’s wholly owned subsidiary, Centennial Bank, pursuant and subject to the Merger Agreement.

At a June 16, 2015 meeting of HBI’s board of directors, Wunderlich Securities provided the board a preliminary overview of its analyses performed as of the date of the meeting. Wunderlich Securities advised the board that its analyses were as of such date and based upon and subject to various qualifications and assumptions described in the meeting. At this meeting HBI’s board of directors did not request and Wunderlich Securities did not provide an opinion. Wunderlich Securities delivered its opinion to the board on June 17, 2015.

The full text of the Wunderlich Securities opinion, dated June 17, 2015, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix B to this proxy statement/prospectus. The summary of the opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

Holders of HBI’s common stock are urged to read the Wunderlich Securities opinion in its entirety. Wunderlich Securities provided its opinion for the information and assistance solely of HBI’s board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and the opinion only addresses whether, as of the date of such written opinion, the merger consideration to be paid by HBI in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to HBI and does not address any other term or aspect of the Merger Agreement or the merger contemplated thereby. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to HBI or HBI’s underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to HBI’s board of directors or any shareholder of HBI as to how the board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

In connection with rendering its opinion, Wunderlich Securities, among other things, reviewed:

•	the financial terms and conditions of the merger as set forth in the Merger Agreement, including an analysis of the merger consideration to be paid;

•	FBBI’s audited financial statements for the years ended December 31, 2014 and December 31, 2013;

•	FBBI’s reports and schedules filed with its regulators for the years ended December 31, 2014, December 31, 2013, December 31, 2013, and the quarter ended March 31, 2015;

•	other financial and operating information provided by FBBI;

•	discussed with members of the senior management of HBI and FBBI certain information regarding the historical and current financial and operating performance of FBBI as provided by HBI and certain internal financial forecasts regarding the future financial results and condition of FBBI (the “Projections”) prepared and provided by HBI’s senior management, which were approved by HBI for use in connection with the preparation of the opinion by HBI;

•	comparative financial and operating data on the banking industry, FBBI, and certain institutions which Wunderlich deemed to be comparable to FBBI;

•	certain publicly available information regarding actual and proposed business combinations involving companies deemed comparable to FBBI, including valuations for such companies; and

•	such other analyses and information relating to FBBI and the merger as Wunderlich Securities deemed relevant for the purpose of the opinion.

In connection with its review, Wunderlich Securities assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Wunderlich Securities by HBI, FBBI or any other party, as well as publicly available information, and did not undertake any duty or responsibility to verify independently any of such information. In addition, Wunderlich Securities did not receive or review any individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of FBBI or any of its respective subsidiaries and Wunderlich Securities was not furnished with any such evaluations or appraisals. Wunderlich Securities is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses, accordingly, it has assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections, Wunderlich Securities was advised by HBI and has assumed that the Projections have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of HBI as to the future financial performance of FBBI. Wunderlich Securities was authorized by HBI to rely upon such forecasts and other information and data, including without limitation the Projections, and Wunderlich Securities expresses no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. Wunderlich Securities assumed that each party to the Merger Agreement would advise it promptly if any information previously provided to Wunderlich Securities became inaccurate or was required to be updated during the period of its review. Based upon the terms specified in the Merger Agreement, Wunderlich Securities assumed that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Wunderlich Securities did not express any opinion as to the value of HBI’s common stock or FBBI’s common stock following the announcement of the proposed merger, the value of HBI’s common stock following the consummation of the merger, or the prices at which shares of HBI’s common stock or FBBI’s common stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of HBI and FBBI.

In rendering its opinion, Wunderlich Securities relied upon and assumed, without independent verification, that the final form of the Merger Agreement would be substantially similar to the draft Merger Agreement reviewed by Wunderlich Securities. Wunderlich Securities further assumed that the merger would be consummated on the terms described in the Merger Agreement. Furthermore, Wunderlich Securities assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Wunderlich Securities also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which HBI is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on HBI.

In conducting its investigation and analyses and in arriving at its opinion, Wunderlich Securities took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected assets, loans, deposits, revenues, net income and capitalization of FBBI and certain other publicly held companies, with publicly traded equity securities, that it believed relevant; (ii) the current and projected financial position and results of operations of FBBI; (iii) financial and operating information concerning selected business combinations which it deemed comparable in whole or in part; and (iv) the general condition of the securities markets.

Wunderlich Securities expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid by HBI. Wunderlich Securities expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of HBI’s board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Wunderlich Securities in matters that require legal, accounting or tax advice. Wunderlich Securities assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Wunderlich Securities relied, with the consent of HBI’s board of directors, on the fact that HBI was assisted by legal, accounting and tax advisors, and assumed that the assessments by HBI and its advisors, as to all legal, accounting and tax matters with respect to HBI and the merger were correct. In formulating its opinion, Wunderlich Securities considered only the merger consideration to be paid by HBI, and Wunderlich Securities had not considered, and its opinion does not address, any other payments that may be made to employees or other shareholders of HBI in connection with the merger. Wunderlich Securities had not been requested to opine as to, and the opinion does not express an opinion as to or otherwise address, among other things the fairness of the merger or the merger consideration to the holders of any class of securities, creditors or other constituencies of HBI, or to any other party. Wunderlich Securities did not and does not assume any fiduciary duty to HBI’s board of directors, shareholders or any other party.

The following summarizes the material financial analyses presented by Wunderlich Securities to HBI’s board of directors at its meeting on June 16, 2015, which material was considered by Wunderlich Securities in rendering the opinion described below on June 17, 2015. No company or transaction used in the analyses described below is directly comparable to HBI, FBBI or the contemplated merger.

Selected Public Companies Analysis. Wunderlich Securities analyzed the relative valuation multiples of twelve publicly-traded banks headquartered in Alabama, Georgia, Florida, Mississippi, and South Carolina with total assets between $200 million and $1 billion, including:

•	Atlantic Coast Financial Corporation

•	Auburn National Bancorporation, Inc.

•	Bank of South Carolina Corporation

•	Carolina Alliance Bank

•	Citizens Holding Company

•	Coastal Banking Company, Inc.

•	First Community Corporation

•	FirstAtlantic Financial Holdings, Inc.

•	GrandSouth Bancorporation

•	Jacksonville Bancorp, Inc.

•	Peoples Financial Corporation

•	Southcoast Financial Corporation

•	Southwest Georgia Financial Corporation

•	Sunshine Bancorp, Inc.

•	United Security Bancshares, Inc.

Wunderlich Securities calculated various financial multiples for each company, including (i) market value compared to tangible book value, and earnings per share for the most recent actual twelve months results and (ii) market value per share compared to earnings per share, using Wall Street estimates for the selected companies for the fiscal year 2015. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Wunderlich Securities’ request and may or may not prove to be accurate. Wunderlich Securities reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for the FBBI implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Price /
	Tangible Book Value (%)	LTM E.P.S (x)	2015E E.P.S. (x)
Mean	146.2	20.6	22.6
Median	150.0	16.8	22.6
Minimum	66.5	9.5	17.5
Maximum	259.0	50.2	27.6
Merger Consideration	182.6	24.0	20.5

Furthermore, Wunderlich Securities applied the mean, median, minimum and maximum relative valuation multiples for each of the metrics to FBBI’s actual and projected financial results and determined the implied common equity value of FBBI common stock and then compared those implied common equity values to the merger consideration of approximately $102 million. The results of this are summarized below:

	Implied Common Equity Value Based On: ($ million)
	Tangible Book Value	LTM E.P.S	2015E E.P.S.
Mean	81.3	88.5	112.6
Median	83.4	72.0	112.6
Minimum	37.0	40.7	87.3
Maximum	144.1	215.9	137.8
Merger Consideration	102.0	102.0	102.0

Selected Transaction Analysis. Wunderlich Securities analyzed publicly available information relating to selected acquisitions of U.S. banks and thrifts with announced deal values between $75 million and $125 million and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

•	Liberty Bank/ Naugatuck Valley Financial Corporation

•	Heartland Financial USA, Inc./ Premier Valley Bank

•	Pinnacle Financial Partners, Inc./ Magna Bank

•	WSFS Financial Corporation/ Alliance Bancorp, Inc. of Pennsylvania

•	Berkshire Hills Bancorp, Inc./ Hampden Bancorp, Inc.

•	First Horizon National Corporation/ TrustAtlantic Financial Corporation

•	IBERIABANK Corporation/ Florida Bank Group, Inc.

•	Peoples Bancorp Inc./ NB&T Financial Group, Inc.

•	Old National Bancorp/ Founders Financial Corporation

•	State Bank Financial Corporation/ Georgia-Carolina Bancshares, Inc.

•	Univest Corporation of Pennsylvania/ Valley Green Bank

•	Bryn Mawr Bank Corporation/ Continental Bank Holdings, Inc.

•	Seacoast Banking Corporation of Florida/ BANKshares, Inc.

•	F.N.B. Corporation/ OBA Financial Services, Inc.

•	BancorpSouth, Inc./ Ouachita Bancshares Corp.

•	Old National Bancorp/ Tower Financial Corporation

•	CenterState Banks, Inc./ Gulfstream Bancshares, Inc.

•	Wilshire Bancorp, Inc./ Saehan Bancorp

•	F.N.B. Corporation/ BCSB Bancorp, Inc.

•	CBFH, Inc./ VB Texas, Inc.

Wunderlich Securities examined valuation multiples of transaction common equity value compared to FBBI’s tangible book value, LTM earnings, and core deposit premium, in each case, where such information was publicly available. Wunderlich Securities reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for FBBI implied by the merger consideration. Furthermore, Wunderlich Securities applied the mean, median, minimum and maximum relative valuation multiples to FBBI’s tangible book value, LTM earnings, and core deposits to determine the implied common equity value and then compared those implied common equity values to the merger consideration of approximately $102 million. The results of the selected transactions analysis are summarized below:

	Price /
	Tangible Book Value (%)	LTM E.P.S (x)	Core Deposit Premium (%)
Mean	158.1	23.1	9.7
Median	151.3	17.7	9.1
Minimum	100.0	12.5	4.6
Maximum	234.0	45.1	25.3
Merger Consideration	182.6	24.0	10.3

	Implied Common Equity Value Based On: ($ million)
	Tangible Book Value	LTM E.P.S.	Core Deposit Premium
Mean	87.9	97.5	99.1
Median	84.2	74.7	96.5
Minimum	55.6	52.7	76.4
Maximum	130.2	190.6	168.9
Merger Consideration	102.0	102.0	102.0

Discounted Cash Flow Analysis. Wunderlich Securities analyzed the discounted present value of FBBI’s projected free cash flows for the years ending December 31, 2015 through December 31, 2019. Wunderlich Securities used projected cash flows, defined as net income to common shareholders, less core deposit intangible amortization, which, assuming a 0% earnings growth rate, equated to approximately $9.6 million annually for the years ending December 31, 2015 through December 31, 2019.

The discounted cash flow analysis was based on projections of the financial performance of FBBI utilizing estimated annual growth rates of net income ranging from 0% to 15% and that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Wunderlich Securities used calendar year 2019 as the final year for the analysis and utilized the perpetuity method to derive a terminal value, assuming a 2.5% growth rate in perpetuity.

The projected cash flows and terminal values were discounted using a rate of 11.1%, which reflected the cost of equity associated with executing FBBI’s business plan. Wunderlich Securities reviewed the range of aggregate common equity values derived in the discounted cash flow analysis and compared them to the merger consideration. The results of the discounted cash flow analysis are summarized below:

Implied Common Equity Value ($ million)
Minimum	90.8
Maximum	147.2
Merger Consideration	102.0

Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Wunderlich Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Wunderlich Securities considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Wunderlich Securities’ view of the actual value of FBBI.

In performing its analyses, Wunderlich Securities made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of HBI. The analyses performed by Wunderlich Securities are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to HBI’s board of directors and were prepared solely as part of Wunderlich Securities’ analysis of the fairness, from a financial point of view, to HBI of the consideration to be paid in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Wunderlich Securities was one of many factors taken into consideration by HBI’s board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of HBI board of directors’ or HBI management’s opinion with respect to the value of the FBBI. HBI placed no limits on the scope of the analysis performed, or opinion expressed, by Wunderlich Securities.

Wunderlich Securities’ opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on June 17, 2015, and any material change in such circumstances and conditions may affect Wunderlich Securities’ opinion, but Wunderlich Securities does not have any obligation to update, revise or reaffirm that opinion.

HBI retained Wunderlich Securities based on its qualifications and experience in providing financial advice, on its reputation as a nationally recognized investment banking firm and its experience in the banking sector. During the twelve months preceding the date of Wunderlich Securities’ opinion, Wunderlich Securities has not been engaged by, performed any services for or received any compensation from HBI except as related to the delivery of the opinion. For services rendered in connection with the delivery of its opinion, HBI paid Wunderlich Securities an investment banking fee of $100,000. HBI also agreed to reimburse Wunderlich Securities for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Wunderlich Securities against certain liabilities arising out of its engagement.

Wunderlich Securities is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Wunderlich Securities may trade in the securities of HBI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Wunderlich Securities may provide investment banking, financial advisory and other financial services to HBI and/or FBBI or other participants in the merger in the future, for which Wunderlich Securities may receive compensation.

Management and Board of Directors of HBI After the Merger

Upon completion of the merger, the board of directors of HBI will consist of the directors serving on the board of directors of HBI prior to the effective time of the merger. The current directors and senior officers of HBI are expected to continue in their current positions, other than as has been or may be publicly announced by HBI in the normal course. Information about the current HBI directors and executive officers can be found in the documents listed under “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

Golden Parachute Compensation

Certain of FBBI’s and BCB’s directors and officers have interests in the merger as individuals in addition to, or different from, their interests as shareholders of FBBI. These interests are described in more detail in “The Directors and Officers of FBBI and BCB Have Financial Interests in the Merger” beginning on page 96.

The table below describes the following payments to the executive officers of FBBI: (i) cash payments in connection with the termination of an employment agreement or pursuant to the executive severance plan upon or following the closing of the merger, (ii) cash payments upon the termination of options at or prior to the closing of the merger, (iii) cash payments that will be paid in connection with the termination of the Supplemental Executive Retirement Plan upon the closing of the merger, and (iv) the total amount of such payments.

Name	Cash ($)		Equity ($)		Pension/ NQDC ($)		Total ($)
Gregory Bryant	$520,000	(1)	$233,250	(2)	$911,308	(3)	$1,664,558
Patrick Murrin	90,000	(4)	115,250	(5)	434,013	(3)	639,263
C. Peter Bardin	82,500	(4)	91,500	(6)	596,589	(3)	770,589
Scott Boyle	85,000	(4)	77,000	(7)	—		162,000
Gwynn Davey	90,000	(4)	48,500	(8)	—		138,500
Thomas Quale	90,000	(4)	48,500	(9)	—		138,500
Marti J. Warren	77,500	(4)	48,500	(10)	498,481	(3)	624,481

(1)	BCB entered into an Employment Agreement with Gregory W. Bryant dated June 26, 2013, that provides that in the event of a change of control and termination of his employment, he is entitled to receive his salary for a period of twenty-four months following his termination. Centennial Bank has agreed to pay to Gregory Bryant upon closing of the merger an amount equal to $520,000 for payment in full under this employment agreement.
(2)	Gregory W. Bryant owns stock options representing the right to purchase shares of FBBI common stock, and if he elects to receive cash for the termination of the options, he will receive an aggregate of $233,250 (the difference between the exercise price and the per-share consideration) upon termination of those stock options.
(3)	Payable pursuant to the Supplemental Executive Retirement Plan dated January 22, 2002, which plan may be terminated upon a change in control and payment of such amount.
(4)	Pursuant to that certain Executive Severance Plan dated July 1, 2004 , as amended December 20, 2007, participating employees who are involuntarily terminated within twelve months of the change of control are entitled to 50% of the employee’s base salary. The severance payment may be spread over a period of one year.
(5)	Patrick Murrin owns stock options representing the right to purchase shares of FBBI common stock, and if he elects to receive cash for the termination of the options, he will receive an aggregate of $115,250 (the difference between the exercise price and the maximum per-share consideration) upon termination of those stock options.

(6)	C. Peter Bardin owns stock options representing the right to purchase shares of FBBI common stock, and if he elects to receive cash for the termination of the options, he will receive an aggregate of $91,500 (the difference between the exercise price and the maximum per-share consideration) upon termination of those stock options.
(7)	Scott Boyle owns stock options representing the right to purchase shares of FBBI common stock, and if he elects to receive cash for the termination of the options, he will receive an aggregate of $77,000 (the difference between the exercise price and the maximum per-share consideration) upon termination of those stock options.
(8)	Gwynn Davey owns stock options representing the right to purchase shares of FBBI common stock, and if she elects to receive cash for the termination of the options, s he will receive an aggregate of $48,500 (the difference between the exercise price and the maximum per-share consideration) upon termination of those stock options.
(9)	Thomas Quale owns stock options representing the right to purchase shares of FBBI common stock, and if he elects to receive cash for the termination of the options, he will receive an aggregate of $48,500 (the difference between the exercise price and the maximum per-share consideration) upon termination of those stock options.
(10)	Marti J. Warren owns stock options representing the right to purchase shares of FBBI common stock, and if he elects to receive cash for the termination of the options, he will receive an aggregate of $48,500 (the difference between exercise price and the maximum per-share consideration) upon ternmination of those stock options.

Termination of Stock Options

FBBI has outstanding stock options to purchase 167,500 shares of FBBI common stock. Any FBBI stock option that remains outstanding and unexercised immediately prior to the effective time shall automatically, and without any action on the part of its holder, be terminated by FBBI and shall entitle the holder a cash payment equal to the positive difference between the option exercise price and the equivalent dollar value of the Merger Consideration. FBBI will take action to terminate any outstanding options to purchase FBBI common stock at a price that is greater than the amount of the Merger Consideration, as calculated assuming that all contingent consideration is paid to FBBI shareholders.

If all of the option holders elect to receive cash for their FBBI stock options, the total amount to be paid for termination of the options would be approximately $772,250. For more information, see “The Directors and Officers of FBBI and BCB Have Financial Interests in the Merger—Stock Options,” beginning on page 96.

THE MERGER AGREEMENT

Effects of the Merger

As a result of the merger, the separate corporate existence of FBBI will cease, and each share of FBBI common stock issued and outstanding (other than shares held by FBBI as treasury stock or by HBI) shall be converted into the right to receive the Merger Consideration, as such is described as part of the section of this proxy statement/prospectus entitled “The Merger” above. FBBI shareholders receiving shares of HBI common stock as merger consideration will only participate in the combined company’s future earnings and potential growth through their ownership of HBI common stock. All of the other incidents of direct stock ownership in FBBI, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from FBBI, will be extinguished upon completion of the merger.

As soon as reasonably practicable following the merger and as part of a single integrated transaction, HBI will cause BCB to be merged with and into Centennial Bank in the second-step merger with Centennial Bank surviving this second merger and continuing its existence under the laws of the State of Arkansas, and the separate corporate existence of BCB ceasing as of the effective time of this second-step merger.

Effective Time of the Merger

The closing of the merger will be effective at the close of business of BCB as determined by the Federal Reserve on the date specified in the articles of merger, which shall be within ten days after the last to occur of the effective date of the last regulatory approval to be received, or the date of the FBBI Shareholder Meeting, or at such other time as the parties may mutually agree. As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective during the late third quarter or early fourth quarter of 2015. However, there can be no assurance as to when or if the merger will occur.

As described below, if the merger is not completed by December 31, 2015, the Merger Agreement may be terminated by either HBI or FBBI, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement. Either party, however, may extend the termination date of the Merger Agreement to February 28, 2016, if the requisite regulatory approvals have not been obtained by December 31, 2015.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. FBBI has agreed that, prior to the effective time of the merger, it will conduct its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships. FBBI has further agreed to take no action (and to cause its subsidiaries to take no action) that is intended to or would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the completion of the merger, to maintain its books and records in the usual, regular and ordinary manner, to maintain and renew liability its insurance policies with reasonably comparable coverage and amounts and terms and conditions which are not less advantageous than FBBI’s existing policies, and to provide HBI with reasonable access to its facilities and information it may require as part of the integration of the two companies.

In addition to the general covenants above, FBBI has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the prior approval of HBI (which approval shall not be unreasonably withheld):

•	enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies, except as required by any applicable legal requirement or policies imposed by any governmental authority;

•	make any capital expenditures outside the ordinary course of business other than as required pursuant to contracts already entered into;

•	except for certain specified benefit arrangements or as otherwise expressly allowed, terminate, enter into, amend, modify or renew any employee benefit plan (as defined by ERISA), any material contract (as defined by Regulation S-K promulgated under the Securities Act), or any other contracts not in the ordinary course of business;

•	issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of FBBI’s stock or any additional options or other rights, grants or awards with respect to FBBI’s stock;

•	make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock other than dividends payable on FBBI’s outstanding preferred stock;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to FBBI;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other person or entity, provided that FBBI may continue to borrow money from the Federal Home Loan Bank System, the Federal Reserve or any other governmental authority in a manner consistent with past practice;

•	make any extension of credit, individually or in the aggregate with other extensions of credit to the same relationship, in excess of $1,000,000, provided that if HBI and/or Centennial Bank does not respond to any request from FBBI or BCB with respect to such extension of credit within two business days of receipt, HBI and Centennial Bank shall be deemed to have consented to such request;

•	renew or amend any extension of credit, individually or in the aggregate with other extensions of credit to the same relationship, in excess of $2,000,000, provided that if HBI and/or Centennial Bank does not respond to any request from FBBI or BCB with respect to such extension of credit within two business days of receipt, HBI and Centennial Bank shall be deemed to have consented to such request;

•	make, renew, or amend any extension of credit that is to a borrower who has an existing credit that BCB has adversely classified or would be subject to the Federal Reserve Board’s Regulation O, provided that if HBI and/or Centennial Bank does not respond to any request from FBBI or BCB with respect to such extension of credit within two business days of receipt, HBI and Centennial Bank shall be deemed to have consented to such request;

•	enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of it or for the account of a customer of it, except in the ordinary course of business and consistent with past practice;

•	acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests, or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;

•	merge or consolidate with or into any legal entity, dissolve, liquidate, or otherwise terminate its existence;

•	file any application to establish, or to relocate or terminate the operations of, any banking office;

•	amend FBBI’s articles of incorporation or bylaws or similar organizational documents for its subsidiaries or otherwise add, amend or modify in any respect the duties or obligations of indemnification by FBBI with respect to any of its respective directors, officers, employees, agents or other entities;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a governmental authority;

•	make, change or revoke any tax election, file any amended tax return (unless to correct an error with the prior written consent of HBI), enter into any closing agreement, settle any tax audit, claim or assessment, surrender or reduce any right to claim a refund of taxes, agree to extend any statute of limitations relating to taxes, fail to duly and timely file with appropriate taxing authorities all tax returns required to be filed by or with respect to FBBI or its subsidiary or fail to remit any taxes due, whether or not shown on any tax return;

•	without the prior written consent of HBI, settle any action, suit, claim or proceeding against FBBI, except for any action, suit, claim or proceeding arising out of or in connection with the Merger Agreement or for any other action, suit, claim or proceeding that is settled in a manner consistent with past practice that would not (A) impose any material restriction on the business after the Closing, HBI or their respective affiliates or (B) create precedent for claims that are reasonably likely to be material to FBBI or, after the Closing, HBI or their respective affiliates;

•	other than in the ordinary course of business and consistent with past practice or to satisfy existing contractual obligations grant any salary or wage increase, except as required by law;

•	other than in the ordinary course of business and consistent with past practice or as specifically permitted by the Merger Agreement or required by law, terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any benefit arrangement;

•	(A) grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned, beneficially, and of record where applicable) by or developed for FBBI, waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (B) fail to exercise a right of renewal or extension under any material agreement under which FBBI is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses), unless FBBI obtains a substantially similar license or right to use such Proprietary Rights on terms as favorable as the terms under the existing agreement;

•	participate in any program sponsored or administered by any governmental authority, which program is not part of the usual and customary banking business of BCB;

•	engage in (or modify in a manner adverse to FBBI) any transactions with any entity known to be a shareholder of FBBI or any director or officer of FBBI (or any affiliate of any such person), other than deposit relationships in the ordinary course of business consistent with past practice and extensions of credit which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with FBBI and did not involve more than the normal risk of collectability or present other unfavorable features;

•	knowingly take, or intentionally omit to take, any action that, when taken, would reasonably be expected to result in a violation of the Merger Agreement covenants, or would result in any of the representations and warranties of FBBI made in the Merger Agreement becoming untrue, or would prevent FBBI from performing its obligations under the Merger Agreement or consummating the closing;

•	enter into any contract in violation of the covenants, representations or warranties of the Merger Agreement; and

•	enter into, or extend, any leases or rental agreements.

Regarding FBBI covenants above, if by enforcing a particular covenant HBI would be exercising control over FBBI or BCB as control is defined under 12 U.S.C Section 1841(a)(2) prior to obtaining approval from the Federal Reserve, HBI will not enforce such covenant.

Regulatory Matters. HBI and FBBI have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. HBI and FBBI have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and FBBI to mail or deliver the proxy statement/prospectus to FBBI’s shareholders. HBI has also agreed to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to consummate the merger, and FBBI has agreed to furnish all information concerning FBBI and the holders of FBBI common stock as may be reasonably requested in connection with any such action.

HBI and FBBI have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger as soon as possible, and no later than December 31, 2015, to the extent reasonably practicable. The parties have also agreed to comply with the terms and conditions of all such permits, consents, approvals and authorizations upon such time as they are issued. FBBI and HBI have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the non-confidential information relating to FBBI or HBI (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the Merger Agreement. In addition, FBBI and HBI will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the merger and each party will keep the other apprised of the status of matters relating to the completion of the merger. Each party will consult with the other in advance of any meeting or conference with any governmental entity in connection with the merger and, to the extent permitted by such governmental entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Additionally, each of HBI and FBBI has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of HBI, FBBI or any of their respective subsidiaries to any governmental entity in connection with the merger.

HBI and FBBI have agreed to use their reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing of the merger, and (ii) avoid or eliminate each and every impediment under any applicable law and resolve any questions or issues raised by any governmental entity so as to enable the closing of the merger to occur as soon as possible, and in any event no later than December 31, 2015, including, without limitation, making expenditures and incurring costs, raising capital, divesting or otherwise disposing of businesses or assets of HBI, FBBI, and their respective subsidiaries, effecting the dissolution, internal merger or consolidation of subsidiaries of HBI or FBBI effective upon the completion of the merger, or enhancing internal controls (including by increasing staffing levels and external hires).

Each of HBI and FBBI will promptly advise the other upon receiving any communication from any governmental entity the consent or approval of which is required for consummation of the merger that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

Shareholder Approval. FBBI’s board of directors has resolved to recommend to the FBBI shareholders that they approve the Merger Agreement and to submit to FBBI shareholders the Merger Agreement and any other matters required to be approved by FBBI shareholders in order to carry out the intentions of the Merger Agreement, subject to certain exceptions if, following the receipt of a Superior Proposal (as defined below), the board of directors of FBBI concludes in good faith (and based on the advice of counsel) that the failure to withdraw its recommendation or terminate the Merger Agreement would more likely than not result in a violation of the board’s fiduciary duties under applicable law.

NASDAQ Listing. HBI will cause the shares of HBI common stock to be issued in the merger to have been authorized for listing on The NASDAQ Global Select Market.

Employee Matters. The Merger Agreement provides that HBI shall provide each employee who is actively employed by FBBI on the closing date while employed by HBI following the closing date with employee benefits which, in the aggregate, are no less favorable than employee benefits provided by HBI to similarly situated employees of HBI. FBBI and HBI will cooperate to ensure that FBBI’s employees that will be continuing on with HBI will be able to participate in FBBI’s benefits programs until they can transition to those provided by HBI, and respect shall be given to the prior service credit for each continuing employee’s service with FBBI and/or BCB. Before the effective time of the merger, FBBI will terminate certain benefit arrangements for certain employees and distribute payments to such employees in consideration of those terminations, and HBI will enter into employment agreement or arrangements with specified FBBI employees on stated terms. FBBI shall also terminate its 401(k) plan as of the Closing Date of the merger, with FBBI and BCB employees entitled to a distribution of assets therefrom, with HBI also permitting these participants to roll over their 401(k) plan balances to the 401(k) plan currently provided by HBI.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the merger, HBI will indemnify and hold harmless each present and former director and officer of FBBI and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the bylaws of FBBI and permissible under the applicable law.

In addition, for a period of six years following the effective time of the merger, HBI will provide director’s and officer’s liability insurance covering the present and former officers and directors of FBBI (determined as of the effective time) with respect to claims arising from facts or events occurring before the effective time (including the transactions contemplated by the Merger Agreement), which insurance will be no less advantageous to the indemnified party as that coverage currently provided by FBBI. At HBI’s option and in lieu of such director’s and officer’s liability insurance, HBI and FBBI will cooperate to select a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence, to be fully paid for by FBBI prior to the merger. However, if the premiums necessary to obtain such a policy would exceed $170,000, HBI and FBBI will cooperate to obtain the most advantageous policies of directors’ and officers’ liability insurance obtainable for an aggregate premium not exceeding $170,000.

No Solicitation. The Merger Agreement precludes FBBI and its respective officers, directors, agents, advisors and affiliates from initiating, soliciting, or encouraging inquiries or proposals with respect to, or participating in any negotiations concerning, or providing any nonpublic information relating to, any Acquisition Proposal (as defined below). However, if at any time after the date of the Merger Agreement and prior to obtaining the approval of the Merger Agreement by FBBI shareholders, FBBI receives an unsolicited bona fide Acquisition Proposal and the board of directors of FBBI concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below), then FBBI and its board of directors may furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of FBBI concludes in good faith (and based on the advice of counsel) that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable law. Prior to providing any such nonpublic information or engaging in any such negotiations, FBBI must have entered into a confidentiality agreement with such third party on terms no less favorable to FBBI than the confidentiality agreement between

FBBI and HBI, and such confidentiality agreement must expressly permit FBBI to comply with its obligations pursuant to the Merger Agreement. FBBI must promptly (and in any event within 24 hours) advise HBI following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and keep HBI promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Acquisition Proposal, or all amendments or proposed amendments thereto) on a current basis.

As used in the Merger Agreement, “Acquisition Proposal” means any proposal or offer other than the Merger Agreement with respect to any transaction or any public announcement by any entity of a proposal, plan or intention with respect to any (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute a substantial portion of the assets of FBBI in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

In addition, only in the event that FBBI receives an Acquisition Proposal that FBBI’s board of directors concludes in good faith constitutes a Superior Proposal (as defined below), the board of directors of FBBI may withdraw or materially and adversely modify its recommendation that FBBI shareholders vote to approve the Merger Agreement, or recommend to its shareholders an Acquisition Proposal other than the merger, or terminate the Merger Agreement, if it concludes in good faith (and based on the advice of counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, as long as FBBI gives HBI prior written notice at least four business days before taking such action and during such four business day period FBBI negotiates in good faith with HBI to enable HBI to make an improved offer that is at least as favorable to the shareholders of FBBI as such alternative Acquisition Proposal.

As used in the Merger Agreement, “Superior Proposal” means any proposal or offer other than the Merger Agreement with respect to any transaction or any public announcement by any entity of a proposal, plan or intention with respect to any (a) merger, consolidation, share exchange, business combination or other similar transaction; (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute a substantial portion of the assets of FBBI in a single transaction or series of transactions; or (c) tender offer or exchange offer for 50% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

Other Terms. As a condition of the closing, FBBI will effect the redemption of FBBI’s preferred securities and cause certain stock purchase agreements to be terminated. If HBI waives the condition that FBBI redeem its preferred securities prior to the closing of the merger, the terms of FBBI’s Series F preferred stock would require HBI, as successor to FBBI, to issue to the holder thereof shares of HBI preferred stock with equal liquidation preference and equivalent other terms as part of the merger.

Representations and Warranties

The Merger Agreement contains representations and warranties made by FBBI and BCB to HBI and Centennial Bank relating to a number of matters, including the following:

•	corporate organization, qualification to do business, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required regulatory consents, approvals and filings necessary in connection with the merger;

•	reports to regulatory authorities and the accuracy of the information contained therein;

•	financial statements, and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	compliance with applicable law, including the existence of cease-and-desist orders, consent agreements or memoranda of understanding or similar communications with governmental entities;

•	employee benefit matters;

•	accuracy of FBBI information provided in this proxy statement/prospectus;

•	legal proceedings;

•	certain material contracts;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	properties;

•	insurance and the cash surrender value of certain life insurance policies;

•	accounting and internal controls;

•	loan matters;

•	Community Reinvestment Act compliance;

•	investment securities;

•	related party transactions; and

•	labor matters.

The Merger Agreement also contains representations and warranties made by HBI and Centennial Bank to FBBI and BCB relating to a number of matters, including the following:

•	corporate organization, qualification to do business, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required regulatory consents, approvals and filings necessary in connection with the merger;

•	reports to regulatory authorities and the accuracy of the information contained therein;

•	financial statements, and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	legal proceedings;

•	tax matters; and

•	Community Reinvestment Act compliance.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” means, with respect to any party, a material adverse effect on the financial condition, results of operations or business of such FBBI and its Subsidiaries taken as a whole; provided, however, that, with respect to the financial condition of FBBI and its Subsidiaries, a “material adverse effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) the public disclosure of the Merger Agreement or the contemplated transactions or the consummation of the contemplated transactions, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

In addition, for purposes of the Merger Agreement, a “material adverse effect” also means, with respect to any party, a material adverse effect on the ability of such party to timely consummate the contemplated transactions.

The representations and warranties in the Merger Agreement do not survive the effective time of the merger and, as described below under “Effect of Termination,” if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, unless a party knowingly breached the Merger Agreement.

This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as Appendix A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by HBI and Centennial Bank, on the one hand, and FBBI and BCB on the other hand, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in HBI’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that HBI publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of the parties to complete the merger are subject to the satisfaction of the following conditions:

•	receipt of FBBI shareholder approval of the Merger Agreement;

•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order suspending the effectiveness of the Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the other transactions contemplated by the Merger Agreement; and

•	the receipt of all requisite regulatory approvals of governmental entities, including the necessary regulatory approvals from the Federal Reserve, the FDIC, the Arkansas State Bank Department and the Florida Office of Financial Regulation, and the expiration of all statutory waiting periods in respect thereof.

Conditions to Obligations of HBI. The obligation of HBI and Centennial Bank to complete the merger is also subject to the satisfaction, or waiver by HBI, of the following conditions:

•	the accuracy of the representations and warranties of FBBI and BCB as of the closing date of the merger, except where those failures to be true and correct that (disregarding any materiality, material adverse effect, express timing requirement, and/or similar qualifying terms), individually or in the aggregate, has not had and would not reasonably be expected to result in a material adverse effect on FBBI, and the receipt by HBI of an officer’s certificate to such effect;

•	performance in all material respects by FBBI of the obligations required to be performed by it at or prior to the closing date of the merger, and the receipt by HBI of an officer’s certificate to such effect;

•	receipt by HBI of an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., as to certain tax matters;

•	receipt by HBI of an opinion of FBBI’s counsel as to specified matters;

•	FBBI’s payment of the cash value of outstanding FBBI stock options and its termination of any outstanding FBBI stock options that are “out of the money”;

•	the redemption by FBBI of any outstanding preferred securities, which will require that FBBI receive regulatory approvals to do so; and

•	the termination of certain FDIC “loss share” arrangements or the consent of the FDIC to the transfer of the benefits of such arrangements to HBI.

Conditions to Obligations of FBBI. The obligation of FBBI to complete the merger is also subject to the satisfaction, or waiver by FBBI, of the following conditions:

•	the accuracy of the representations and warranties of HBI and Centennial Bank as of the closing date of the merger, except where those failures to be true and correct that (disregarding any materiality, material adverse effect, express timing requirement, and/or similar qualifying terms), individually or in the aggregate, has not had and would not reasonably be expected to result in a material adverse effect on HBI, and the receipt by FBBI of an officer’s certificate to such effect;

•	performance in all material respects by HBI of the obligations required to be performed by it at or prior to the closing date of the merger, and the receipt by FBBI of an officer’s certificate to such effect;

•	receipt by FBBI of an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., as to certain tax matters; and

•	receipt by FBBI of a an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., as to certain corporate matters and the validity of the HBI stock issued in the merger.

Termination; Termination Fee

The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the Merger Agreement by FBBI shareholders.

•	by mutual written consent of HBI and FBBI;

•	by either HBI or FBBI, if a requisite regulatory approval is denied and such denial has become final and non-appealable, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Merger Agreement;

•	by either HBI or FBBI, if the merger has not closed by December 31, 2015 (which date can be extended to February 28, 2016, by either party if the requisite regulatory approvals have not yet been obtained), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement;

•	by either HBI or FBBI, if there is a breach by the other party of any of its covenants, agreements, representations or warranties that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition of the other party, and such breach is not cured within 30 days following written notice to the party committing the breach, or the breach, by its nature, cannot be cured within such time (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement);

•	by either HBI or FBBI, if the FBBI shareholders have not approved the Merger Agreement and the transactions contemplated thereby at the duly convened FBBI special meeting or any adjournment or postponement thereof, provided that the failure to obtain such shareholder approval was not caused by the terminating party’s material breach of any of its obligations under the Merger Agreement;

•	by FBBI, prior to obtaining the FBBI shareholder approval, in order to enter into a definitive agreement providing for a Superior Proposal (provided that FBBI pays HBI a termination fee in advance of or concurrently with such termination, as described below);

•	by HBI, if holders of ten percent (10%) or more of the outstanding shares of FBBI common stock provide notice of dissent and do not vote in favor of the merger;

•	by HBI, if FBBI shall have (i) materially breached its obligations relating to its receipt of an Acquisition Proposal, (ii) the board of directors of FBBI shall have failed to make a recommendation to its shareholders in favor of the merger, (iii) the board of directors of FBBI shall have recommended, proposed or publicly announced its intention to recommend or propose to engage in a transaction resulting in a Superior Proposal, or (iv) FBBI shall have breached its obligations to timely give notice of and call, convene and hold a special meeting to consider the Merger Agreement and the transactions contemplated thereby; or

•	by either HBI or FBBI, if the volume-weighted average closing price of HBI Common Stock for the twenty (20) trading days through the day immediately preceding the closing date is less than or equal to $24.58.

FBBI is required to pay HBI a termination fee of $4,000,000 if the Merger Agreement is terminated by FBBI in order to enter into an agreement providing for a Superior Proposal or by HBI because (i) FBBI violated the no solicitation provision of the Merger Agreement; (ii) the board of directors of FBBI failed to recommend the merger; (iii) the FBBI board of directors has recommended, proposed, or publicly announced its intention to recommend or propose to engage in a transaction resulting in a Superior Proposal; or (iv) FBBI has failed to call, give notice of, convene and hold the FBBI shareholder meeting in accordance with the Merger Agreement.

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect, and none of FBBI, HBI, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement, except that (i) the provisions of the Merger Agreement relating to confidentiality obligations of the parties, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement and (ii) neither FBBI nor HBI will be relieved or released from any liability or damages arising out of its knowing breach of the Merger Agreement.

Amendments, Extensions and Waivers

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the shareholders of FBBI or HBI, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the Merger Agreement by the FBBI or HBI shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Stock Market Listing

Application will be made by HBI to have the shares of HBI common stock to be issued in the merger approved for listing on The NASDAQ Global Select Market, which is the principal trading market for existing shares of HBI common stock. It is a condition to both parties’ obligation to complete the merger that such approval is obtained, subject to official notice of issuance.

Fees and Expenses

Except for (i) the registration fee for the filing of the Form S-4, of which this proxy statement/prospectus is a part, and other fees paid to the SEC in connection with the merger, which will be paid by HBI, and (ii) any termination fees, as described elsewhere in this proxy statement/prospectus, all fees and expenses incurred in connection with the merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement (including costs and expenses of printing and mailing this proxy statement/prospectus) will be paid by the party incurring such fees or expenses, whether or not the merger is completed.

Escrow Agreement

The Merger Agreement provides for $2,000,000 of the Purchase Price to be paid into escrow. The release of the funds from escrow will be governed by an Escrow Agreement, a form of which is attached to the Merger Agreement as Exhibit B. The following is a summary of the material terms of the Escrow Agreement. The summary is qualified by reference to Exhibit B to the Merger Agreement, a copy of which is attached hereto as Appendix A. The Escrow Agreement is considered an integral part of the merger, such that no separate approval of the Escrow Agreement or its terms will be required. Because the Escrow Agreement will not be executed until the closing of the merger, its terms may change, though neither HBI or FBBI anticipates that any such changes would materially impact the rights of FBBI shareholder to receive escrowed funds.

The Parties. The parties to the Escrow Agreement will be HBI, an escrow agent to be selected by HBI and FBBI, and a representative of the FBBI shareholders to be selected by FBBI. At this time, HBI and FBBI expect that SunTrust Bank will serve as escrow agent. FBBI has not yet selected an individual to serve as FBBI shareholder representative, though it anticipates selecting such representative from among FBBI’s and BCB’s directors.

Escrow Amount and Release. The Escrow Agreement requires HBI to place $2,000,000 in cash into the escrow account at or prior to the closing. The escrowed amount will be used to pay expenses related to the escrow, released to HBI, or released to shareholders of FBBI.

HBI will be entitled to receive payments from the escrow in the event that it incurs a loss in connection with the two pending class action lawsuits against BCB, as described under “Certain Information Concerning FBBI—Legal Proceedings,” beginning on page 92. Under the Escrow Agreement, “loss” is defined broadly to include a wide variety of payments that could be made by HBI, including settlement amounts and legal expenses. “Loss,” however, is limited to amounts that will not be reimbursed by insurance available to HBI.

Amounts in escrow will be released to FBBI to the extent that they have not been used to fund expenses of escrow or released to HBI to reimburse HBI for the losses described above. The amount payable to shareholders of FBBI will be determined and paid (to the extent that any funds are due and owing to FBBI shareholders) upon the earlier of (i) the resolution of both class action lawsuits pending against BCB or (ii) the second anniversary of the closing of the merger.

Any amounts payable to FBBI shareholders will be transferred to the exchange agent, who will in turn pay them to FBBI shareholders of record as of the closing of the merger in accordance with their ownership interests at such time. FBBI shareholders may not transfer their rights to receive amounts from escrow after the closing of the merger and may not transfer them separate from their FBBI common stock.

Role of the Shareholder Representative. The shareholder representative will serve an important function on behalf of FBBI shareholders. Under the Escrow Agreement, the shareholder representative may select counsel to defend the class action lawsuits and will have the right to approve or reject any settlement of the class action lawsuits, provided that such approval may not be unreasonably withheld. In addition, each time that HBI requests a disbursement from escrow, the request must be submitted to the escrow agent in the form of a joint written direction signed by HBI and the representative, giving the representative the right to review and approve such requests.

Under the Escrow Agreement, the representative will be compensated for his or her services through a cash payment of $10,000 and will be indemnified for losses related to his or her services. Any indemnity will be funded through from the escrowed funds. If the shareholder representative becomes unwilling or unable to serve, HBI may select a replacement representative from among the FBBI shareholders, provided that such person may not be an employee of HBI or any of its affiliates.

The Escrow Agent; Fees and Expenses; Investment of Funds. Up to $10,000 of the fees of the escrow agent will be borne by HBI. Any additional fees and expenses of the escrow agent will be paid from the escrowed funds. The escrow agent has broad authority to take any number of actions will respect to the escrowed funds. In each case, the escrow agent will be held harmless for its actions and will be indemnified, subject to certain limitations, for its expenses from the escrowed funds. The escrow agent will place the escrowed funds in a non-interest bearing deposit account. As a result, the escrowed funds will not earn a return while placed in escrow.

Dispute Resolution. In the event of any dispute between HBI and the shareholder representative, the parties will be required to resolve such dispute through binding arbitration. At the conclusion of such arbitration, HBI and the shareholder representative will be required to give a joint written direction to the escrow agent to disburse the funds in accordance with the ruling of the arbitrator.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of FBBI common stock who exchange shares of FBBI common stock for shares of HBI common stock and cash pursuant to the merger. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger).

The following discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a U.S. holder means a holder of FBBI common stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds FBBI common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding FBBI common stock, you should consult your tax advisor regarding the tax consequences of the merger.

This discussion addresses only those FBBI shareholders that hold their FBBI common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the United States federal income tax consequences that may be relevant to particular FBBI shareholders in light of their individual circumstances or to FBBI shareholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold FBBI common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of FBBI common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

HBI and FBBI have structured the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this document is a part, HBI and FBBI have received an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (“MWSGW”), that, as of the date of such opinion, if certain factual circumstances exist, the mergers, taken together, will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that HBI and FBBI will each be a party to that reorganization. This tax opinion is an exhibit to this registration statement and the disclosure in this section is based upon such tax opinion. The parties will not be required to consummate the merger unless they each receive an additional opinion of MWSGW, dated the closing date of the merger, confirming that the mergers, taken together, will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that HBI and FBBI will each be a party to that reorganization. The opinion of MWSGW regarding the merger will be based on assumptions, representations, warranties and covenants, including those contained in the Merger Agreement and in tax representation letters provided by HBI and FBBI. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions are binding on the Internal Revenue Service or the courts. HBI and FBBI have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each FBBI shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Consequences of the Merger Generally. On the basis of the opinions delivered in connection herewith:

•	no gain or loss will be recognized by HBI or FBBI as a result of the merger;

•	gain (but not loss), if any, will be recognized by those holders who receive shares of HBI common stock and cash in exchange for shares of FBBI common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash (excluding any cash received in lieu of a fractional share) and the fair market value of the HBI common stock received pursuant to the merger over the adjusted tax basis in the FBBI common stock surrendered), and (2) the amount of cash received by such holder of FBBI common stock (excluding any cash received in lieu of a fractional share);

•	the aggregate tax basis in the shares of HBI common stock received by a FBBI shareholder in the merger (including any fractional share interests deemed received and sold as described below) will equal the aggregate tax basis of the FBBI common stock surrendered, decreased by the amount of cash received in the merger (excluding any cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below); and

•	the holding period of HBI common stock received in exchange for shares of FBBI common stock (including fractional shares of HBI common stock deemed received and redeemed as described below) will include the holding period of the FBBI common stock that is surrendered in the merger.

If a holder of FBBI common stock acquired different blocks of FBBI common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of FBBI common stock and such holder’s basis and holding period in his or her shares of HBI common stock may be determined with reference to each block of FBBI common stock. Any such holders should consult their tax advisors regarding the manner in which cash and HBI common stock received in the exchange should be allocated among different blocks of FBBI common stock and with respect to identifying the bases or holding periods of the particular shares of HBI common stock received in the merger.

Taxation of Gains. Gain that holders of FBBI common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their FBBI common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of FBBI common stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns HBI stock other than HBI stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of FBBI common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Tax Treatment of the Contingent Consideration. FBBI shareholders may be eligible to recognize any gain realized with respect to that portion of the merger consideration that is contingent (i.e., the $2,000,000 that is being held in escrow and that may be released to FBBI shareholders, in whole or in part, upon resolution of certain litigation) under the installment method unless a holder elects to not have the installment method apply to the sale. Under the contingent payment installment sale rules, an FBBI shareholder must allocate a portion of the basis in his, her, or its FBBI common stock to the contingent portion of the consideration received in the merger. The rules for allocating basis in a contingent payment sale that is subject to the installment rules can be quite complex. The rules for allocating basis provide generally that, in the case of a contingent payment sale in which there is a maximum selling price, basis is allocated ratably to each potential payment, regardless of whether such payment is contingent or not. The regulations provide alternative methods of recovering basis if failure to employ the alternative method would result in a substantial distortion of income or basis recovery over time. Use of an alternative method may require pre-approval from the Internal Revenue Service, i.e., the taxpayer may be required to submit a request to the Internal Revenue Service for a letter approving the use of such alternative method, before allocating basis and reporting any gain using such alternative method on the taxpayer’s tax return. Finally, since any payment made to FBBI shareholders from the escrow will be made subsequent to closing, the imputed interest or original issue discount rules of the Internal Revenue Code will require that a portion of any such payment be treated as interest income and reported by HBI as such to FBBI shareholders. Only the excess of the amount received upon release from the escrow over the amounts treated as interest income (net of any basis allocated to such contingent payment) may be recognized as capital gain with respect to the exchange of FBBI common stock in connection with the merger. Application of the contingent payment installment sale rules to a particular taxpayer’s situation can be quite complex and FBBI shareholders are strongly encouraged to seek the advice of tax counsel in determining how these rules may apply to them in connection with any gain recognized upon the exchange of FBBI common stock for cash, including any cash paid to FBBI shareholders upon release of the escrowed amount, and HBI common stock in connection with the merger.

Cash Received Instead of a Fractional Share of HBI Common Stock. If a FBBI shareholder receives cash instead of a fractional share of HBI common stock, he or she will be treated as having received the fractional share of HBI common stock pursuant to the applicable merger and then as having sold that fractional share of HBI common stock for cash. As a result, the FBBI shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to the fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of FBBI common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to HBI and the exchange agent or, in the case of backup withholding, furnishes its correct taxpayer identification number and generally otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The discussion set forth above does not address all United States federal income tax consequences that may be relevant to holders of FBBI common stock and may not be applicable to such holders that are subject to special rules. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

DESCRIPTION OF HBI’S CAPITAL STOCK

The following is a description of the HBI common stock and certain provisions of HBI’s Restated Articles of Incorporation, Bylaws and applicable law. The following is only a summary and is qualified by applicable law and by the provisions of HBI’s Restated Articles of Incorporation and Bylaws, copies of which have been filed with the SEC and are also available upon request from HBI.

General

Under HBI’s Restated Articles of Incorporation, as amended, HBI has authority to issue up to 100,000,000 shares of common stock, par value $0.01 per share, and up to 5,500,000 shares of preferred stock, par value $0.01 per share. Each share of HBI common stock has the same relative rights as, and is identical in all respects to, each other share of HBI common stock.

As of June 30, 2015, there were 67,737,390 shares of HBI common stock issued and outstanding, and approximately 2,147,732 shares of common stock were reserved for issuance pursuant to HBI’s stock option plan. HBI common stock is listed on The NASDAQ Global Select Market under the symbol “HOMB.” The outstanding shares of HBI’s common stock are validly issued, fully paid and non-assessable.

As of June 30, 2015, no shares of HBI preferred stock are issued and outstanding.

Common Stock

Voting Rights. Holders of HBI common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of HBI common stock do not have cumulative voting rights.

Dividend Rights. Holders of HBI common stock are entitled to receive ratably dividends when, as, and if declared by HBI’s board of directors out of funds legally available for the payment of dividends. Holders of any preferred stock HBI may issue in the future may have a priority over holders of common stock with respect to dividends. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on HBI’s subsidiaries by statute or regulation effectively may limit the amount of dividends HBI can pay.

Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of HBI, the holders of HBI common stock are entitled to receive ratably all of the assets of HBI available for distribution after satisfaction of all liabilities of HBI, subject to the rights of the holders of any of HBI’s preferred shares that may be issued from time to time.

Other Rights. Holders of HBI common stock have no preferential or preemptive rights with respect to any securities of HBI, and there are no conversion rights or redemption or sinking fund provisions applicable to HBI common stock.

Restrictions on Ownership. The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of HBI common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of HBI common stock under the Change in Bank Control Act. Any holder of 25% or more of HBI common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over HBI, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Modification of Rights. Rights of the holders of HBI common stock may not be modified by less than a majority vote of the common stock outstanding. Additionally, under the Arkansas Business Corporation Act of 1987, a majority vote is required for the approval of a merger or consolidation with another corporation, and for the sale of all or substantially all of HBI’s assets and liquidation or dissolution of HBI.

Transfer Agent. The transfer agent and registrar for HBI common stock is Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078.

For additional information concerning HBI’s common stock, see “Comparison of Rights of Holders of HBI and FBBI Common Stock” below.

Preferred Stock

The 5,500,000 authorized shares of HBI preferred stock, par value $0.01 per share, are typically referred to as “blank check” preferred stock. This term means that these shares of preferred stock may be issued with such preferences, limitations, relative rights, and terms as determined by HBI’s board of directors. As such, the board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. As of the date of this proxy statement/prospectus, HBI had no designated or outstanding shares of preferred stock.

COMPARISON OF RIGHTS OF HOLDERS OF HBI AND FBBI COMMON STOCK

General

FBBI is incorporated under the laws of the State of Florida and the rights of FBBI shareholders are governed by the laws of the State of Florida, FBBI’s Articles of Incorporation and FBBI’s Bylaws, as amended. As a result of the merger, FBBI shareholders who receive shares of HBI common stock will become HBI shareholders. HBI is incorporated under the laws of the State of Arkansas and the rights of HBI shareholders are governed by the laws of the State of Arkansas, HBI’s Restated Articles of Incorporation, as amended, and HBI’s Bylaws. Thus, following the merger, the rights of FBBI shareholders who become HBI shareholders in the merger will no longer be governed by FBBI’s Articles of Incorporation and FBBI’s Bylaws, and instead will be governed by HBI’s Restated Articles of Incorporation, as amended, and Bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of HBI shareholders under the HBI Restated Articles of Incorporation, as amended, and Bylaws (right column), and the rights of FBBI shareholders under FBBI’s Amended and Restated Articles of Incorporation and its Bylaws, as amended (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of HBI’s Restated Articles of Incorporation and amendments thereto, HBI’s Bylaws, FBBI’s Amended and Restated Articles of Incorporation and FBBI’s Bylaws.

FBBI	HBI
Removal of Directors

FBBI’s Amended and Restated Articles of Incorporation and its Bylaws provide that directors may be removed for any reason at a meeting of shareholders, noticed and called expressly for that purpose by a vote of the holders of not less than 66% of the shares then entitled to vote at an election of directors.	HBI’s Restated Bylaws provide that a director may be removed at any time, with or without cause, by the shareholders at a special meeting called expressly for that purpose.

Vacancies on the Board of Directors

FBBI’s Bylaws provide that any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders.	HBI’s Restated Bylaws provide that if a vacancy occurs in the Board of Directors by reason of death or resignation, or if the shareholders fail to fill all the vacancies on the board of directors at the annual meeting of shareholders or any meeting for the purpose of electing directors, or if by an affirmative vote of a majority of the board of directors a vacancy is declared to exist, the vacancies shall be filled by the affirmative vote of a majority of the remaining members of the board of directors. Any vacancy caused by removal of a director shall be filled by the shareholders at a shareholders meeting at which the vacancy is created or at a subsequent meeting.

FBBI	HBI

Shareholder Proposals and Nominations

FBBI Bylaws provide that a shareholder may place on the agenda certain new business to be considered at an annual meeting, including the nominations for directors, provided the shareholder has given proper written notice to the Corporate Secretary of not less than ten business days before the time originally fixed for such meeting.

HBI has adopted a policy stating that its Nominating and Corporate Governance Committee will consider a candidate properly and timely recommended for directorship by a stockholder or group of stockholders of HBI if:

FBBI Bylaws provide that to be considered for inclusion in the proxy statement and proxy relating to the annual meeting of shareholders, a shareholder proposal must be received by the Corporate Secretary of FBBI by no later than one hundred twenty (120) calendar days in advance of the date (month and date) of FBBI’s proxy statement released to shareholders in connection with the previous year’s annual meeting, except if no annual meeting was held in the previous year, such proposal must be received by FBBI at a reasonable time before solicitation for the upcoming annual meeting of the shareholders is made.

The recommendation is submitted by one or more stockholders that have individually or as a group owned beneficially at least two percent of HBI’s issued and outstanding common stock for at least one year, determined as of the date the recommendation is submitted; and

The recommendation is submitted to the Secretary of HBI, in writing via certified U.S. mail, not less than 120 days prior to the first anniversary of the date of the proxy statement relating to HBI’s previous annual meeting.

The recommendation includes specified information about the recommending shareholder(s) and the candidate, such required information is provided in more detail in HBI’s “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” published on HBI’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

The recommending shareholder(s) and the candidate submit, with the recommendation, a signed statement agreeing and acknowledging that, among other things, the recommending shareholder will maintain an ownership of at least two percent of HBI’s stock throughout the candidate’s term as director.

Upon receipt of the recommendation, the committee will consider the qualifications of the candidate. The committee does not intend to review and/or consider candidates in a manner different than other recommendations, although the committee may prefer director candidates who are personally known to the existing directors, have the requisite experience and whose reputations are highly regarded.

In order for a proposal by a shareholder to be presented at an annual meeting of HBI’s shareholders, the proposal must be included in the related proxy statement and proxy form. For a

FBBI	HBI

shareholder proposal to be included in the proxy statement and proxy form for an annual meeting of HBI’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including HBI’s Bylaws and Rule 14a-8 of the Exchange Act; and (2) be received by HBI at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Holly A. McKenna, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 5, 2015, in the case of the Annual Meeting of Shareholders in 2016. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before HBI begins to print and mail its proxy materials.

Voting Rights in an Extraordinary Transaction
FBBI’s Amended and Restated Articles of Incorporation state that FBBI shall not be merged or consolidated with another corporation or entity and FBBI shall not sell or otherwise dispose of all or substantially all of the properties or assets of FBBI unless such merger, consolidation, sale or disposition is approved by a vote of at least 66% of the outstanding shares of common stock of FBBI.	Neither HBI’s Restated Articles of Incorporation, as amended, nor HBI’s Restated Bylaws impose heightened shareholder approval requirements for any action. Arkansas law therefore governs the number of votes required to take any action.

Anti-Takeover Provisions and Other Shareholder Protections

In addition to the increased voting requirements described above, FBBI’s Restated Articles of Incorporation require that FBBI’s board of directors consider, in the context of a merger or acquisition transaction, the social and economic effect of the transaction on FBBI’s present and future customers and employees and those of BCB and of other FBBI subsidiaries; on the communities in which FBBI and BCB operate or are located; on the ability of the FBBI Company to fulfill its corporate objectives as a financial institution holding company; and on the ability of BCB to fulfill the objectives of such institutions under applicable statutes and regulations. Consideration of these factors could have caused the board of directors of FBBI to reject an acquisition proposal that was otherwise advantageous to the shareholders of FBBI.

In addition, FBBI has entered into contracts with certain officers and employees entitling such persons to payments upon a merger or other takeover event, if such person’s employment is terminated as described in more detail in such contracts.

Neither HBI’s Restated Articles of Incorporation, as amended, nor HBI’s Restated Bylaws include anti-takeover provisions or other shareholder protections in the context of a takeover or merger.

FBBI	HBI

Indemnification of Directors and Officers

FBBI’s Amended and Restated Articles of Incorporation provide that FBBI shall indemnify any person made a party to an action, suit or proceeding:

(a)by, or in the right of, FBBI to procure a judgment in favor by reason of such person being or having been (i) a director, officer, employee or agent of FBBI; (ii) a director, officer, employee or agent of any other corporation, firm, association or entity which such person served as such at the request of FBBI, including a subsidiary of FBBI (but only if such indemnification is approved in writing by the Chief Executive Officer of FBBI); or (iii) trustee of any employee benefit plan or trust or other program sponsored by FBBI or any subsidiary of FBBI, in each case, against the reasonable expenses, including attorneys’ fees, incurred by such person in connection with the defense or settlement of such action, or in connection with an appeal therein; provided that indemnification is limited to instances where the Board of Directors, by a majority vote of a quorum consisting only of directors not a party to such proceeding, determines, the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of FBBI with no reasonable belief to believe his or her action was unlawful. Additionally, in any case where such person is adjudged in a final adjudication to have been guilty of, or liable for, conduct as to which as a matter of law, no such indemnification may be made; and

(b) other than one by or in the right of FBBI to procure judgement in its favor, whether civil or criminal, brought to impose liability or penalty on such person for an act alleged to have been committed by such person in his or her capacity as: (i) a director, officer, employee or agent of FBBI; (ii) a director, officer, employee or agent of any other Corporation, firm, association or entity which such person served as such at the request of FBBI, including a subsidiary of FBBI (but only if such indemnification is approved in writing by the Chief Executive Officer of FBBI); or (iii) a trustee of any employee benefit plan or trust or other program sponsored by FBBI or any subsidiary of FBBI, in each case, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred as a result of such action, suit or proceeding, or any appeal therein, unless the Board of Directors, by a majority vote of a quorum consisting of only directors not a party to such proceeding, determines that such person did not act in good faith and with the reasonable belief that such action was in the best interest of FBBI.

In HBI’s Restated Articles of Incorporation, as amended, and Restated Bylaws, every person who was or is a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of HBI (or is or was serving at the request of HBI as a director or officer of another entity) shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act of 1987 (“ABCA”), against all expenses, liabilities and losses reasonably incurred or suffered by him in connection therewith.

The rights of indemnification provided in the Restated Articles of Incorporation are not exclusive of any rights which may be available under any agreement, vote of stockholders, provision of law or otherwise. In addition, the Articles of Incorporation authorize HBI to maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of HBI, whether or not HBI would have the power to provide indemnification to such person.

FBBI	HBI

The termination of any such civil or criminal action, suit or proceeding by judgment, settlement, conviction, or upon plea of nolo contendere shall not itself disqualify such person from indemnification except in any case where such person is adjudged in a final adjudication to have been guilty of, or liable for, conduct as to which as a matter of law, no such indemnification may be made.

FBBI’s Amended and Restated Articles of Incorporation provide that FBBI shall not indemnify any person, if a judgment or other financial adjudication established that his or her actions or omissions were material to cause of action and constitute: (a) a violation of a criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;(b) a transaction from which the person derived improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Florida law governing unlawful distributions or dividends is triggered; or (d) willful misconduct or a conscious disregard for the best interests of FBBI in a proceeding by or in the right of FBBI to procure a judgement in its favor in a proceeding by or in the right of a shareholder.

FBBI’s Amended and Restated Articles of Incorporation provide that FBBI may indemnify a director, officer, employee or agent of FBBI or of any other corporation, firm, association or entity which such person served as such at the request of FBBI, including a subsidiary of FBBI, if the Board of Directors, by a majority vote of a quorum consisting only of directors not a party to such proceeding, determines that the person seeking indemnification: (a) acted in good faith; (b) acted in a manner reasonably believed to be in the best interest of FBBI; and (c) with respect to a criminal action, he or she had no reason to believe his or her conduct was unlawful.

FBBI’s Amended and Restated Articles of Incorporation provide that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be offered to directors, officers and controlling persons of FBBI, FBBI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by FBBI of expenses incurred or paid by a director, officer or controlling person of FBBI in

FBBI	HBI

the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FBBI undertakes, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and agrees to be governed by the final adjudication of such issue.

FBBI’s Amended and Restated Articles of Incorporation provide that FBBI may enter into indemnification agreements with directors, officers, employees of FBBI or of any other corporations, firm, association or entity which such person served as such at the request of FBBI, including a subsidiary of FBBI which may provide for further or expanded indemnification rights or otherwise modify the rights provided.

FBBI’s Amended and Restated Articles of Incorporation provide that FBBI (a) may elect to advance payments of expenses, including attorneys’ fees to any person who may be entitled to indemnification hereunder during the pendency of any claim, action or proceeding; provided such advancement is made after a determination by either the Board of directors, by a majority vote of a quorum consisting only of directors not a party to such proceeding, or by independent legal counsel, that such an advancement is proper and in FBBI’s best interest and provided any person seeking advancement of expenses agrees in writing to reimburse FBBI for such expenses if that person is ultimately determined not to be entitled to indemnification from FBBI; and (b) in any instance where more than one person may be entitled to advancement of attorneys’ fees hereunder, shall select one attorney to serve as attorney for all such persons, unless, in the opinion of the attorney selected by FBBI, a conflict of interest exists which would prevent representation by that attorney of one or more persons. Notwithstanding the foregoing provision, any person may at any time decide to be represented by an attorney of his choosing, at his or her own expense.

Shareholder Action by Written Consent
FBBI’s Amended and Restated Articles of Incorporation provide that any action required or permitted to be taken by the shareholders of FBBI may be effected at a duly called Annual or Special Meeting of Shareholders of FBBI or may be effected by consent in writing by such shareholders.	Shareholder action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by the holders of all shares entitled to vote thereon.

FBBI	HBI

Special Meetings
FBBI’s Amended and Restated Articles of Incorporation provide that Special Meetings of shareholders of FBBI, may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the President of FBBI, or by shareholders holding at least twenty percent (20%) of the outstanding shares of FBBI.	Special meetings of the shareholders may be called at any time by the president, resolution of the board of directors, or by the holders of not less than ten percent (10%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Shareholders’ Rights to Examine Books and Records

Per FBBI’s Bylaws, FBBI shareholders are entitled to inspect and extract during regular business hours, at FBBI’s principal office, corporate records entitled to inspection by shareholders under Florida law, if the shareholder gives written notice of his or her demand at least five (5) business days before the date of inspection. Specifically, Florida law permits shareholder inspection of (i) FBBI’s Amended and Restated Articles of Incorporation and Bylaws and any amendments thereto; (ii) board resolutions creating any classes or series of shares and fixing their relative rights; (iii) shareholder meeting minutes and records for the past three years; (iv) written communications to all shareholders, including financial statements furnished, for the past three years; (v) the names and business street addresses of the current directors and officers; and (vi) FBBI’s most recent annual report delivered to the Florida Department of State.

The shareholder’s written demand must state the purpose of the request. FBBI may impose a reasonable charge to cover the costs of labor and material for copies of any documents provided to the shareholder. The charge may not exceed the estimated cost of production or reproduction of the records.

Arkansas law provides a shareholder and his, her, or its agent or attorney with a right to inspect (beginning two (2) business days after notice of a meeting is given) and copy the corporation’s shareholder list.

Arkansas law also permits any shareholder, on at least five (5) business days advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect, (2) board resolutions of the corporation relating to the creation of fixing the rights, preferences and limitations of any class of shares that are still outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three (3) years, (4) the name and business addresses of the current directors and officers, and (5) the most recent annual franchise tax report delivered to the Arkansas Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting, (b) accounting records, (c) the record of shareholders, and (d) the shareholder list as described above, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

FBBI	HBI

Amendments to Articles of Incorporation and Bylaws

Under Florida law, an amendment to the articles of incorporation generally is approved if a majority of the votes representing the quorum approves it; provided, however, FBBI’s Amended and Restated Articles of Incorporation state that the Corporation reserves the right to amend or repeal any provision contained within [its] Articles of Incorporation in the manner prescribed by Chapter 607, Florida Statutes, and all rights conferred upon shareholders are granted subject to this reservation; however, an affirmative vote of at least 66% of the outstanding common stock of FBBI shall be necessary to amend Articles VIII and Article VI, section 6 of FBBI’s Amended and Restated Articles of Incorporation.

FBBI’s Bylaws may be altered, amended or repealed and new Bylaws may be adopted, by the Board of Directors.

Under Arkansas law, an amendment to the articles of incorporation generally is approved if a majority of the votes representing the quorum approves it. Pursuant to HBI’s Restated Bylaws, a quorum at any meeting of the shareholders of HBI consists of a majority of the votes entitled to be cast on the matter, represented in person or by proxy at such meeting.

An amendment to the Restated Bylaws may be adopted, amended or repealed at any meeting of the board of directors.

Notwithstanding the foregoing, under Arkansas law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Ark. Code Ann. §4-27-1004.

Dividends

Under Florida law and FBBI’s Bylaws, FBBI may not make any distribution to its shareholders if, after giving effect to the distribution (1) FBBI is insolvent or (2) FBBI’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if FBBI were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Approval of the Florida Office of Financial Regulations is required before a Florida bank can declare and pay any dividend where its net income from the current year combined with the retained net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by law, regulation, order or any written agreement with the Florida Office or a state or federal regulatory agency.

FBBI and BCB are also subject to relevant regulations and policies promulgated by the Federal Reserve and the FDIC relating to the payment of dividends. In general, these regulations and policies may limit the payment of dividends in relation to FBBI’s earnings and when BCB is considered less than well capitalized for regulatory purposes.

Under Arkansas law, a corporation may not make any distribution to its shareholders if, after giving effect to the distribution (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The ability of HBI to pay dividends to its shareholders is directly influenced by the ability of Centennial Bank to pay dividends to HBI, as its sole shareholder.

Approval of the Arkansas State Bank Commissioner is required before Centennial Bank can declare and pay any dividend of 75% or more of its net profits after all taxes for the current year plus 75% of the retained net profits for the immediately preceding year.

In addition, the Federal Reserve further limits the ability to pay dividends if the total of all dividends declared in any calendar year by the bank exceeds the bank’s net profits to date for that year combined with its retained net profits for the preceding two years.

FBBI	HBI

Appraisal Rights

Neither FBBI’s Amended and Restated Articles of Incorporation nor FBBI’s Bylaws, as amended, address appraisal rights. Florida law therefore governs when a shareholder is entitled to dissent, the process for dissenting and the amount of the payment.

Pursuant to Florida Statutes § 607.1302, the FBBI shareholders have appraisal rights because FBBI shares are being acquired.

Neither HBI’s Restated Articles of Incorporation, as amended, nor HBI’s Bylaws address dissenters’ rights. Arkansas law therefore governs when a shareholder is entitled to dissent, the process for dissenting and the amount of the payment.

The HBI shareholders do not have dissenters’ rights for this transaction under Arkansas law.

CERTAIN INFORMATION CONCERNING HBI

General

HBI is a Conway, Arkansas headquartered bank holding company registered under the federal Bank Holding Company Act of 1956. HBI’s common stock is traded through The NASDAQ Global Select Market under the symbol “HOMB.” HBI is primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through its wholly owned community bank subsidiary—Centennial Bank. Centennial Bank has locations in Arkansas, Florida and South Alabama.

Financial and other information relating to HBI is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015. Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of HBI, as well as additional information, including executive compensation, beneficial ownership of HBI securities, and certain relationships and related person transactions, is set forth in or incorporated by reference in HBI’s 10-K and in its proxy statement for its 2015 annual meeting of shareholders. See “Documents Incorporated by Reference.”

FBBI SPECIAL MEETING OF SHAREHOLDERS

General

FBBI’s board of directors is using this proxy statement/prospectus to solicit proxies from the holders of shares of FBBI common stock for use at the FBBI special meeting.

Together with this proxy statement/prospectus, FBBI is also sending you a notice of the special meeting and a form of proxy that is solicited by FBBI’s board of directors. The FBBI special meeting will be held at [●], Tampa, Florida at [●] Eastern Time. On [●], 2015, FBBI commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the FBBI special meeting.

Purpose of FBBI Special Meeting

At the FBBI special meeting, FBBI shareholders will be asked to:

•	approve the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, which is referred to as the Merger Proposal; and

•	approve one or more adjournments of the FBBI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger Proposal, which is referred to as the Adjournment Proposal.

Recommendation of FBBI’s Board of Directors

FBBI’s board of directors recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. See “The Merger—Recommendation of FBBI’s Board of Directors and Reasons for the Merger” on page 42.

FBBI Record Date and Quorum

FBBI’s board of directors has fixed the close of business on [●], 2015, as the record date for determining the holders of FBBI stock entitled to receive notice of and to vote at the FBBI special meeting.

As of the FBBI record date, there were [●] shares of FBBI common stock outstanding and entitled to vote at the FBBI special meeting held by [●] holders of record. Each share of FBBI common stock entitles the holder to one vote at the FBBI special meeting on each proposal to be considered at the FBBI special meeting.

The representation (in person or by proxy) of holders of at least a majority of the votes entitled to be cast on each of the matters to be voted on at the FBBI special meeting constitutes a quorum for action on that matter at the FBBI special meeting. All shares of FBBI common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the FBBI special meeting.

Required Vote; Effects of Abstention or Failure to Vote

Required Vote to Approve the Merger Proposal. Approval of the Merger Proposal requires the affirmative vote by the holders of at least 66% of the outstanding common shares of FBBI, provided that a quorum is present at the FBBI special meeting. Therefore, assuming that a quorum is present, your failure to vote, an abstention or a broker non-vote will have the effect of a vote “AGAINST” the Merger Proposal.

The directors and certain officers of FBBI and BCB entered into voting agreements with HBI pursuant to which they agreed to vote 3,594,125 total shares in favor of the merger. These shares represent approximately 46.0% of the FBBI common stock entitled to vote at the FBBI special meeting (excluding any shares issued upon exercise of FBBI options).

Required Vote to Approve the Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the shares of FBBI voting on the proposal. Therefore, your failure to vote, an abstention or a broker non-vote will have no effect on the approval of the Adjournment Proposal.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a FBBI shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the FBBI special meeting in the manner it directs. A FBBI shareholder may vote by proxy or in person at the FBBI special meeting. If you hold your shares of the FBBI common stock in your name as a shareholder of record, to submit a proxy, you, as a FBBI shareholder, may vote by completing and signing the accompanying proxy and returning it to FBBI as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of FBBI stock represented by it will be voted at the FBBI special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of FBBI common stock represented by the proxy will be voted as recommended by FBBI’s board of directors.

If your shares are held in a street name, you should follow the instructions you receive from your broker in order to direct your broker how to vote, and you should also follow the instructions of your broker regarding revocation of proxies.

Every FBBI shareholder’s vote is important. Accordingly, each FBBI shareholder should sign, date and return the enclosed proxy card, whether or not the FBBI shareholder plans to attend the FBBI special meeting in person.

Revocability of Proxies and Changes to a FBBI Shareholder’s Vote

A FBBI shareholder has the power to change his or her vote at any time before his or her shares of FBBI common stock are voted at the FBBI special meeting by:

•	sending a written notice of revocation to FBBI’s corporate secretary at 4301 W. Boy Scout Boulevard, Suite 150, Tampa, Florida 33607 stating that you would like to revoke your proxy;

•	sending a completed proxy card bearing a later date than your original proxy card; or

•	attending the FBBI special meeting and voting in person if your shares of FBBI common stock are registered in your name rather than in the name of a broker, bank or other nominee, and you so request, although attendance at the special meeting will not by itself revoke a previously granted proxy.

If you choose the first or the second method, FBBI must receive your written notice of revocation or later dated proxy card prior to the shareholder vote on the Merger Proposal at the special meeting. If you have instructed a bank, broker or other nominee to vote your shares of FBBI common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by FBBI. FBBI will reimburse brokerage firms and other custodians, nominees and fiduciaries of reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of FBBI may solicit proxies personally by telephone without additional compensation.

Attending the FBBI Special Meeting

All FBBI shareholders as of the record date, or their duly appointed proxies, may attend the FBBI special meeting. Registration and seating will begin at [●], Eastern Time.

If you hold your shares of FBBI common stock in your name as a shareholder of record and you wish to attend the FBBI special meeting, please bring your proxy and valid picture identification to the FBBI special meeting.

If your shares of FBBI common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the FBBI special meeting, you need to bring a copy of a bank or brokerage statement to the FBBI special meeting reflecting your stock ownership as of the record date. If you also intend to vote at the special meeting, you must also obtain and bring a legal proxy, executed in your favor, from the broker, bank or other nominee that is the holder of record of your shares. In either instance, you should also bring valid picture identification.

FBBI PROPOSALS

Merger Proposal

As discussed throughout this proxy statement/prospectus, FBBI is asking its shareholders to approve the Merger Proposal. Holders of FBBI common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the merger. In particular, holders of FBBI common stock are directed to the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

FBBI’s board of directors recommends a vote “FOR” the Merger Proposal.

Adjournment Proposal

The FBBI special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FBBI special meeting to approve the Merger Proposal.

If, at the FBBI special meeting, the number of shares of FBBI common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, FBBI intends to move to adjourn the FBBI special meeting in order to enable FBBI’s board of directors to solicit additional proxies for approval of the Merger Agreement. In that event, FBBI will ask its shareholders to vote only upon the Adjournment Proposal, and not the Merger Proposal.

In this proposal, FBBI is asking its shareholders to authorize the holder of any proxy solicited by FBBI’s board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the FBBI special meeting to another time and place for the purpose of soliciting additional proxies. If the FBBI shareholders approve the Adjournment Proposal, FBBI could adjourn the FBBI special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from FBBI shareholders who have previously voted.

FBBI’s board of directors recommends a vote “FOR” the Adjournment Proposal.

No Other Matters To Come Before the FBBI Special Meeting

No other matters will be brought before the FBBI special meeting.

CERTAIN INFORMATION CONCERNING FBBI

General

FBBI was incorporated under Florida law in November 1999. It currently owns one community bank—BCB. BCB is a Florida chartered bank that operates branches in Tampa, Lutz, St. Petersburg, and Sarasota, Florida, and a loan production office in Clearwater, Florida. BCB commenced business in November 1999.

FBBI is a bank holding company regulated by the Federal Reserve. FBBI’s assets consist principally of the shares of stock of BCB and cash. BCB is a Florida chartered bank that is regulated by the FDIC and the Florida Office of Financial Regulation. Its deposits are insured by the FDIC up to applicable federal deposit insurance limits.

BCB provides a full range of commercial and consumer banking services in Tampa, St. Petersburg, and Sarasota, Florida. The banking products offered by BCB include checking and savings accounts, business checking accounts, time deposits and money market accounts. BCB also offers internet banking services, bill payment, cash management services, remote deposit capture, retirement account services and cash management services. BCB also conducts commercial lending activities from its office in Clearwater, Florida.

At March 31, 2015, FBBI had total assets of $541.0 million, total deposits of $457.5 million, and total stockholders’ equity of $73.1 million. FBBI is privately held, and, as of the record date, had approximately 375 holders of record of its common stock. There is no market for its stock, and its shares are only traded in privately negotiated transactions.

FBBI’s principal executive offices are located at 4301 W. Boy Scout Boulevard, Suite 150, Tampa, Florida 33607, and its telephone number is (813) 281-0009. FBBI’s internet address is https://www.bay-cities-bank.com.

Market Area

BCB’s branches and lending offices are located in Hillsborough, Pinellas, and Sarasota counties, Florida. Its market area is concentrated in the Tampa—St. Petersburg—Clearwater MSA.

Competition

BCB competes for deposits in its banking market with commercial banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, BCB competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in the Tampa MSA and in Florida as a whole is extremely competitive.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Most of BCB’s competitors have greater resources, broader geographic markets and higher lending limits than it does, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can BCB.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking

(including those most recently implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act), a bank headquartered in Florida may be required to compete not only with other Florida-based financial institutions, but also with out-of-state financial institutions which may acquire Florida institutions, establish or acquire branch offices in Florida, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general.

To counter its competitive disadvantages, BCB attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions locally. BCB also depends on its reputation as a community bank in its banking markets and its involvement in the community it serves.

Subsidiaries

FBBI has one subsidiary, BCB. BCB currently owns four investment subsidiaries for the liquidation of problem real estate assets and owns 100% of Total Integrated Payment Solutions, Inc. (which we refer to as “TIPS”). TIPS markets certain software licenses owned by BCB relating to ACH transfers and currently conducts no other active business operations.

Employees

At March 31, 2015, BCB had 87 employees. None of BCB’s employees are covered by a collective bargaining agreement. BCB believes its relations with its employees to be good.

Properties

The following table sets forth the locations of BCB’s branches and loan production offices as of June 17, 2015, as well as certain information relating to these offices:

Branch Locations	Year Opened	Approximate Square Footage	Owned or Leased
West Shore (Main Office) 4301 W. Boy Scout Boulevard, Suite 150 Tampa, FL 33607	1999	1,620	Leased

South Tampa 3902 Henderson Boulevard Tampa, FL 33629	2007	4,276	Leased

Sarasota 2033 Main Street, Suite 100 Sarasota, FL 34237	2015	1,452	Leased

Lutz Branch and Operations Office 18315 and 18331 U.S. Highway 41 North Lutz, FL 33549	2003	7,165	Owned

St. Petersburg 4845 4th Street North St. Petersburg, FL 33703	2005	3,500	Owned

Carrollwood 14877 N. Dale Mabry Highway Tampa, FL 33618	2006	3,560	Owned

Other Properties	Year Opened	Approximate Square Footage	Owned or Leased
North Pinellas LPO 28100 U.S. Highway 19 N, Suite 407 Clearwater, FL 33761	2014	1,259	Leased

Lutz Operations Center 18311 U.S. Highway 41 North Lutz, FL 33549	2008	7,500	Owned

Legal Proceedings

From time to time as part of their respective businesses, FBBI and/or BCB is subject to routine litigation, including routine collection and foreclosure matters.

In addition to these matters that arise from time to time in the ordinary course of business, BCB has been named as a defendant in two separate putative class action matters filed in New York and North Carolina, respectively. The claims are based on allegations that BCB participated in a scheme to facilitate allegedly illegal payday loans by effectuating Automated Clearing House (ACH) transactions involving payday lenders and borrowers. The allegations involve BCB’s “All Cities Processing” line of business, which was terminated as of March 2013. The lawsuits assert claims under the federal RICO statute that are premised on the alleged collection of unenforceable debts due to state usury laws, as well as various state law claims. The matter styled Moss v. BMO Harris Bank et al., was filed in the United States District Court, Eastern District of New York on September 30, 2013, and the matter styled Dillon v. BMO Harris Bank et al., was filed in the United States District Court, Middle District of North Carolina on October 8, 2013. BCB filed motions to compel arbitration and motions to dismiss in both actions. Litigation in each matter is ongoing with respect to the cases’ entry into arbitration.

MANAGEMENT

Executive Officers and Directors of FBBI

The following sets forth information regarding the current directors and executive officers of FBBI. At the effective time of the merger, the board of directors of the surviving entity will consist of the directors of HBI in office immediately prior to the effective time of the merger.

Currently, the board of directors of FBBI is comprised of eleven individuals. Directors are divided into three classes. Each class serves for a three-year term, or until their successors are duly elected and qualified. The following sets forth certain information regarding the executive officers and directors of FBBI.

Name (Age)	Position with FBBI
C. Peter Bardin (57)	Executive Vice President and Chief Financial Officer
John C. Bierley (78)	Director
A. Joseph Borrell, III (46)	Director
Gregory W. Bryant (51)	Director and President
Donald W. Burton (71)	Director
Lawrence H. Dimmitt, III (68)	Director
Christopher C. Lykes (53)	Chairman of the Board and Chief Executive Officer
James J. Lynch (65)	Director
Eric M. Newman (66)	Director
Chris A. Peifer (66)	Director
Eiji Sadato (47)	Director
A. Bronson Thayer (75)	Director

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FBBI

The following table sets forth the beneficial ownership of FBBI common stock as of June 17, 2015 by: (i) each director and executive officer of FBBI; and (iii) all directors and executive officers of FBBI as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 7,813,601 shares of FBBI common stock that were issued and outstanding as of June 17, 2015.

As of the record date, to the knowledge of management of FBBI, the only officers or directors who beneficially owned more than 5% of FBBI common stock were James J. Lynch and Donald W. Burton, whose stock ownership is described in greater detail below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
C. Peter Bardin	26,100	(1)	*
John C. Bierley	99,500		1.27%
A. Joseph Borrell, III, Ph.D.	37,705	(2)	*
Gregory W. Bryant	136,000	(3)	1.74%
Donald W. Burton	793,750	(4)	10.16%
Lawrence H. Dimmitt, III	132,000	(5)	1.69%
Christopher C. Lykes	210,000	(6)	2.69%
James J. Lynch	1,298,400	(7)	16.62%
Eric M. Newman	95,000	(8)	1.22%
Chris A. Peifer	129,500		1.66%
Eiji Sadato	67,000		*
A. Bronson Thayer	222,000	(9)	2.84%

All directors and executive officers (12 persons)	3,246,955		41.56%

*	Less than 1%.
(1)	Includes 13,100 held in Mr. Bardin’s IRA and 13,000 shares of FBBI common stock which may be acquired upon the exercise of stock options held by Mr. Bardin that are fully exercisable within 60 days of the record date.
(2)	Includes 11,000 shares held in a family trust for which Mr. Borrell is the beneficiary.
(3)	Includes (i) 10,000 shares held jointly with Mr. Bryant’s spouse, (ii) 20,000 held in Mr. Bryant’s IRA, and (iii) 71,000 shares of FBBI common stock which may be acquired upon the exercise of stock options held by Mr. Bryant that are fully exercisable within 60 days of the record date.
(4)	Includes (i) 163,750 shares held by The Burton Partnership, LP, (ii) 18,750 shares held by Burton Partnership, LP, (iii) 15,937 shares held by The Burton Partnership Limited Partnership, (iv) 56,250 shares held by the Burton Partnership Qp, and (v) 539,063 shares held by The Burton Partnership (Qp) LP.
(5)	Mr. Dimmitt’s shares are held in several revocable trusts.
(6)	Includes 147,000 shares held by Mr. Lykes’s spouse and 63,000 shares held by limited liability companies controlled by Mr. Lykes.
(7)	Includes 1,107,142 shares owned by Patriot Financial Partners, L.P. and 191,258 shares owned by Patriot Financial Partners Parallel, L.P.
(8)	Includes (i) 30,000 shares held by the Elaine W. Newman Ltd Family Limited Partnership, (ii) 10,000 shares held by a family trust, and (iii) 50,000 shares held by Sjn Enterprises.
(9)	Includes (i) 80,000 shares held by Mr. Thayer’s IRA accounts, and (ii) 72,000 shares held by Mr. Thayer’s spouse.

Security Ownership of Certain Beneficial Owners

The following table sets forth information known to FBBI with respect to beneficial ownership of FBBI’s common stock as of June 17, 2015 for each holder of 5.0% or greater of FBBI’s common stock.

Name and Address of Beneficial Owner	Shared Voting Power	Shared Investment Power	Percent of Common Stock
Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104	1,298,400	1,298,400	16.62%

The Burton Partnership (QP) L.P. and the Burton Partnership LP 614 West Bay Street Tampa, FL 33606	793,750	793,750	10.16%

Ithan Creek Master Investors (Cayman), L.P and Ithan Creek Master Investment Partnership (Cayman) II, L.P. c/o Wellington Management Co. 280 Congress Street Boston, MA 02210	861,600	861,600	11.03%

THE DIRECTORS AND OFFICERS OF FBBI AND

BCB HAVE FINANCIAL INTERESTS IN THE MERGER

In considering the recommendation of the FBBI Board that you vote to approve the merger on substantially the terms set forth in the merger agreement, you should be aware that the directors and executive officers of FBBI and BCB have interests in the merger and have arrangements that are different from, or are in addition to, those of FBBI’s shareholders generally. The FBBI Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and to recommend that you vote in favor of approving the Merger Agreement.

Share Ownership

As of the record date, the directors and executive officers of FBBI beneficially owned 3,246,955 shares of FBBI common stock, representing 41.56% of the outstanding shares of FBBI common stock with voting power, including outstanding options to acquire common stock. See “Security Ownership of Certain Beneficial Owners and Management of FBBI” on page 94.

Stock Options

Certain of FBBI’s and BCB’s officers hold options to purchase shares of FBBI common stock. Under the Merger Agreement, to the extent that the exercise price of these stock options is less than the per-share merger consideration, assuming all contingent consideration is paid to FBBI shareholders, the holder of the stock option will be paid, for each option he or she holds, the difference between (i) the amount of the per-share merger consideration and (ii) the exercise price of such option. Such amounts will be paid to the holders in cash at closing and will be paid irrespective of whether the option would have been vested at the time of the closing. The table below sets forth amounts to be paid to FBBI’s and BCB’s executive officers based upon the number of options they held on the date of the Merger Agreement. In addition to the amounts disclosed below, HBI will make payments to other non-executive officers and employees of BCB in the aggregate amount of $109,750 in respect of the termination of their stock options.

Name	Stock Option Payment
Gregory Bryant	$233,250
Marti J. Warren	$48,500
Patrick Murrin	$115,250
C. Peter Bardin	$91,500
Scott Boyle	$77,000
Gwynn Davey	$48,500
Thomas Quale	$48,500

Voting Agreements

As an inducement to and a condition of HBI’s willingness to enter into the Merger Agreement, each of the directors, and certain of the executive officers, of FBBI and BCB entered into a voting agreement with HBI and Centennial Bank. Pursuant to the voting agreements, these individuals agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, in favor of the approval of the Merger Agreement at the special meeting of the FBBI shareholders, except in accordance with the directors’ fiduciary duties in the event of a Superior Proposal, as such is defined in the Merger Agreement. As of June 17, 2015, 3,594,125 shares of FBBI common stock, or approximately 46.0% of the outstanding shares of FBBI common stock, were held by individuals who have entered into a voting agreement. A copy of the form of this voting agreement is attached as Exhibit A to the Merger Agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. FBBI shareholders are urged to read the voting agreements in their entirety.

FBBI Director and Officer Indemnification and Insurance

HBI has agreed to indemnify the present and former directors and officers of FBBI and BCB following the merger against certain liabilities arising from their acts or omissions occurring before the merger. The terms of such indemnification will be consistent with those set forth in the governing documents of FBBI and BCB in effect on the date of the Merger Agreement. HBI has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of FBBI for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such directors and officers in their capacities as such. However, should the annual premiums paid to procure or maintain such insurance exceeds $170,000, HBI and FBBI will cooperate to select the most advantageous policy or policies available at a cost not to exceed $170,000.

Employment Agreements with Certain Executive Officers

Centennial Bank entered into employment agreements with Gregory W. Bryant, President and Chief Executive Officer of BCB and other executive officers of BCB. The employment agreements include salaries and benefits similar to their current salaries and benefits, each have a term of one year and each will be effective following upon completion of the merger.

In connection with Mr. Bryant’s employment with Centennial Bank, he will receive a payment of $150,000 upon the effective time of the merger for his noncompetition, non-solicitation and confidentiality agreements. These payments will be in addition to those set forth for Mr. Bryant below under the section captioned “Payments to the Certain Officers of FBBI and BCB.”

Payments to the Certain Officers of FBBI and BCB

In connection with the merger, HBI will terminate all “separation pay plans” of FBBI and BCB. In connection with such terminations, HBI will make payments to the officers of BCB. The separation pay plans to be terminated include the BCB Executive Retirement Plan, the Employment Agreement between BCB and Gregory W. Bryant, and the BCB Executive Severance Plan. The following table sets forth the payments that HBI has agreed to make to certain executive officers of FBBI and/or BCB at the closing of the merger in connection with the terminations described above:

Name	Executive Retirement Plan	Employment Agreement	Executive Severance Plan		Total
Gregory Bryant	$911,308	$520,000	—		$1,431,308
Marti Warren	$498,481		$77,500	(1)	$575,981
Patrick Murrin	$434,013	—	$90,000		$524,013
C. Peter Bardin	$596,589	—	$82,500	(1)	$679,089
Scott Boyle	—	—	$85,000		$85,000
Gwynn Davey	—	—	$90,000		$90,000
Thomas Quale	—	—	$90,000		$90,000

Total:	$2,440,391	$520,000	$515,000		$3,475,391

(1)	Reflects amount payable to the officer only if the officer is terminated on or before the first anniversary of the closing of the merger.

In addition to the amounts set forth in the table above, four additional non-executive officers will be provided with aggregate payments of $1,469,916 upon termination of the BCB Executive Retirement Plan. Finally, three additional non-executive officers are subject to the BCB Executive Severance Plan. As a result, these officers will be entitled to certain payments if their employment is terminated within one year on or before the first anniversary of the closing of the merger. The aggregate potential payments to these officers pursuant to the BCB Executive Severance Plan by HBI is $160,750.

Payments to the Certain Directors of FBBI and BCB

In connection with the merger, HBI will also terminate the BCB /Florida Business BancGroup, Inc. Supplemental Directors Retirement Plan. In connection with such termination, HBI has agreed to make the following payments to the following directors of FBBI or BCB at the closing of the merger:

Name	Supplemental Director Retirement Plan
Johnny Adcock	$87,807
Monroe Berkman	$87,807
John Bierley	$87,807
Troy Brown	$87,807
Lawrence Dimmitt	$87,807
Eric Newman	$87,807
Chris Peifer	$87,807
Mitchell Rice	$87,807
Eiji Sadato	$87,807
Bronson Thayer	$87,807

Total:	$878,070

Escrow Agreement

A portion of the Merger Consideration will be placed into escrow following the closing of the merger. An individual will be selected to serve as representative of the FBBI shareholders during the term of the Escrow Agreement. FBBI will appoint such individual prior to the completion of the merger. While the individual who will serve as FBBI shareholder representative has not been identified as of the date of this proxy statement/prospectus, it is anticipated that such individual will be a director of FBBI or BCB. The form of Escrow Agreement contemplates that such individual will be paid $10,000 from the escrowed funds for his or her service, will be reimbursed for expenses, and will be provided with broad indemnity.

The board of directors of FBBI was advised of each of the above-described interests in the merger prior to approving the Merger Agreement and considered each of them in granting such approval.

CERTAIN LEGAL MATTERS

The validity of the HBI common stock to be issued in the merger will be passed upon for HBI by its counsel, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., will also pass upon certain federal income tax matters for HBI. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., will pass upon certain federal income tax matters for FBBI.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from HBI’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of HBI’s internal control over financial reporting have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the reports of BKD given as experts in accounting and auditing.

SUBMISSION OF HBI ANNUAL MEETING SHAREHOLDER PROPOSALS

In order for a proposal by an HBI shareholder to be presented at an annual meeting of HBI’s shareholders, the proposal must be included in the related proxy statement and proxy form. Proposals by shareholders intended to be presented at the Annual Meeting of Shareholders in 2016 must be received by the HBI no later than November 5, 2015, for possible inclusion in the proxy statement relating to that meeting.

For a shareholder proposal to be included in the proxy statement and proxy form for an annual meeting of HBI’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including HBI’s Bylaws and Rule 14a-8 of the Securities Exchange Act of 1934; and (2) be received by HBI at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Holly A. McKenna, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 5, 2015, in the case of the Annual Meeting of Shareholders in 2016. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the HBI begins to print and mail its proxy materials.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows HBI to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately by them with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by HBI:

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Definitive Proxy Statement on Schedule 14A for HBI’s 2015 Annual Meeting of Shareholders;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	Current Reports on Form 8-K filed January 22, 2015, April 1, 2015, April 20, 2015 and June 18, 2015, and Current Reports on Form 8-K/A filed March 4, 2015 and June 22, 2015, respectively.

In addition, HBI is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and through the date of the special meeting of the FBBI shareholders, provided, however, that HBI is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

HBI files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials HBI files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

HBI has not authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

HOME BANCSHARES, INC.,

CENTENNIAL BANK,

FLORIDA BUSINESS BANCGROUP, INC.,

and

BAY CITIES BANK

Dated June 17, 2015

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 17, 2015 (the “Agreement Date”), is by and among HOME BANCSHARES, INC., an Arkansas corporation (“HBI”), CENTENNIAL BANK, an Arkansas state bank (“Centennial”) (HBI and Centennial are collectively referred to herein as the “Purchaser”), FLORIDA BUSINESS BANCGROUP, INC., a Florida corporation (“FBBI”), and BAY CITIES BANK, a Florida state bank (“BC Bank”) (FBBI and BC Bank are collectively referred to herein as “Company”).

RECITALS OF FACT

A. On June 3, 2015, HBI and FBBI entered into that certain Letter of Intent (the “LOI”) to describe the general terms and conditions of the business combination more particularly described in this Agreement;

B. As a material inducement and as additional consideration to Purchaser to enter into this Agreement, each of the executive officers and directors Company has entered into a voting agreement with Purchaser dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of FBBI Common Stock beneficially owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

C. The respective boards of directors of Purchaser and Company have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination provided for in the LOI and being more particularly described in this Agreement;

D. On the terms and subject to the conditions set forth in this Agreement, FBBI will merge with and into HBI (the “Merger”), with HBI as the surviving corporation (sometimes referred to in such capacity as the “Surviving Corporation”;

E. As soon as reasonably practicable following the Merger and as part of a single integrated transaction, Purchaser shall cause BC Bank to be merged with and into Centennial (the “Second-Step Merger,” and together with the Merger, the “Mergers”), with Centennial as the surviving corporation in the Second-Step Merger (sometimes referred to in such capacity as the “Surviving Bank”);

F. The parties intend that the Mergers, taken together, shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

G. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Arkansas Business Corporation Act (the “ABCA”), the Arkansas Banking Code and the Florida Statutes Annotated (the “FSA”), at

the Effective Time, FBBI shall merge with and into HBI and HBI shall be the Surviving Corporation in the Merger and shall continue its existence under the laws of the State of Arkansas. As of the Effective Time, the separate corporate existence of FBBI shall cease.

(b) Subject to the prior written consent of Company and the provision in Section 8.4, Purchaser may at any time change the method of effecting the combination; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of the FBBI or the tax treatment of the parties pursuant to this Agreement, or (iii) materially impede or delay consummation of the Contemplated Transactions (defined below).

1.2 Effective Time; Closing. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Purchaser shall cause to be filed with the Secretary of State of the State of Arkansas (the “Arkansas Secretary”) in accordance with the ABCA, and the Secretary of State of the State of Florida (the “Florida Secretary”) in accordance with the FSA, articles of merger (“Articles of Merger”) relating to the Merger. The Merger shall become effective as of the date and time specified in the Articles of Merger. The term “Effective Time” shall refer to the close of business of BC Bank as determined by the Federal Reserve Bank of St. Louis on the date specified in the Articles of Merger, which shall be within ten (10) days after the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last required Requisite Regulatory Approval (defined below), and (ii) the date of the FBBI Shareholder Meeting, or at such other time as the parties may mutually agree. The closing of the transaction as contemplated by this Agreement (the “Closing”) will take place on the date that the Effective Time occurs (the “Closing Date”), or at such earlier time as the parties may mutually agree.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the ABCA and the FSA.

1.4 Conversion of Stock.

(a) Certain Definitions. For purposes of Articles I and II, and as used elsewhere in this Agreement:

“Closing Cash Consideration” means cash equal to (x) the Total Cash Consideration minus (y) the Escrow Amount.

“Closing Consideration” has the meaning set forth in Section 2.2(b).

“Contingent Consideration” has the meaning set forth in Section 2.3(a).

“Dissenting Shares” has the meaning set forth in Section 1.4(e).

“Escrow Account” means the account into which the Escrow Amount is deposited pursuant to Section 1.8.

“Escrow Agent” has the meaning set forth in Section 1.8.

“Escrow Agreement” has the meaning set forth in Section 1.8.

“Escrow Amount” means an amount equal to Two Million Dollars ($2,000,000) in cash.

“Escrow Termination Date” has the meaning set forth in Section 2.3(a).

“Exchangeable Shares” means the aggregate number of shares of FBBI Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares, which shall be treated as set forth in Section 1.4(e) to the extent applicable).

“Exchange Ratio” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing (x) Total Stock Consideration by (y) the FBBI Diluted Shares.

“FBBI Common Stock” means the common stock, $0.01 par value per share, of FBBI.

“FBBI Diluted Shares” means the aggregate number of shares of FBBI Common Stock issued and outstanding immediately prior to the Effective Time, including any shares of FBBI Common Stock issued upon the exercise of any FBBI Stock Options and any Dissenting Shares.

“FBBI Stock Options” means all issued and outstanding options to purchase shares of FBBI Common Stock.

“HBI Average Closing Price” means the volume-weighted average closing price per share, rounded to the nearest hundredth of a cent, of HBI Common Stock (defined below) on the NASDAQ Stock Exchange reporting system (based on “regular way” trading) for the twenty (20) trading days through the day immediately preceding the Closing Date; provided, however, that in the event that the HBI Average Closing Price, calculated as provided in this definition, equals $39.12 or greater, then the HBI Average Closing Price shall be $39.12 (the “Maximum Price”); and, provided, further, that if the HBI Average Closing Price equals $28.92 or less, then the HBI Average Closing Price shall be $28.92 (the “Minimum Price”). The Maximum Price and the Minimum Price shall be proportionally adjusted in the event that outstanding shares of HBI Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Agreement Date and the Effective Time.

“HBI Common Stock” means the common stock, $0.01 par value per share, of HBI.

“Merger Consideration” means the Closing Consideration and the Contingent Consideration.

“Per-Share Cash Consideration” means the quotient, rounded to the nearest hundredth of a cent, obtained by dividing (x) the Closing Cash Consideration by (y) the FBBI Diluted Shares.

“Purchase Price” shall be equal to One Hundred One Million, Five Hundred Seventy Six Thousand Eight Hundred Thirteen Dollars ($101,576,813), inclusive of the Escrow Amount.

“Purchaser Required Approvals” has the meaning set forth in Section 4.3(b).

“Total Cash Consideration” means cash equal to twenty percent (20%) of the Purchase Price.

“Total Stock Consideration” means that number of shares of HBI Common Stock obtained by dividing (x) eighty percent (80%) of the Purchase Price by (y) the HBI Average Closing Price.

(b) Stock Conversions at Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the shareholders of any of the foregoing:

(i) Treasury and Party-Owned Stock. Each share of FBBI Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Company, Purchaser or any wholly-owned Subsidiary of Company or Purchaser (other than shares of FBBI Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of FBBI Common Stock held, directly or indirectly, by Company or Purchaser in respect of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of HBI or other consideration shall be delivered in exchange therefor.

(ii) FBBI Exchangeable Shares. Each Exchangeable Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.4(b)(i)) shall be converted into the right to receive the Merger Consideration.

(c) Effect of Conversion. Each share of FBBI Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of FBBI Common Stock (each, a “Certificate”) and each non-certificated share of FBBI Common Stock represented by book-entry (“Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of FBBI Common Stock represented by such Certificate or Book-Entry Share have been converted pursuant to this Section 1.4 and Section 2.2(f), as well as any dividends to which holders of FBBI Common Stock become entitled in accordance with Section 2.2(c).

(d) Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of HBI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(e) Dissenting Shares. For purposes of this Agreement, “Proposed Dissenting Shares” means shares of FBBI Common Stock whose holders provide notice of dissent to FBBI prior to the FBBI Shareholder Meeting and do not vote in favor of the Merger, in each case in accordance with §607.1321 of the FSA, and “Perfected Dissenting Shares” means Proposed Dissenting Shares as to which holders thereof have properly taken all additional steps necessary to exercise their dissenters’ rights, if any, under the FSA. Each outstanding Perfected Dissenting Share will be converted into the rights provided under the applicable provisions of the FSA (and shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time), unless the holder thereof withdraws his or her demand for payment, in which case each such share (a “Withdrawn Dissenting Share”) shall be deemed to have been converted at the Effective Time into the right to receive from Purchaser the Merger Consideration, without any interest (and shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time). To the extent that a holder of Proposed Dissenting Shares fails to perfect such holder’s dissenters’ rights as provided by applicable law, such Proposed Dissenting Shares shall be treated as Withdrawn Dissenting Shares under this Agreement. Each holder of Perfected Dissenting Shares who becomes entitled to payment for his or her FBBI Common Stock pursuant to the provisions of the FSA shall receive payment for such Perfected Dissenting Shares from Purchaser in accordance with the FSA. FBBI shall give Purchaser (i) prompt notice of any notice or demand for appraisal or payment for shares of FBBI Common Stock received by FBBI and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. FBBI shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands. Perfected Dissenting Shares, Withdrawn Dissenting Shares and Proposed Dissenting Shares are collectively referred to herein as “Dissenting Shares.”

1.5 FBBI Stock Options. Any FBBI Stock Option issued, outstanding and unexercised immediately prior to the Effective Time shall automatically, and without any action on the part of its holder, be terminated by FBBI and shall entitle the holder, at the Effective Time, to a cash payment from FBBI equal to the amount, if any, by which the equivalent dollar value of the Merger Consideration exceeds the option exercise price; provided, however, that each FBBI Stock Option that has an option exercise price that exceeds the equivalent dollar value of the Merger Consideration (i.e., an “out of the money” option) shall be terminated without any payment to the holder. Nothing herein shall prevent (i) any holder from exercising, after the Agreement Date and before the Effective Time, any FBBI Stock Option that is exercisable according to its terms, or (ii) FBBI from terminating any FBBI Stock Option prior to the Effective Time in exchange for a cash payment not exceeding that provided for in the immediately preceding sentence or issuance of FBBI Common Stock as provided in such terminated option. Any shares of FBBI Common Stock issued upon such exercise or termination between the Agreement Date and the Effective Time shall be converted at the Effective Time into a right to receive the Merger Consideration in accordance with Section 1.4(b). Prior to the Effective Time, the board of directors of FBBI shall adopt any necessary resolutions to effectuate the provisions of this Section 1.5. Shares of FBBI Common Stock issued upon exercise or termination of FBBI Stock Options between the Agreement Date and the Effective Time shall be considered Exchangeable Shares based on Section 1.4(a) and Exchanged Shares based on Section 2.2(a).

1.6 Articles of Incorporation, Bylaws, Directors and Officers of Surviving Corporation. As of the Effective Time, (a) the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of HBI as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law, and (b) the directors and officers of HBI immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.7 The Second-Step Merger. As soon as reasonably practicable following the Effective Time, in accordance with the ABCA, the Arkansas Banking Code, and the FSA, Purchaser shall cause BC Bank to be merged with and into Centennial in the Second-Step Merger, with Centennial surviving the Second-Step Merger and continuing its existence under the laws of the State of Arkansas, and the separate corporate existence of BC Bank ceasing as of the effective time of the Second-Step Merger. In furtherance of the foregoing, Purchaser shall cause to be filed with the Arkansas Secretary and the Arkansas State Banking Commission and the Florida Secretary, in accordance with the ABCA, the Arkansas Banking Code, the FSA and other applicable laws, articles of merger (“Bank Articles of Merger”) relating to the Second-Step Merger. The Second-Step Merger shall become effective as of the date and time specified in the Bank Articles of Merger and by the issuance of a Certificate of Merger by the Arkansas Secretary, the Arkansas State Banking Commission, and the Florida Secretary. On and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in the applicable provision of the ABCA, the Arkansas Banking Code, the FSA and other applicable laws.

1.8 Escrow of Certain Funds. Prior to or at the Effective Time, Purchaser shall deliver the Escrow Amount to SunTrust Bank, a Georgia banking corporation , or such other financial institution as shall be mutually acceptable to Purchaser and Company (“Escrow Agent”), pursuant to the provisions of the Escrow Agreement by and among the Escrow Agent, HBI and the Representative designated therein, in substantially the form of Exhibit B hereto (the “Escrow Agreement”).

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Delivery of Closing Consideration. At or prior to the Effective Time, Purchaser shall (a) authorize an exchange agent, which shall be a bank or trust company selected by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the Effective Time, to deliver an aggregate number of shares of HBI Common Stock that is equal to the Total Stock Consideration, (b) deposit, or cause to be deposited, with the Exchange Agent an amount in cash equal to the Closing Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (the “Exchange Fund”), and (c) deposit, or cause to be deposited, with the Escrow Agent an amount in cash equal to the Escrow Amount.

2.2 Exchange Procedures for Exchangeable Shares.

(a) As soon as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of Certificate(s) or Book-Entry Shares which, immediately prior to the Effective Time, represented Exchangeable Shares of FBBI Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 (the “Exchanged Shares”), along with, in each case, any cash in lieu of fractional shares of HBI Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) or Book-Entry Shares to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”), and (ii) instructions (which instructions shall describe the procedures under which such holder of record may make an Optional Election, as defined in Section 2.2(i)) for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the applicable Closing Consideration, any cash in lieu of fractional shares of HBI

Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c). For purposes of this Agreement, “Business Day” or “Business Days” means any day other than a Saturday, Sunday or any federal holiday in the United States.

(b) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Exchanged Shares will be entitled to receive promptly after the Effective Time, but in any event within ten (10) Business Days after such surrender, (i) the applicable number of shares of HBI Common Stock equal to (x) the Exchange Ratio multiplied by the number of Exchanged Shares represented by the surrendered Certificate(s) or Book-Entry Shares, less (y) any resulting fractional shares of HBI Common Stock; (ii) any cash in lieu of such resulting fractional shares of HBI Common Stock; and (iii) an amount of cash equal to the Per-Share Cash Consideration multiplied by the number of Exchanged Shares represented by the Certificate(s) or Book Entry Shares (collectively, the “Closing Consideration”), to be issued or paid pursuant to Section 2.2(f) in consideration for the Exchanged Shares represented by the holder’s Certificate(s) or Book-Entry Shares. Additionally, a holder of Exchanged Shares will be entitled to receive promptly after the Escrow Termination Date an amount in cash equal to such holder’s share of the Contingent Consideration, if any, to be paid pursuant to Section 2.3 as additional consideration for the Exchanged Shares represented by the holder’s Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to HBI Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of HBI Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of HBI Common Stock represented by such Certificate or Book-Entry Share and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of HBI Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the HBI Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Exchanged Shares that are not registered in the stock transfer records of FBBI, the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Exchanged Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of HBI that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, HBI or the Surviving Corporation) shall be entitled to deduct and withhold from any cash consideration or cash in lieu of fractional shares of HBI Common Stock otherwise payable pursuant to this Agreement to any holder of Exchanged Shares such amounts as the Exchange Agent, HBI or the Surviving Corporation, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, HBI or the Surviving Corporation, as the case may be, and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exchanged Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the FBBI of the shares of FBBI Common Stock other than to settle transfers of such FBBI Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of HBI Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, no dividend or distribution with respect to HBI Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of HBI. In lieu of the issuance of any such fractional share, HBI shall pay to each former shareholder of FBBI who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the HBI Average Closing Price by (ii) the fraction of a share (after taking into account all shares of FBBI Common Stock held by such holder at the Effective Time and rounded to the nearest ten thousandth when expressed in decimal form) of HBI Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FBBI as of the one (1) year anniversary of the Effective Time will be transferred to HBI. In such event, any former shareholders of FBBI who have not theretofore complied with this Article II shall thereafter look only to HBI with respect to the Closing Consideration and any unpaid dividends and distributions on HBI Common Stock deliverable in respect of each Exchangeable Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of HBI, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of FBBI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by HBI or the Exchange Agent, the posting by such Person of a bond in such amount as HBI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will, in accordance with the procedures set forth in this Article II, issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof.

(i) Subject to the condition that the Purchase Price shall consist as nearly as practicable (taking into account, among other things, (i) cash payments in lieu of the issuance of fractional shares of HBI Common Stock and (ii) the reservation of HBI Common Stock and cash as necessary, in Purchaser’s reasonable discretion, to pay the Merger Consideration in respect of any Dissenting Shares) of twenty percent (20%) Total Cash Consideration and eighty percent (80%) Total Stock Consideration, each record holder of Exchangeable Shares will be entitled to make an election (the “Optional Election”) to receive the Closing Consideration payable in respect of the exchange for such holder’s Exchangeable Shares: (i) all in cash, or (ii) all in HBI Common Stock, or (iii) in a combination of cash and HBI Common Stock in percentages of value (which shall total 100%) specified by the holder; provided that in each case such holder’s Exchangeable Shares are exchanged for cash or HBI Common Stock or a combination of cash and HBI Common Stock with a total value equal to the value of the Closing Consideration payable for such Exchangeable Shares. All Optional Elections shall be made on a “Form of Election” designed for that purpose and included with or incorporated into the Letter of Transmittal mailed pursuant to Section 2.2(a). Any record holder of Exchangeable Shares not making a timely Optional Election shall receive the Closing Consideration consisting of cash and shares of HBI Common Stock as provided in Section 2.2(b). Holders of record of Exchangeable Shares who hold such shares as nominees, trustees or in other representative capacities (“Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers the Exchangeable Shares held by the Representative for a particular beneficial owner. In the event that all Optional Elections would, if honored as requested, cause the Purchase Price to vary from twenty percent (20%) Total Cash Consideration and eighty percent (80%) Total

Stock Consideration, the available cash and shares of HBI Common Stock shall be allocated ratably among the holders making Optional Elections. In no event shall an Optional Election apply to the Contingent Consideration, if any, that may be payable under Section 2.3, which Contingent Consideration, if any, shall be paid only in cash.

2.3 Payment of Contingent Consideration.

(a) Subject to the terms and conditions of the Escrow Agreement, any balance remaining in the Escrow Account (such remaining balance being called herein the “Contingent Consideration”) as of the date the Escrow Agreement shall provide for a final distribution to the former FBBI shareholders (the “Escrow Termination Date”) shall be distributed by the Exchange Agent, within ten (10) Business Days after the Exchange Agent’s receipt of the Contingent Consideration, to all holders of Exchanged Shares who have properly submitted Letters of Transmittal and otherwise complied with the requirements of Section 2.2(b). Each such holder of Exchanged Shares shall be entitled to receive a percentage of the Contingent Consideration equal to the percentage of the Closing Consideration previously paid to such holder. No interest (except such as may have accrued through investment of the funds held in the Escrow Account) shall be payable on any Contingent Consideration.

(b) Any portion of the Contingent Consideration that remains unclaimed by the shareholders of FBBI as of the one (1) year anniversary of the Escrow Termination Date will be transferred to HBI. In such event, any former shareholders of FBBI who have not theretofore complied with this Article II shall thereafter look only to HBI with respect to the Contingent Consideration, if any, payable in respect of each Exchangeable Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon (except such as may have accrued through investment of the funds held in the Escrow Account). Notwithstanding the foregoing, none of HBI, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of FBBI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Subject to such exceptions as are disclosed in the Company Disclosure Schedule dated as of the date hereof, FBBI and BC Bank make the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date; provided that those representations and warranties which address matters only as of a particular earlier date shall have been true and correct only on such date. As used in this Article III, “Company” includes FBBI and BC Bank and, unless the context clearly indicates otherwise, each Subsidiary of FBBI or BC Bank. The inclusion of an item in the Company Disclosure Schedule shall not be deemed an admission by Company that such item represents a material fact, event, or circumstance or has had or would be reasonably expected to have a Material Adverse Effect. Disclosure in any section of the Company Disclosure Schedule shall apply only to such section of such Disclosure Schedule, except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of such Disclosure Schedule.

For purposes of this Article III and as used elsewhere in this Agreement:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Benefit Arrangement” means any “employee benefit plan” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”) (whether or not subject to ERISA) and any other material plan, program, agreement, arrangement, obligation or practice, including, without limitation, any pension, profit sharing, severance, welfare, fringe benefit, employee loan, retirement, medical, welfare, employment or consulting, severance, stay or retention bonuses or compensation, executive or incentive compensation, sick leave, vacation pay, plant closing benefits, disability, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase or other stock-based, tuition reimbursement or scholarship, employee discount, meals, travel, or vehicle allowances, plan, program, agreement, arrangement, obligation or practice, any plans subject to Section 125 of the Code, as amended, and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of assets (i) established, sponsored, maintained, or contributed to, or required to be contributed to, by Company or any ERISA Affiliate, on behalf of any current or former director, employee, agent, independent contractor, or service provider of Company or their beneficiaries, or (ii) pursuant to which Company or any ERISA Affiliate has any obligation (whether contingent or otherwise) with respect to any such Persons. For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA.

“Contemplated Transactions” means all of the transactions among HBI, Centennial, FBBI and BC Bank contemplated by this Agreement, including the Mergers.

“Governmental Authority” means any federal, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency, department or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or any other governmental or quasi-governmental authority, whether of the United States or another jurisdiction.

“Governmental Authorization” means any consent, approval, license, registration, permit or waiver issued, given, granted or otherwise, made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Legal Requirements” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Material Adverse Effect” means, with respect to any party, a material adverse effect on (a) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) the public disclosure of this Agreement or the Contemplated Transactions or the consummation of the Contemplated Transactions, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate; or (b) the ability of such party to timely consummate the Contemplated Transactions.

“Ordinary Course of Business” or “Ordinary Course” means the conduct of the business in substantially the same manner as the business was operated on the Agreement Date, including operations in conformance with Company’s practices and procedures as of such date.

“Person” means an individual, sole proprietorship, partnership, corporation, limited liability company, trust, joint venture, association, unincorporated organization, or a Governmental Authority.

“Subsidiary” when used with respect to any party, means any corporation or other organization (including a limited liability company), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such party is a general partner.

3.1 Corporate Status and Authority; Non-Contravention.

(a) Status of FBBI. FBBI is duly organized, validly existing and in good standing under the laws of the State of Florida and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conducts its business in the manner in which its business is now being conducted. FBBI is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). FBBI is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of FBBI’s Articles of Incorporation and Bylaws, as currently in effect, have been delivered or made available to Purchaser.

(b) Status of BC Bank. BC Bank is a direct, wholly-owned subsidiary of FBBI, is duly organized, validly existing and in good standing under the laws of the State of Florida to engage in its business and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner in which its business is now being conducted. BC Bank is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. BC Bank is a Florida state chartered bank that is duly licensed by the Florida Office of Financial Regulation to engage in commercial banking. The deposit accounts of BC Bank are insured to the fullest extent permitted by law by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC has not been appointed receiver of BC Bank. Complete and correct copies of BC Bank’s Articles of Incorporation and Bylaws, as currently in effect, have been delivered or made available to Purchaser.

(c) Due Authorization. (i) Company has full legal right, corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; and (ii) the execution and delivery of this Agreement, and all documents, instruments and agreements required to be executed and delivered by Company pursuant to this Agreement and the completion and performance of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Company subject to the receipt of FBBI Shareholder Approval and receipt of approvals from the Governmental Authorities and the United States Treasury for the redemption by FBBI of its Series F Preferred Stock (defined below), and this Agreement, and all documents, instruments and agreements required to be executed and delivered by Company pursuant to this Agreement have been duly executed and delivered by Company and constitute a legal, valid and binding obligation of Company, enforceable against Company in accordance with their respective terms. No other corporate proceedings are necessary for the execution and delivery by Company of this Agreement, the performance by it or of its obligation hereunder or thereunder or the consummation by it of the Contemplated Transactions.

(d) Non-contravention. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the completion and performance of the Contemplated Transactions, or compliance by Company with any of the provisions hereof, will (i) materially violate, materially conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or result in the termination of, or result in the loss of any benefit or creation of any material right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any material lien, encumbrance, adverse claim, charge, execution, security interest or pledge upon any of the material properties or assets of Company under any of the terms, conditions or provisions of (A) the Articles of Incorporation of FBBI or BC Bank (collectively, “Company Articles”) and Bylaws of FBBI or BC Bank (collectively, “Company Bylaws”), or the Articles of Incorporation or Bylaws of any Subsidiary of FBBI or BC Bank, or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company is a party or by which it may be bound, or to which Company or any of the properties or assets of Company may be subject, or (ii) assuming the Purchaser Required Approvals are duly obtained, violate in any material respect any Legal Requirement or any judgment, ruling, order, writ, injunction or decree applicable to Company or any of its respective properties or assets.

3.2 Capitalization of Company.

(a) Ownership. The authorized capital stock of FBBI consists of (i) 50,000,000 shares of FBBI Common Stock, $0.01 par value, of which 7,813,601 shares of FBBI Common Stock are outstanding as of the Agreement Date; and (ii) 2,000,000 shares of preferred stock, of which 100,000 shares have been designated as Series D Preferred Stock, with a liquidation preference of $10.00 per share (“Series D Preferred Stock”), 1,000,000 shares have been designated as Series E Noncumulative Perpetual Preferred Stock, with a liquidation preference of $5.00 per share (“Series E Preferred Stock”), and 15,360 shares have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series F, with a liquidation preference of $1,000 per share (“Series F Preferred Stock”). As of the Agreement Date, no shares of Series D Preferred Stock were issued and outstanding, no shares of Series E Preferred Stock were issued and outstanding, and 15,360 shares of Series F Preferred Stock, were issued and outstanding. The authorized capital stock of BC Bank consists of 1,500,000 shares of common stock, $5.00 par value (“BC Bank Common Stock”), of which 1,380,000 shares of BC Bank Common Stock are outstanding as of the Agreement Date. No other shares of capital stock of FBBI or BC Bank are issued or outstanding. All of the outstanding shares of BC Bank Common Stock are directly and beneficially owned and held by FBBI, and are free and clear of any and all encumbrances. All of the shares of FBBI Common Stock, Series F Preferred Stock, and BC Bank Common Stock have been duly authorized and validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof, have been issued in full compliance with all federal and state securities laws and other Legal Requirements, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities.

(b) Outstanding Stock Rights. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no (i) outstanding preemptive rights, subscriptions, options, calls, warrants or other rights of any kind or nature to acquire any securities of Company; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any securities of Company; (iii) contracts under which Company is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Company; (iv) other than the Voting Agreements, shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Company is a party or of which Company is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Company, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Company may vote.

3.3 Business Operations.

(a) Permits. Company holds all permits material to its respective business, including without limitation all permits required from the FDIC and the Florida Office of Financial Regulation to conduct a commercial banking business (each, a “Material Permit”). All of the Material Permits are validly issued, are in full force and effect and are being complied with by Company in all material respects. No notice of breach or default in respect of any Material Permit has been received by Company and there are no proceedings in progress, pending or threatened which would reasonably be expected to result in the cancellation, revocation, suspension or adverse alteration of any of them, and Company is not aware of any existing matters or state of facts (including, without limitation, completion of the Contemplated Transactions) which is reasonably likely to give rise to any such notice or proceeding.

(b) Governmental Authorizations.

(i) Each Governmental Authorization that is held by Company or that otherwise relates to its business is valid and in full force and effect.

(ii) Company is in compliance in all material respects with all of the terms and requirements of each Governmental Authorization.

(iii) No event has occurred or circumstance exists that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, or would otherwise impair in any way, any Governmental Authorization.

(iv) Since December 31, 2012, Company has not received any notice or other communication from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization.

(v) Since December 31, 2012, all applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

(vi) There is no authorization, license, approval, consent, order or any other action of, or any registration, declaration, filing or notice with or to any Governmental Authority or court that is required for the execution or delivery by Company of this Agreement, or the validity or enforceability of this Agreement against Company, or subject to the receipt of the Purchaser Required Approvals and approval by Federal Reserve Bank of Atlanta for the redemption by Company of the FBBI Series F Preferred Stock (and receipt of any approvals or non-objections from the Florida Office of Financial Regulation or the FDIC related to the payment of a dividend by BC Bank to FBBI to fund such redemption), the completion or performance by Company of any of the Contemplated Transactions.

(vii) Except as set forth in Section 3.3(b)(vii) of the Company Disclosure Schedule, Company is not subject to any cease-and-desist or other similar order or enforcement action issued by, nor is either of them a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any capital directive by, or adopted any board resolutions at the request of, any Governmental Authority (each item in this sentence, a “Regulatory Agreement”), nor has Company been notified since December 31, 2014, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Except as set forth in Section 3.3(b)(vii) of the Company Disclosure Schedule, Company is in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and Company has not received any notice from any Governmental Authority indicating that Company is not in compliance in all material respects with any such Regulatory Agreement.

(viii) Except for normal examinations conducted by a Governmental Authority in the regular course of the business, no Governmental Authority has initiated any proceeding into the business or operations of Company since December 31, 2014. Except as set forth in Section 3.3(b)(viii) of the Company Disclosure Schedule, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company. As of the Agreement Date, no regulatory examination of Company is under way, and no other report of examination is pending.

3.4 Regulatory Reports. Since December 31, 2012, Company has filed with the FDIC, the Florida Office of Financial Regulation and any other applicable Governmental Authorities, as the case may be, in correct form in all material respects the reports, returns and filing information data required to be filed under any applicable Legal Requirement, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with any applicable Legal Requirement.

3.5 Deposits. All of the deposits held by BC Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of BC Bank, and (ii) all applicable Legal Requirements, including anti-money laundering, anti-terrorism, or embargoed persons requirements. All of the deposits held by BC Bank are insured to the maximum limit set by the FDIC and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Company, threatened.

3.6 Financial Matters.

(a) Company’s Financial Statements. Company has made available to Purchaser the audited financial statements of FBBI for the year ended December 31, 2014 (“Audited Financial Statements”). The Audited Financial Statements (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and (iii) fairly present in all material respects the financial condition of Company as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Company for the respective periods set forth therein. The financial statements of Company to be prepared after the Agreement Date and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Company as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Company for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments (none of which would reasonably be expected to be material).

(b) Call Reports. Company has previously delivered to Purchaser a true and complete copy of its Report of Condition and Income filed with the applicable federal banking agency (“Call Report”) for the period ending March 31, 2015. The financial statements contained in such Call Report (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of BC Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments (none of which are reasonably expected to be material). The financial statements contained in the Call Reports of BC Bank to be prepared after the Agreement Date and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of BC Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments (none of which are reasonably expected to be material).

(c) Systems and Processes. Company has in place sufficient systems and processes that are customary for a community bank of the size of BC Bank and that are designed to (x) provide reasonable assurances regarding the reliability of Company’s financial statements and (y) in a timely manner accumulate and communicate to Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Company’s financial statements. Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, neither Company, nor any employee, auditor, accountant or representative of Company, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Company’s financial statements. To Company’s Knowledge, there has been no instance of fraud by BC Bank, exceeding $10,000 in the aggregate, that occurred during any period covered by the Call Report.

(d) Auditor Independence. During the period covered by the Call Report, Company’s external auditor was independent of Company and its management. As of the date hereof, Company’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e) Books and Records. The books and records of Company have been and are being maintained in the Ordinary Course of Business in accordance and compliance with all applicable accounting requirements and Legal Requirements and are complete in all material respects to reflect corporate actions by Company.

(f) Liabilities. Company has no material liabilities of a nature required to be disclosed in a consolidated balance sheet of Company prepared in accordance with GAAP and regulatory accounting principles except:

(i) Liabilities disclosed on, reflected in or provided for in the Audited Financial Statements, or in Company’s Call Report for the period ended December 31, 2014;

(ii) Liabilities incurred in the Ordinary Course of Business since the date of the Audited Financial Statements;

(iii) Liabilities for committed but unfunded extensions of credit;

(iv) Liabilities disclosed in the Company Disclosure Schedule; and

(v) Liabilities arising from this Agreement and the Contemplated Transactions (including the incurrence of professional and other transactional fees).

3.7 Tax Matters.

(a) Company has filed all federal income tax returns and all other material tax returns required to be filed by it. All such tax returns were true, correct and complete in all material respects and accurately reflected in all material respects the taxable income (or other measure of tax) of FBBI.

(b) Company has paid all material taxes required to be paid by it, its Subsidiaries or the consolidated, combined, affiliated, unitary or other tax group including Company, whether or not shown on any tax return. Company has established reserves in accordance with GAAP that are adequate for the payment of all taxes not yet due and payable with respect to its assets and operations.

(c) Company has withheld and paid to the appropriate taxing authority all material taxes required to be withheld and paid, including in connection with any amounts owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 and any other forms required with respect thereto have been properly completed and timely filed.

(d) Company has not received from any taxing authority written notice of, and, to the Knowledge of Company, there is not threatened, any audit, claim, action, suit, request for information, ruling, determination, investigation or administrative or judicial proceeding that is pending or being conducted with respect to taxes of Company. Company has not received from any taxing authority (including in jurisdictions in which BC Bank or its Subsidiaries has not filed tax returns) written notice of, and, to the Knowledge of Company, there is not threatened, any proposed assessment, adjustment or deficiency for any amount of taxes proposed, asserted, or assessed against Company. Company is not a party to or bound by any tax sharing, allocation or indemnification agreement or similar agreement or arrangement.

(e) During the five-year period ending on the Closing Date, Company has not been a “distributing corporation” as the term is defined in Section 355 of the Code.

(f) Company will not be required, for income tax purposes for any taxable period ending after the Closing Date, to include in its taxable income any item of income or gain or to exclude from its taxable income any item of deduction or loss as a result of any (i) change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign law) for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition occurring on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date for which adequate reserves have not been established in accordance with GAAP.

(g) There are no liens or encumbrances for taxes on any of the assets of Company other than liens or encumbrances for taxes not yet due and payable.

(h) No written claim has been received in the last six years by Company from a taxing authority in a jurisdiction where it does not file tax returns that it is or may be subject to taxation by that jurisdiction or should have been included in a combined, consolidated, affiliated, unitary or other group tax return of that jurisdiction.

(i) Company has not engaged in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

3.8 Litigation and Claims. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of Company, threatened material proceedings. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no material injunction, order, judgment, decree or regulatory restriction imposed upon BC Bank or the assets of BC Bank.

3.9 Employee Benefit Plans; Labor.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Benefit Arrangement. Company has made available to Purchaser correct and complete copies of (i) each Benefit Arrangement (or, in the case of any such Benefit Arrangement that is unwritten, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Arrangement (if any such report was required), (iii) the most recent summary plan description for each Benefit Arrangement for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Benefit Arrangement.

(b) Each Benefit Arrangement that is intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”) and each trust established in connection with any Qualified Plan which is intended to be tax exempt under Section 501(a) of the Code (i) is tax qualified or tax exempt, as applicable, and Company has received a determination letter or is entitled to rely upon an opinion letter from the Internal Revenue Service regarding each such Qualified Plan’s qualified status under the Code, and (ii) to Company’s Knowledge, no event has occurred since the date of the most recent determination letter or application relating to any such Qualified Plan that would adversely affect the qualification of such Qualified Plan. Company has made available to Purchaser a correct and complete copy of the most recent determination letter or opinion letter applicable to each Qualified Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c) Each Benefit Arrangement has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Legal Requirements and the terms of all applicable collective bargaining agreements (if any). To Company’s Knowledge, there are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Arrangements) or proceedings against or involving any Benefit Arrangement.

(d) No Qualified Plan is subject to Title IV of ERISA or Section 412 of the Code. No direct, contingent or secondary liability to any Person has been incurred or could reasonably be expected to be incurred by Company or its ERISA Affiliates under Title IV of ERISA. Neither Company nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, Company has no obligation to provide medical, dental or life insurance benefits (whether or not insured) to any of its employees or former employees after retirement or other termination of service (other than (i) coverage mandated by Legal Requirements and (ii) benefits, the full direct cost of which is borne by the employee or former employee (or beneficiary thereof)).

(f) There are no collective bargaining agreements binding on Company; none of the employees of Company is represented by a labor union, and, to the Knowledge of Company, there is no, and since December 31, 2014, has been no, (i) organizational effort made or threatened by or on behalf of any labor organization or trade union to organize any employees of Company, and (ii) no demand for recognition of any employees of Company has been made by or on behalf of any labor organization or trade unions.

(g) There are no strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Company, contemplated or threatened against or involving Company.

(h) There are no proceedings pending or, to the Knowledge of Company, threatened against or affecting Company, relating to the alleged material violation of any applicable Legal Requirement pertaining to labor relations or employment matters.

3.10 Properties and Leases. Company (a) has good, valid and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Audited Financial Statements as being owned by it or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business) (the “Owned Properties”), free and clear from encumbrances that would materially affect the value thereof and to which like properties are not commonly subject or which interfere with the use made or to be made thereof by Company in any material respect, (b) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in the Audited Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear from encumbrances that would materially affect the value thereof and which like properties are not commonly subject or which interfere with the use made or to be made thereof by Company in any material respect, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor, and (c) owns or leases all properties and assets as are used by Company in the business or otherwise necessary to its operations as now conducted. Section 3.10 of the Company Disclosure Schedule contains a true and complete list of all Real Property as of the Agreement Date. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the Knowledge of Company, threatened material condemnation proceedings against the Real Property. Company is in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990, as amended, and the Occupational Health and Safety Act of 1970, as amended.

3.11 Absence of Certain Changes. Since December 31, 2014, until the date hereof, except as disclosed (i) in the Audited Financial Statements, (ii) in BC Bank’s Call Report for the three months ended March 31, 2015, and (iii) in Section 3.11 of the Company Disclosure Schedule, Company has conducted business in the Ordinary Course in all material respects and has not changed any accounting methods, principles or practices affecting their respective assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy (other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority). Since December 31, 2014, (a) Company has not had, and no fact, effect, event, change, occurrence or circumstance has occurred that would reasonably be expected to have, a Material Adverse Effect, and (b) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of Company or, to the Knowledge of Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any contract to which Company is a party and which is, individually or in the aggregate, material to the financial condition of Company.

3.12 Commitments and Contracts.

(a) Company has provided or otherwise made available (by hard copy, electronic data room or otherwise) to Purchaser or its representatives true, correct and complete copies of each of the following to which Company is a party or subject or which otherwise relates to its business (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(i) any contract which is or would constitute a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the Agreement Date, including, without limitation, each lease under which Company holds real properties for use in its operations (each, a “Company Material Contract”);

(ii) any contract with respect to the employment or service of any current directors, officers, employees or consultants of Company and of any former director or officer of Company whose service as such terminated after December 31, 2014, other than Company’s standard form at-will offer letter;

(iii) any contract which limits the freedom of Company to compete in any material line of business;

(iv) any contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of Company;

(v) any indenture, deed of trust, loan agreement or other financing agreement or instrument to which Company is the obligor; and

(vi) any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of Company.

(b) (i) Each of the Company Significant Agreements has been duly and validly authorized, executed and delivered by Company and is binding on Company and in full force and effect; (ii) Company is in all material respects in compliance with and has in all material respects performed all obligations required to be performed by it to date under each Company Significant Agreement; (iii) Company has not received notice of any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation or default) by any party under any Company Significant Agreement; and (iv) no other party to any Company Significant Agreement is, to the Knowledge of Company, in default in any respect material thereunder

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, no consent of any other party or parties to a Company Material Contract is required for such Company Material Contract to remain binding on such other party(ies) and in full force and effect upon completion of the Contemplated Transactions.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, there are no employment, severance or other agreements pursuant to which any director, officer or employee may be entitled to a cash payment, a stock issuance or any other type of consideration, compensation or remuneration arising out of or in connection with Company’s execution of this Agreement or the Contemplated Transactions.

3.13 Risk Management Instruments. Except as set forth in Section 3.13 of the Company Disclosure Schedule, Company is not a party to any swaps, caps, floors, option agreements or other derivative instruments that were entered into for its own account or for the account of a customer of BC Bank.

3.14 Environmental Matters.

(a) Company is in compliance in all material respects with all Environmental Laws. Except as set forth in Section 3.14 of the Company Disclosure Schedule, Company has not received any written communication from any Person that alleges that Company is not in compliance with any Environmental Laws and, to the Knowledge of Company, there are no circumstances that would reasonably be expected to prevent or interfere with such compliance in the future.

(b) There is no Environmental Claim pending or, to the Knowledge of Company, threatened against Company or against any Person or entity whose liability for any Environmental Claim Company has retained or assumed by contract or by operation of law.

(c) Company has provided to Purchaser all assessments, reports, data, results of investigations or audits, and any other material information in possession of Company and/or its current or former independent contractors or environmental consultants regarding environmental matters, environmental condition, or the compliance (or noncompliance) by Company under any Environmental Laws, pertaining to (1) any properties owned or operated by Company including, but not limited to, corporate offices or branch locations, and (2) any properties securing any loans made by Company.

(d) Company is not required by any Environmental Law or by virtue of the Contemplated Transactions set forth herein, or as a condition to the effectiveness of the Contemplated Transactions set forth herein, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Authority regarding environmental matters, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(e) To the Knowledge of Company, during the period of (i) Company’s ownership or operation of any of its current or former properties, (ii) Company’s participation and management of any property, or (iii) Company’s interest in a mortgaged or financed property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of Company, prior to the period of (i) Company’s ownership or operation of any of its current or former properties, (ii) Company’s participation and management of any property, or (iii) Company’s interest in a mortgage or financed property, there was no release of Hazardous Materials in, on, under or affecting any such property, mortgaged or financed property.

(f) To the Knowledge of Company, no underground storage tanks, impoundments, vessels or other containers used for storage of Hazardous Materials were and/are located on or below the surface of properties owned or operated by Company. During Company’s operation of its properties and to the Knowledge of Company, no part of the property has ever contained asbestos.

For purposes of this Agreement, “Environmental Claim” means any written notice from any Governmental Authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, government response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Hazardous Materials.

For purposes of this Agreement, “Environmental Law” means all laws concerning (a) public and/or worker health and safety relating to toxic or hazardous substances or (b) pollution or protection of the environment or natural resources, and includes without limitations the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1981, and the Superfund Amendments and Reauthorization Act of 1986, each as amended and together with all rules and regulations promulgated in connection therewith, and any other federal, state or local environmental statutes, ordinances, rules and regulations relating to emissions, discharges, releases or threatened release of pollutants, contaminants, chemicals, toxic substances, Hazardous Materials or wastes into the environment, or otherwise relating to the manufacture, processing, presence, generation, distribution, labeling, testing, use, treatment, storage, control, disposal, clean-up, transportation or handling of pollutants, contaminants, chemicals, toxic substances, Hazardous Materials or wastes.

For purposes of this Agreement, “Hazardous Materials” means any product, substance, chemical, contaminant, pollutant, effluent, waste or other material whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect, either by itself or in combination with other materials located on the Real Property, is either: (x) regulated or monitored by any Governmental Authority or (y) defined or listed in, or otherwise classified pursuant to, any Environmental Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “infectious wastes,” or “toxic substances”. Hazardous Materials shall include, but not be limited to, (1) any substance or material identified in Section 101(4) of CERCLA, 42 U.S.C. § 9601(14) and as set forth in Title 40, Code of Federal Regulations, Part 302, as the same may be amended from time to time, (2) any “regulated substance” as defined in the Solid Waste Disposal Act, (3) any substance subject to regulation pursuant to the Toxic Substances Control Act, (4) any substance so defined or regulated under any state law counterpart to any of the foregoing, or any state law regulating the reporting and remediation of any spills of Hazardous Materials, as defined in state laws or regulations, as such laws are now in effect or may be amended through the Closing Date and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under any such laws, (5) any substance or material determined to be toxic, a pollutant or contaminant, under federal, state or local statute, law, ordinance, rule, or regulation or judicial or administrative order or decision, as same may be amended from time to time, (6) petroleum and refined petroleum products and distillates, (7) asbestos and asbestos-containing products, (8) radon, (9) flammable explosives, (10) polychlorinated biphenyls, (11) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful or deleterious to human health or the environment, and which are not naturally occurring, and (12) any other substance that is regulated or classified as hazardous or toxic under any Environmental Law.

3.15 Insurance. Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that it reasonably believes is commercially reasonable for its business, including, but not limited to, insurance covering all real and personal property owned or leased by it, subject to customary exclusions, against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect. Section 3.15 of the Company Disclosure Schedule lists all life insurance policies owned by Company (and the current cash surrender values thereof) as reflected on Company’s financial statements. Such life insurance policies are in full force and effect, all premiums currently due on such policies have been fully paid, and no Person other than Company is entitled to the cash surrender value of any such policy.

3.16 Intellectual Property. Company owns or is licensed to use or otherwise possess legally enforceable rights to use all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Proprietary Rights”) used in the conduct of its business as currently conducted. Company has the right to use all material Proprietary Rights owned by it and used in the conduct of its business as currently conducted without infringing the Proprietary Rights of any third party. Company has the right to use all material Proprietary Rights licensed to it and used in the conduct of its business as currently conducted without infringing the Proprietary Rights of any third party or violating the terms of any licensing or other agreement to which it is a party. To Company’s Knowledge, no Person is infringing upon any of the Proprietary Rights of Company, except where the infringement of or lack of a right to use such Proprietary Rights would not have any material impact on Company. No charges, claims or litigation have been asserted or, to Company’s Knowledge, threatened against Company contesting the right of Company to use, or the validity of, any of the Proprietary Rights used in the conduct of its business as currently conducted or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to Company’s Knowledge, no valid basis exists for the assertion of any such charge, claim or litigation. All licenses and other agreements to which Company is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of Company subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event which, with notice or lapse of time, or both, would constitute a default) by Company under any license or other agreement affecting Proprietary Rights used in the conduct of its business as currently conducted, except for defaults, if any, which would not have any material impact on Company. Except as set forth in Section 3.16 of the Company Disclosure Schedule, the validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights used in the conduct of Company’s business as currently conducted and the current terms thereof will not be affected by the Contemplated Transactions.

3.17 Related Party Transactions.

(a) Except as part of the normal and customary terms of an individual’s employment or service as a director, and except as set forth in Section 3.17(a) of the Company Disclosure Schedule, Company is not a party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (i) Affiliate of Company, (ii) insider (or related interest of an insider) of Company, (iii) stockholder owning 5% or more of the outstanding FBBI Common Stock or related interest of such a stockholder, or (iv) to the Knowledge of Company, and other than credit and consumer banking transactions in the Ordinary Course of Business, employee of Company who is not an executive officer. For purposes of the preceding sentence, the term “Affiliate” shall have the meaning assigned in Regulation W promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve Board’s Regulation O, as amended.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, Company is in material compliance with Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve Board’s Regulation O.

3.18 Brokers or Finders. Except for the fees disclosed in Section 3.18 of the Company Disclosure Schedule, neither Company nor any of its representatives has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

3.19 Company Information. The information relating to Company that is provided by Company or its representatives for inclusion in the Proxy Statement-Prospectus (included in the Form S-4), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the Contemplated Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Company and other portions within the reasonable control of Company will comply in all material respects with the provisions of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

3.20 Legal Proceedings. There is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Company, threatened against or affecting Company or any of the current or former directors or executive officers of Company (and Company is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to Company or is reasonably likely to result in a material restriction on Company’s businesses or, after the Effective Time, the business of HBI, Centennial, Surviving Corporation or any of their Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company or the assets of Company (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates).

3.21 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 3.21(a). Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(b) Since December 31, 2014, (A) neither Company nor, to the Knowledge of Company, any director, officer, auditor, accountant or representative of it has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or its respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company, whether or not employed by it, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

3.22 Loan Matters.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth a list of (i) each loan that as of March 31, 2015, had an outstanding balance and/or unfunded commitment of $250,000 or more and that as of such date (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by Company, or any Governmental Authority, (D) as to which a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith or (G) which is required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, and (ii) each asset of Company that as of March 31, 2015, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.22(a) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such loan and the identity of the borrower thereunder as of March 31, 2015.

(b) Since December 31, 2014, Company has not engaged in, and, to the Knowledge of Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers, collectively, the “Mortgage Vendors”) used by Company has engaged in, directly or indirectly, (1) any foreclosures in material violation of any applicable law, including but not limited to the Servicemembers Civil Relief Act, or in material breach of any binding Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable law in all material respects.

(c) Since December 31, 2014, Company has not foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.23 Community Reinvestment Act Compliance. Company is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Company has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Company having its current rating lowered.

3.24 Investment Securities. Company has good and valid title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any liens, except to the extent such securities are pledged in the Ordinary Course of Business consistent with prudent business practices to secure obligations of Company and except for such defects in title or liens that would not be material to Company. Such securities are valued on the books of Company in accordance with GAAP.

3.25 Regulatory Status. Each of FBBI and BC Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. To the knowledge of Company, there has not been any event or occurrence since December 31, 2014 that would result in a determination that BC Bank is not an “eligible depository institution” as defined in 12 C.F.R. § 303.2(r).

3.26 Allowance for Loan Losses. BC Bank’s allowance for loan losses as reflected in the latest balance sheet included in the Audited Financial Statements was, in the opinion of management, as of the date thereof, in compliance with BC Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to such exceptions as are disclosed in the Purchaser Disclosure Schedule dated as of the date hereof, Purchaser hereby makes the following representations and warranties to Company as of the date hereof and as of the Closing Date.

4.1 Corporate Status and Authority; Non-Contravention.

(a) Status of Purchaser. HBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and is duly registered as a bank holding company under the BHCA. Centennial is a state bank duly organized, validly existing and in good standing under the laws of the State of Arkansas. Purchaser has the corporate power to own its property and conduct its business in the manner in which such business is now being conducted and has full power and capacity to enter into this Agreement, carry out the Contemplated Transactions to which it is a party, and duly observe and perform all its obligations contained in this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Purchaser pursuant to this Agreement and the completion and performance of the transactions and obligations contemplated by or contained in this Agreement have been duly authorized by all necessary organizational or corporate action on the part of Purchaser, and this Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of

Purchaser is enforceable in accordance with its terms. No other corporate proceedings, including any stockholder approvals, are necessary for the execution and delivery by Purchaser of this Agreement, the performance by it or of its obligations hereunder or the consummation by it of the Contemplated Transactions.

(c) Non-contravention. Neither the execution and delivery of this Agreement nor the completion and performance of the Contemplated Transactions or compliance by Purchaser with any of the provisions hereof will (i) contravene any of the provisions of Purchaser’s Articles of Incorporation or Bylaws, (ii) result in a material breach of or material default under, or contravene, any material indenture, contract, agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or (iii) assuming the Purchaser Required Approvals are duly obtained, violate in any material respect any Legal Requirement or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its respective properties or assets.

4.2 Capitalization of Purchaser.

(a) HBI Capitalization. The authorized capital stock of HBI consists of 100,000,000 shares of HBI Common Stock, of which 67,737,390 shares of HBI Common Stock were outstanding as of June 16, 2015. No other shares of capital stock of HBI are issued or outstanding. All of the outstanding shares of HBI Common Stock have been duly authorized and validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof, have been issued in full compliance with all federal and state securities laws and other Legal Requirements, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. The shares of HBI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Ownership of Centennial. All of the outstanding shares of capital stock of Centennial are directly and beneficially owned and held by HBI, and are free and clear of all encumbrances.

4.3 Business Operations.

(a) Permits. Purchaser holds all Permits material to its business, including, without limitation and with respect to Centennial, all Permits required from the FDIC and Arkansas State Bank Department, to conduct a commercial banking business (each, a “Purchaser Material Permit”). All of the Purchaser Material Permits are validly issued, are in full force and effect and are being complied with by Purchaser. No notice of breach or default in respect of any Purchaser Material Permit has been received by Purchaser and there are no proceedings in progress, pending or threatened which would reasonably be expected to result in the cancellation, revocation, suspension or adverse alteration of any of them, and Purchaser is not aware of any existing matters or state of facts which is reasonably likely to give rise to any such notice or proceeding.

(b) Governmental Authorizations. Except for the filing of applications and notices with, and the receipt of consents, authorizations, approvals, exemptions or nonobjections from, as applicable, the Governmental Authorities set forth on Section 4.3 of the Purchaser Disclosure Schedule (the “Purchaser Required Approvals”), no consents, or approvals of or filings or registrations with any Governmental Authority are necessary on the part of Purchaser or its Affiliates in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Contemplated Transactions. As of the Agreement Date and as of the Closing Date, Purchaser does not know of any reason why any of the Purchaser Required Approvals will not be obtained or that any of the Purchaser Required Approvals will not be granted without imposition of a burdensome condition.

4.4 Regulatory Reports.

(a) Reports to Banking Regulators. Purchaser has filed with the Federal Reserve Bank of St. Louis, the Arkansas State Bank Department and any other applicable Governmental Authorities, as the case may be, in correct form in all material respects the reports, returns and filing information data required to be filed under any applicable Legal Requirement, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with any applicable Legal Requirement.

(b) SEC Reports. Each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the “SEC”) by HBI pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act and before the date of this Agreement (the “HBI SEC Reports”) is available to Company through the SEC’s EDGAR system. No such HBI SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all HBI SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

4.5 Deposits. All of the deposits held by Centennial (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Centennial, and (ii) all applicable Legal Requirements, including anti-money laundering, anti-terrorism, or embargoed persons requirements. All of the deposits held by Centennial are insured to the maximum limit set by the FDIC and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Purchaser, threatened.

4.6 Financial Matters.

(a) Purchaser’s Financial Statements. Purchaser’s audited financial statements for year ended December 31, 2014, were filed on February 27, 2015, with the SEC on Form 10-K (the “Purchaser Audited Financial Statements”). The Purchaser Audited Financial Statements (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and (iii) fairly present in all material respects the financial condition of Purchaser as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Purchaser for the respective periods set forth therein. The consolidated financial statements of Purchaser to be prepared after the Agreement Date and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Purchaser as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Purchaser for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments (none of which would reasonably be expected to be material).

(b) Call Reports. Purchaser has previously delivered to Company a true and complete copy of the Call Report of Centennial for the period ending March 31, 2015. The financial statements contained in such Call Report (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Centennial as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments (none of which are reasonably expected to be material). The financial statements contained in the Call Reports of Centennial to be prepared after the Agreement Date and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Centennial as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments (none of which are reasonably expected to be material).

(c) Systems and Processes. Purchaser has in place sufficient systems and processes that are customary for a bank of the size of Centennial and that are designed to (x) provide reasonable assurances regarding the reliability of Purchaser’s financial statements and (y) in a timely manner accumulate and communicate to Purchaser’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Purchaser’s financial statements. Neither Purchaser, nor any employee, auditor, accountant or representative of Purchaser, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Purchaser’s financial statements.

(d) Auditor Independence. During the period covered by the Call Report, Purchaser’s external auditor was independent of Purchaser and its management. As of the date hereof, Purchaser’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e) Books and Records. The books and records of Purchaser have been and are being maintained in the Ordinary Course of Business in accordance and compliance with all applicable accounting requirements and Legal Requirements and are complete in all material respects to reflect corporate actions by Purchaser.

4.7 Tax Matters.

(a) Purchaser has filed all federal income tax returns and all other material tax returns required to be filed by it. All such tax returns were true, correct and complete in all material respects and accurately reflected in all material respects the taxable income (or other measure of tax) of Centennial.

(b) Purchaser has paid all material taxes required to be paid by it, its Subsidiaries or the consolidated, combined, affiliated, unitary or other tax group including Purchaser, whether or not shown on any tax return. Purchaser has established reserves in accordance with GAAP that are adequate for the payment of all taxes not yet due and payable with respect to its assets and operations.

(c) Purchaser has withheld and paid to the appropriate taxing authority all material taxes required to be withheld and paid, including in connection with any amounts owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 and any other forms required with respect thereto have been properly completed and timely filed.

(d) Purchaser has not received from any taxing authority written notice of, and, to the Knowledge of Purchaser, there is not threatened, any audit, claim, action, suit, request for information, ruling, determination, investigation or administrative or judicial proceeding that is pending or being conducted with respect to taxes of Purchaser. Purchaser has not received from any taxing authority (including in jurisdictions in which Centennial or its Subsidiaries has not filed tax returns) written notice of, and, to the Knowledge of Purchaser, there is not threatened, any proposed assessment, adjustment or deficiency for any amount of taxes proposed, asserted, or assessed against Purchaser. Purchaser is not a party to or bound by any tax sharing, allocation or indemnification agreement or similar agreement or arrangement.

(e) During the five-year period ending on the Closing Date, Purchaser has not been a “distributing corporation” as the term is defined in Section 355 of the Code.

(f) Purchaser will not be required, for income tax purposes for any taxable period ending after the Closing Date, to include in its taxable income any item of income or gain or to exclude from its taxable income any item of deduction or loss as a result of any (i) change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign law) for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition occurring on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date for which adequate reserves have not been established in accordance with GAAP.

(g) There are no liens or encumbrances for taxes on any of the assets of Purchaser other than liens or encumbrances for taxes not yet due and payable.

(h) No written claim has been received in the last six years by Purchaser from a taxing authority in a jurisdiction where it does not file tax returns that it is or may be subject to taxation by that jurisdiction or should have been included in a combined, consolidated, affiliated, unitary or other group tax return of that jurisdiction.

(i) Purchaser has not engaged in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

4.8 Absence of Certain Changes. Since December 31, 2014, until the date hereof, except as disclosed (i) in the Purchaser Audited Financial Statements, (ii) in Centennial’s Call Report for the three months ended March 31, 2015, and (iii) in Section 4.8 of the Purchaser Disclosure Schedule, Purchaser has conducted business in the Ordinary Course in all material respects and has not changed any accounting methods, principles or practices affecting their respective assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy (other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority). Since December 31, 2014, (a) Purchaser has not had, and no fact, effect, event, change, occurrence or circumstance has occurred that would reasonably be expected to have, a Material Adverse Effect, and (b) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of Purchaser or, to the Knowledge of Purchaser, on the part of any other party, in the due performance and observance of any term, covenant or condition of any contract to which Purchaser is a party and which is, individually or in the aggregate, material to the financial condition of Purchaser.

4.9 Legal Proceedings. There is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of the current or former directors or executive officers of Purchaser (and Purchaser is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to Purchaser or is reasonably likely to result in a material restriction on Purchaser’s businesses, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Purchaser or the assets of Purchaser.

4.10 Brokers or Finders. Except for the Broker’s Fees disclosed in Section 4.10 of the Purchaser Disclosure Schedule, neither Purchaser nor any of its representatives has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

4.11 Purchaser Information. The information relating to Purchaser that is provided by Purchaser or its representatives for inclusion in the Proxy Statement-Prospectus and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the Contemplated Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Purchaser and other portions within the reasonable control of Purchaser and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

4.12 Regulatory Status. Centennial is, and following the completion of the Contemplated Transactions will be, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the Federal Reserve

Board. To the knowledge of Purchaser, there has not been any event or occurrence since December 31, 2014 that would result in a determination that Centennial is not an “eligible bank” as defined in 12 C.F.R. § 208.2(e).

4.13 Allowance for Loan Losses. Centennial’s allowance for loan losses as reflected in the latest balance sheet included in the Purchaser Audited Financial Statements was, in the opinion of management, as of the date thereof, in compliance with Centennial’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

4.14 Investment Intent. HBI is acquiring the shares of FBBI Common Stock for its own account and not with the view toward distribution within the meaning of Section 2(a)(11) of the Securities Act other than in compliance with all applicable Legal Requirements, including United States federal securities laws.

4.15 Non-reliance. Purchaser acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by Company or any Person acting on its behalf) other than those expressly set out in this Agreement (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement.

4.16 Community Reinvestment Act Compliance. HBI and each of its Subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam and HBI has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in HBI or any such Subsidiary having its current rating lowered.

ARTICLE V

PRE-CLOSING MATTERS AND OTHER COVENANTS

5.1 Operations until Closing. Except as expressly otherwise provided in this Agreement or as may be otherwise required by any Governmental Authority having jurisdiction of Company, unless otherwise agreed or consented to in writing by HBI, which agreement or consent shall not be unreasonably withheld or delayed, from the Agreement Date to the Closing:

(a) Conduct of Business. Company shall: (i) carry on and conduct its business in all material respects in the Ordinary Course consistent with past practice; (ii) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships with, but not limited to, customers, suppliers and employees, and retain the services of its key officers and key employees; (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company or Purchaser to obtain any necessary approvals of any Governmental Authority required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (iv) maintain its books and records in the usual, regular and ordinary manner; (v) renew and maintain liability insurance policies for Company with reasonably comparable coverage and amounts and terms and conditions which are not less advantageous than Company’s existing policy at an amount not to exceed more than 200% of the amount expended by Company for prior coverage; and (vi) provide to Purchaser and its employees, representatives and agents, reasonable access during normal business hours to Company’s personnel and its facilities and properties, to its books and records, and to all, or true copies of all, title documents, indentures, contracts, encumbrances, instruments, leases and other documents relating to its business, and furnish them with all such information relating to its business as Purchaser from time to time reasonably requests; provided that (A) all such materials shall be made available to Purchaser and its employees, representatives and agents at the premises of Company and may not be removed therefrom without Company’s consent, and (B) in exercising such access rights, Purchaser and its employees, representatives and agents shall not unduly disturb or interfere with the activities of Company or BC Bank’s customers.

(b) Company Forbearances. Without prior approval of HBI, Company shall not: (i) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies, except as required by any applicable Legal Requirement or policies imposed by any Governmental Authority; (ii) make any capital expenditures outside the Ordinary Course of Business, other than as required pursuant to contracts already entered into; (iii) except as set forth in Section 5.1(b) of the Company Disclosure Schedule with respect to the termination of certain of Company’s Benefit Arrangements, terminate, enter into, amend, modify or renew any Company Significant Agreement or Material Permit, other than in the Ordinary Course of Business or as expressly required by this Agreement; (iv) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company’s stock or any additional options, warrants or other rights, grants or awards with respect to Company’s stock; (v) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock other than dividends payable on the Series F Preferred Stock; (vi) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the Ordinary Course of Business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to Company; (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other Person, provided that Company may continue to purchase federal funds and borrow money from the Federal Home Loan Bank System, the Federal Reserve Bank of Atlanta or any other Governmental Authority in a manner consistent with past practice; (viii) make any extension of credit, individually or in the aggregate with other extensions of credit to the same relationship, in excess of One Million Dollars ($1,000,000), (ix) renew or amend any extension of credit, individually or in the aggregate with other extensions of credit to the same relationship, in excess of Two Million Dollars ($2,000,000); (x) make, renew, or amend any extension of credit that is to a borrower who has an existing credit that BC Bank has adversely classified or would be subject to the Federal Reserve Board’s Regulation O; (xi) enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for its account or for the account of a customer of it, except in the Ordinary Course of Business and consistent with past practice; (xii) acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests, or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person; (xiii) merge or consolidate with or into any legal entity, dissolve, liquidate, or otherwise terminate its existence; (xiv) file any application to establish, or to relocate or terminate the operations of, any banking office; (xv) amend the Company Articles or Company Bylaws or similar organizational documents for its Subsidiaries or otherwise add, amend or modify in any respect the duties or obligations of indemnification by Company with respect to any of its respective directors, officers, employees, agents or other Persons; (xvi) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority; (xvii) make, change or revoke any tax election, file any amended tax return (unless to correct an error with the prior written consent of HBI, such consent not to be unreasonably withheld or delayed), enter into any closing agreement, settle any tax audit, claim or assessment, surrender or reduce any right to claim a refund of taxes, agree to extend any statute of limitations relating to taxes, fail to duly and timely file with appropriate taxing authorities all tax returns required to be filed by or with respect to Company or fail to remit any taxes due, whether or not shown on any tax return; (xviii) without the prior written consent of HBI, such consent not to be unreasonably withheld or delayed, settle any action, suit, claim or proceeding against Company, except for any action, suit, claim or proceeding arising out of or in connection with this Agreement or the Contemplated Transactions or for any other action, suit, claim or proceeding that is settled in a manner consistent with past practice that would not (A) impose any material restriction on the business, after the Closing, of Purchaser or its Affiliates or (B) create precedent for claims that are reasonably likely to be material to Company or, after the Closing, Purchaser or its Affiliates; (xix) other than in the Ordinary Course of Business and consistent with past practice or to satisfy contractual obligations existing as of the date hereof described in Section 5.1(b) of the Company Disclosure Schedule, grant any salary or wage increase, except to make changes that are required by any applicable Legal Requirements; (xx) other than (A) in the Ordinary Course of Business and consistent with past practice, (B) as described in Section 5.1(b) of the Company Disclosure Schedule, (C) with regard to the termination of certain FBBI Stock Options, as contemplated by Section 1.5, (D) to make changes that are required by any applicable Legal Requirements, or (E) to satisfy contractual obligations existing as of the date hereof described in Section 5.1(b) of the Company Disclosure Schedule, terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any Benefit Arrangement; (xxi) (A) grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned (beneficially, and of record where applicable) by or developed for Company, waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (B) fail to exercise a right of renewal or extension under any material agreement under which Company is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses), unless Company obtains a substantially similar license or right to use such Proprietary Rights on terms as favorable as the terms under the existing agreement; (xxii) participate in any program sponsored or administered by any Governmental Authority, which program is not part of the usual and customary banking business of BC Bank; (xxiii) engage in (or modify in a manner adverse to Company) any transactions with any Person known to be a shareholder of FBBI or any director or officer of Company (or any Affiliate of any such Person), other than transactions in the Ordinary Course of Business consistent with past practice, deposit relationships in the Ordinary Course of Business consistent with past practice and extensions of credit which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Persons unaffiliated with Company and did not involve more than the normal risk of collectability or present other unfavorable features; (xxiv) notwithstanding any other provision hereof, knowingly take, or intentionally omit to take, any action that, when taken, would be reasonably expected to result in any of the conditions set forth in Article VI not being satisfied, or any action that would be reasonably expected to result in any of the representations and warranties of Company in this Agreement becoming untrue or prevent Company from performing its obligations under this Agreement or consummating the Closing; (xxv) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing; or (xxvi) enter into, or extend, any leases or rental agreements.

(c) Commitment; Interpretation. HBI hereby commits that, prior to obtaining approval from the Federal Reserve Bank of St. Louis (or the Federal Reserve Board) for FBBI to merge with HBI and for BC Bank to merge with Centennial, HBI will not enforce any applicable subsections of Section 5.1(b) of the Agreement if by doing so, with respect to such subsection, HBI would exercise control over FBBI or BC Bank as control is defined under 12 U.S.C. Section 1841(a)(2). The covenants set forth in Section 5.1(b)(viii), (ix) and (x) shall not prevent BC Bank from funding any extensions of credit to which it had committed prior to the date of this Agreement. In addition, if Purchaser does not respond to any request from Company to approve an extension of credit under Section 5.1(b)(viii), (ix) or (x) within two (2) business days of receipt of such request, Purchaser shall be deemed to have consented to such request.

5.2 Confidentiality. Each party acknowledges that any information, materials and documentation it receives or observes pursuant to or as contemplated by the Contemplated Transactions, either before or after execution of this Agreement, is confidential; provided, however, that the foregoing shall not include information which (a) is or becomes available to the public other than as a result of a disclosure by the recipient party, (b) was known to the recipient party or in its possession prior to its disclosure to the recipient party, (c) becomes available to the recipient party from a source other than the disclosing party; provided that such source is not known by the recipient party to be bound by a confidentiality agreement with the disclosing party and is not otherwise prohibited from transmitting the information to the recipient party by a contractual, legal or fiduciary obligation, or (d) is or was developed independently by the recipient party without reference to confidential information provided by the disclosing party. Each party shall take, and shall cause its employees, representatives and agents to take, all reasonable steps and precautions to protect and maintain the confidentiality of such information, materials and documentation; provided that the foregoing will not prevent Purchaser from disclosing or making available to its and its Affiliates’ respective directors, officers, employees, members, partners, agents, representatives or advisors (including, without limitation, attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisors) any such information, materials and documentation on a confidential basis for the purpose of carrying out the Contemplated Transactions, or to the extent required by a Legal Requirement.

5.3 Return of Information. If the Contemplated Transactions pursuant to this Agreement are not completed, each party shall, upon the written request of the other party, return to the other party or destroy (such destruction to be confirmed in writing to the other party upon written request) all materials, documentation, data, records and other papers and copies thereof (whether on paper or in electronic, magnetic, photographic, mechanical or optical storage) relating to Purchaser or its Affiliates or to Company or its Affiliates which is confidential and which is in the possession of such party and maintain the confidentiality of all information or knowledge obtained from the other party, and not use any such information or knowledge for any purpose whatsoever; provided that a party may maintain such information to the extent required by applicable Legal Requirements or such party’s established document retention policies (including any requirement to retain e-mail on an automated e-mail archival system) or relating to the safeguarding or backup storage of electronic data or in connection with a legal dispute with the other party.

5.4 Consents and Approvals.

(a) Purchaser Required Approvals. Purchaser agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement to consummate the Contemplated Transactions, including obtaining the Purchaser Required Approvals.

(b) Preparation of Applications. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable best efforts to publish or cause to be published all required notices and prepare all necessary documentation and effect all necessary filings in order to obtain the Purchaser Required Approvals as promptly as practicable after the Agreement Date (but in no event later than 60 days following the Agreement Date). Purchaser and Company will cooperate with each other and will each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Purchaser, Company or their respective Subsidiaries to any Governmental Authority in connection with the Contemplated Transactions. Purchaser and Company shall have the right to review and approve in advance all characterizations of the information relating to them and any of their respective Subsidiaries which appear in any filing made, or written materials submitted, in connection with the Contemplated Transactions with any Governmental Authority.

(c) Submission of Applications for Purchaser Required Approvals. Purchaser and Company shall use their commercially reasonable best efforts to:

(i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Purchaser Required Approvals, including but not limited to Purchaser, Company and their respective Subsidiaries cooperating and using commercially reasonable best efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that neither Company nor any of its Affiliates and neither Purchaser nor any of its Affiliates shall be required to commence or be a plaintiff in any litigation in connection with any such registration, filing, application, notice, approval, order, qualification or waiver;

(ii) subject to any Legal Requirement, permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written communication (or other correspondence or memoranda) or between any such party and any Governmental Authority relating to the other party; and

(iii) promptly inform each other of and supply to each other any written communication (or other correspondence or memoranda) sent by them to, or received by them from any Governmental Authority, in each case regarding any of the Contemplated Transactions.

(d) Access and Investigation. Without in any way limiting anything else contained in this Agreement, Company shall, in connection with the procurement of any and all Purchaser Required Approvals, permit Purchaser and its representatives reasonable access to the properties and personnel of Company, and shall disclose and make available to Purchaser and its representatives all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Company, including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; provided, that such access shall be reasonably related to the procurement of the Purchaser Required Approvals hereunder and, in the reasonable opinion of Company, not unduly interfere with normal operations or violate any Legal Requirement. Without in any way limiting anything else contained in this Agreement, Company shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and their representatives; provided, that such access shall be reasonably related to the procurement of the Purchaser Required Approvals hereunder and shall not unduly interfere with normal operations.

(e) Third Party Consents and Approvals. Prior to the Effective Time, Company shall obtain, in writing (in form and substance reasonably satisfactory to Purchaser), such consents, waivers, amendments or other agreements necessary to cause any Company Material Contract set forth in Section 3.12(c) of the Company Disclosure Schedule to remain in full force and effect, and binding on the parties thereto, following the completion of the Contemplated Transactions.

5.5 Public Announcements. Other than mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement or thereafter, with respect to which the parties shall cooperate in good faith to jointly prepare or communicate consistent with the joint communication policy of the parties, from and after the date hereof, neither party shall make any public announcement or public comment regarding this Agreement or the Contemplated Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), unless and only to the extent that (i) the furnishing or use of information is required in making any filing or obtaining any Governmental Authorization required for the consummation of the Contemplated Transactions or (ii) the furnishing or use of such information is required by Legal Requirements, legal proceedings or the rules or regulations of the SEC.

5.6 Preparation and Filing of Tax Returns; Taxes. Company shall timely prepare and file (or cause to be prepared and filed) Company tax returns, and shall prepare all Company tax returns in a manner consistent with prior practice unless otherwise required by applicable law or unless Purchaser consents to such different treatment, such consent not to be unreasonably withheld. Company shall provide (or cause to be provided) to Purchaser a copy of any Company tax return at least twenty (20) Business Days prior to the due date for filing such return, and Purchaser shall have ten (10) Business Days in which to review and comment on such return prior to the filing thereof. Company shall not unreasonably withhold its consent to reflect Purchaser’s comments on such returns to the extent permitted by applicable law. Purchaser and Company agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on Purchaser’s federal and state income tax returns to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Purchaser and Company shall promptly prepare and Purchaser shall file with the SEC the Form S-4, in which the Proxy Statement-Prospectus will be included as promptly as practicable after the Agreement Date (but in no event later than 60 days following the Agreement Date). Each of Purchaser and Company shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and FBBI shall thereafter mail or deliver the Proxy Statement-Prospectus to its shareholders. Purchaser shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Contemplated Transactions, and Company shall furnish all information concerning Company and the holders of FBBI Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file all necessary documentation as promptly as practicable after the Agreement Date (but in no event later than 60 days following the Agreement Date), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities that are necessary or advisable to consummate the Contemplated Transactions as soon as possible, and in any event no later than July 31, 2015, to the extent reasonably practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Authorities. Company and Purchaser shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the non-confidential information relating to Company or Purchaser (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Contemplated Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Contemplated Transactions and each party will keep the other apprised of the status of matters relating to completion of the Contemplated Transactions. Each party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the Contemplated Transactions and to the extent permitted by such Governmental Authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement-Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other Contemplated Transactions. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Company’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy

Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement-Prospectus.

(d) In furtherance and not in limitation of the foregoing, each of Purchaser and Company shall use its commercially reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable law and resolve any questions or issues raised by any Governmental Authority so as to enable the Closing to occur as soon as possible, and in any event no later than December 31, 2015, including, without limitation, making expenditures and incurring costs, raising capital, divesting or otherwise disposing of businesses or assets of Purchaser, Company and their respective Subsidiaries, effecting the dissolution, internal merger or consolidation of Subsidiaries of Purchaser or Company effective upon the Effective Time, or enhancing internal controls (including by increasing staffing levels and external hires).

(e) Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the Contemplated Transactions that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, Company shall afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments, personnel and records, and, during such period, Company shall make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that Company is not permitted to disclose under applicable law), (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request and (iii) access to the necessary information (including Company’s own good faith estimates as available and third-party reports, if any, commissioned by Company at Purchaser’s request) in order to prepare a good faith estimate of the potential impact of Sections 280G and 4999 of the Code with respect to amounts potentially payable to senior executives of Company in connection with the consummation of the Contemplated Transactions. Upon the reasonable request of Purchaser, Company shall furnish such reasonable information about it and its business as is relevant to Company and Company’s shareholders in connection with the Contemplated Transactions, including such title reports and environmental reports pertaining to Company Real Property not previously made available to Purchaser. Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the Agreement Date. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3 Shareholder Approval.

(a) The board of directors of FBBI has resolved to recommend to FBBI’s shareholders that they approve this Agreement (the “FBBI Board Recommendation”) and, subject to Sections 6.7(b)-(c) and 8.1(c), will submit to FBBI’s shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. Subject to Section 8.1(c), FBBI shall duly take, in accordance with applicable law and the FBBI Articles and FBBI Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act by the SEC, for the purpose of obtaining the FBBI Shareholder Approval (the “FBBI Shareholder Meeting”). Subject to Sections 6.7(b)-(c) and 8.1(c), the board of directors of FBBI will include in the Proxy Statement-Prospectus the FBBI Board Recommendation and use all commercially reasonable best efforts to obtain from its shareholders the FBBI Shareholder Approval. Unless this Agreement is terminated in accordance with its terms, including pursuant to Section 8.1(c) hereof, nothing otherwise contained in this Agreement shall be deemed to relieve FBBI of its obligation to submit this Agreement to its shareholders for a vote. For purposes of this Agreement, “FBBI Shareholder Approval” shall mean the affirmative vote of not less than sixty-six percent (66%) of all the votes entitled to be cast by holders of outstanding FBBI Common Stock and, if required by Florida or other applicable law or the terms of the Series F Preferred Stock, the approval or consent of the holder(s) of the Series F Preferred Stock.

(b) If on the date of the FBBI Shareholder Meeting, FBBI has not received proxies representing a sufficient number of shares of FBBI Common Stock to obtain the FBBI Shareholder Approval, FBBI shall adjourn the FBBI Shareholder Meeting until such date as shall be mutually agreed upon by FBBI and HBI, which date shall not be fewer than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all commercially reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the FBBI Shareholder Approval.

6.4 NASDAQ Listing. HBI shall cause the shares of HBI Common Stock to be issued in the Merger to be authorized for listing on the NASDAQ Stock Exchange.

6.5 Employee Matters.

(a) Purchaser shall, or shall cause the Surviving Corporation to, provide each employee who is actively employed by Company on the Closing Date while employed by Purchaser or any of its Subsidiaries following the Effective Time (each a “Continuing Employee”) with employee benefits which, in the aggregate, are no less favorable than employee benefits provided by Purchaser to similarly situated legacy employees of Purchaser; provided, however, that until such time as Purchaser shall cause Continuing Employees to participate in the benefit plans of Purchaser, a Continuing Employee’s continued participation in Company’s Benefit Arrangements shall be deemed to satisfy the foregoing provision of this sentence (it being understood that participation in Purchaser’s Benefit Arrangements may commence at different times with respect to each type of Benefit Arrangement). Accordingly, Company shall cooperate with Purchaser to ensure that from the Closing Date through the commencement date for participation in the appropriate corresponding Benefit Arrangements of Purchaser, the Continuing Employees shall continue to be covered by Company’s Benefit Arrangements.

(b) Upon Continuing Employees’ enrollment in each of Purchaser’s Benefit Arrangements, such Continuing Employees will, consistent with the provisions of Section 6.5(a) above, become participants in such Purchaser’s Benefit Arrangement on the same terms and conditions as similarly situated employees of Purchaser. From and after the Effective Time, except as may otherwise be contemplated by this Section 6.5, Continuing Employees shall be subject to the same personnel policies as similarly situated legacy employees of Purchaser. Without limiting the generality of the foregoing, prior service credit for each of Continuing Employee’s service with Company, except as expressly provided otherwise herein, shall be given by Purchaser with respect to all Purchaser’s Benefit Arrangements and other practices and policies, including, but not limited to, vacations, sick leave and personal time, to the extent that such crediting of service does not result in duplication of benefits, but not for accrual of benefits under any defined benefit. If any Continuing Employee becomes eligible to participate in any Purchaser Benefit Arrangement that provides medical, hospitalization or dental benefits, Purchaser shall (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser Benefit Arrangement to be waived with respect to such Continuing Employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under the corresponding Benefit Arrangement of

Company in which such Continuing Employee participated immediately prior to the Effective Time, and (B) recognize any health expenses incurred by such Continuing Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Purchaser Benefit Arrangement.

(c) Immediately prior to the Effective Time, Company (i) shall take all action necessary to terminate all “nonaccount balance plans,” within the meaning of Treasury Regulations Section 1.409A-1(c)(2)(C) and all “separation pay plans,” within the meaning of Treasury Regulations Section 1.409A-1(c)(2)(D) and (ii) in consideration for the termination of such arrangements shall distribute payments to the employees affected by such terminations the amounts set forth on Section 6.5(c) of the Company Disclosure Schedule.

(d) Prior to or at the Effective Time, Purchaser shall enter into agreements or arrangements with certain executives of BC Bank, which agreements or arrangements shall reflect the terms set forth on Section 6.5(d) of the Company Disclosure Schedule.

(e) Prior to the Closing Date, Company’s board of directors (or the appropriate governing body) shall adopt resolutions and take such corporate action as is necessary to terminate Company’s 401(k) plan (the “Company 401(k) Plan”) and to ensure that the account balances of the participants in Company’s 401(k) Plan are fully vested upon such plan termination, in each case effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Purchaser shall take the action necessary (including the amendment of Purchaser’s 401(k) Plan (the “Purchaser 401(k) Plan”)) to permit the Continuing Employees to roll over any eligible rollover distributions (within the meaning of Section 401(a)(31) of the Code, including any outstanding participant loans) in cash or notes (in the case of participant loans) in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan to the Purchaser 401(k) Plan. Each Continuing Employee shall be eligible immediately as of the Effective Time to participate in the Purchaser 401(k) Plan.

(f) Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Except as expressly contemplated by the provisions of this Section 6.5, in no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Benefit Arrangement, payroll practice or personnel policy maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any such Benefit Arrangement, payroll practice or personnel policy; or (iii) confer upon any current or former employee, independent contractor or other service provider any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries), or constitute or create an employment or other agreement with any employee, independent contractor or other service provider.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of HBI and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Company (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Articles of Incorporation and Bylaws of Company and the Florida Business Corporation Act, in effect on the Agreement Date.

(b) Subject to the following sentence, for a period of six years following the Effective Time, HBI will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the Contemplated Transactions), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company. At Purchaser’s option and in lieu of the director’s and officer’s liability insurance described in the foregoing sentence, Purchaser and Company will cooperate to select a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence, and Company shall and fully pay for such policy prior to the Effective Time; provided that Company shall not, without the consent of Purchaser, pay aggregate premiums for such policy that exceed $170,000, and provided, further, that if the amount of the premiums necessary to maintain or procure such policy would exceed $170,000, Purchaser and Company will cooperate to select the most advantageous policies of directors’ and officers’ liability insurance obtainable for an aggregate premium not exceeding $170,000.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify HBI in writing; provided that failure to so notify will not affect the obligations of HBI under Section 6.6(a) unless and to the extent that HBI is actually and materially prejudiced as a consequence.

(d) If HBI or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, HBI will cause proper provision to be made so that the successors and assigns of HBI will assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) Company shall immediately cease, and Company shall cause each of its representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. After the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to the Knowledge of Company, has indicated without solicitation that it is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to the Knowledge of Company, without solicitation is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.7. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by the FBBI shareholders, (1) Company receives an unsolicited written Acquisition Proposal that FBBI’s board of directors believes in good faith to be bona fide, (2) such Acquisition Proposal was not the result of a violation of this Section 6.7, (3) FBBI’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor) that such Acquisition Proposal constitutes a Superior Proposal and (4) FBBI board of directors determines in good faith (after receiving advice from outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Company may (and may authorize its representatives to) (x) furnish nonpublic information regarding Company to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, those contained in the LOI with Purchaser, and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal.

(b) The board of directors of FBBI shall not (i) withhold, withdraw, amend, modify, change or qualify (or publicly propose to withhold, withdraw, amend, modify, change or qualify), in a manner adverse in any respect to the interests of Purchaser, its recommendation referred to in Section 6.3, or (ii) approve or recommend (or publicly propose to approve or recommend or announce its intention to approve, recommend or propose) any Acquisition Proposal (either (i) or (ii), an “Adverse Recommendation Change”). Company shall not, and the board of directors of FBBI shall not allow Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Notwithstanding the foregoing, at any time before obtaining approval of the Merger by the FBBI shareholders, FBBI’s board of directors may, if FBBI’s board of directors determines in good faith (after receiving advice from outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that have been offered by Purchaser under this Section 6.7(b), make an Adverse Recommendation Change or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to a Superior Proposal; provided that Company may not make any Adverse Recommendation Change in response to an Acquisition Proposal unless (x) Company shall not have breached this Section 6.7 in any respect and (y):

(i) FBBI’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor) that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that have been offered by Purchaser under this Section 6.7(b);

(ii) Company has given Purchaser at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and

(iii) Before effecting such Adverse Recommendation Change or entering into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to a Superior Proposal, Company has negotiated, and has caused its representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Agreement to give Purchaser the opportunity to match or exceed the terms of the Acquisition Proposal such that such Acquisition Proposal would no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, Company shall, in each case, be required to deliver to Purchaser a new written notice, the notice period shall have recommenced and Company shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(c) In addition to the obligations of Company under Section 6.7(a) and Section 6.7(b), Company shall notify Purchaser promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company or for access to the properties, books or records of Company by any Person that informs FBBI’s board of directors that it is considering making, or has made, an Acquisition Proposal. Such notice to Purchaser shall be made orally (which may be given by voicemail message to the Chief Executive Officer or the Chief Financial Officer of Purchaser) and in writing (which may be given by email to the Chief Executive Officer or the Chief Financial Officer of Purchaser), and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting nonpublic information or access to the books and records of Company, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Company shall keep Purchaser fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. Company shall also promptly, and in any event within 24 hours, notify Purchaser, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.7(a).

(d) Nothing contained in this Agreement shall prohibit Company from informing any Person of the existence of the provisions contained in this Section 6.7.

For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer other than this Agreement or any amendment hereto after the date hereof with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Acquisition Transaction.

For purposes of this Agreement, an “Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets that constitute a substantial portion of the assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

For purposes of this Agreement, a “Superior Proposal” means any unsolicited bona fide Acquisition Proposal (with the percentage set forth in or incorporated into the definition of such term changed from 20% to 50%) that FBBI’s board of directors determines in good faith (after receiving advice from outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person (or group of Persons) making the proposal (including the Company Termination Fee and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of FBBI from a financial point of view than the Contemplated Transactions (including taking into account any adjustment to the terms and conditions proposed by Purchaser in response to such proposal under Section 6.7 or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

6.8 Takeover Laws. No party will take any action that would cause the Contemplated Transactions to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. For purposes of this Agreement, “Takeover Laws” means any “moratorium,” “control share,” “fair price,” “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction.

6.9 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser, and Purchaser will furnish to Company, (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of it or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan, and (c) to the extent permitted by applicable law, any reports provided to its board of directors or any committee thereof relating to the financial performance and risk management of it or any of its Subsidiaries.

6.10 Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.11 Company Preferred Securities; Stock Purchase Agreements. Prior to or as of the Effective Time, Company will (i) redeem or cause to be redeemed all outstanding shares of Series F Preferred Stock for the liquidation preference applicable thereto, and (ii) cause to be terminated (without cost to or the imposition of any condition on Company) each stock purchase agreement described in Section 3.2(b)(iii) of the Company Disclosure Schedule.

6.12 Resignations of Company Directors. Company shall cause each person serving as a member of the board of directors of FBBI or BC Bank (or, as requested by Purchaser, any Subsidiary of FBBI or BC Bank) to submit a written resignation and release, in form and substance reasonably satisfactory to Purchaser, to take effect at the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The FBBI Shareholder Approval shall have been obtained.

(b) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other Contemplated Transactions shall be in effect.

(d) Regulatory Approvals. (i) The necessary regulatory approvals from the Federal Reserve Bank of St. Louis (or the Federal Reserve Board) and the Arkansas State Bank Department, and (ii) any other regulatory approvals set forth in Sections 3.3 and 4.3, the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on Purchaser or Company, in each case required to consummate the Contemplated Transactions, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the Agreement Date or another date shall be true and correct as of such date) except where the failure of such representations and warranties of Company to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Company.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of FBBI to such effect.

(c) Tax Opinion. Purchaser shall have received an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., will be entitled to receive and rely upon any customary certificates and representations of officers of Purchaser and Company.

(d) Legal Opinion. Purchaser shall have received an opinion from Company’s counsel as to Company’s existence, due authorization and non-contravention consistent with the representations contained in Sections 3.1(a), (b) and (c) of this Agreement and containing opinions that the FBBI Shareholder Approval has been obtained and that no Takeover Laws are applicable to this Agreement and the Contemplated Transactions.

(e) FBBI Stock Options. Company shall (i) cause cash payments to be made in respect of any FBBI Stock Options entitled to cash payments in accordance with Section 1.5, and (ii) cause to be terminated any FBBI Stock Options that are not entitled to receive cash payments in accordance with Section 1.5.

(f) Company Preferred Securities. Company shall have completed the redemption of the Series F Preferred Stock.

(g) Loss Share Termination or Consent. Company shall have terminated its Single Family Shared Loss Agreement and its Commercial Shared Loss Agreement, each with the FDIC, on terms acceptable to Purchaser, or the FDIC shall have consented to the transfer of the benefits of such agreements to Purchaser at the Effective Time.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the Agreement Date or another date shall be true and correct as of such date) except where the failure of such representations and warranties of Purchaser to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of HBI to such effect.

(c) Tax Opinion. The directors of FBBI shall have received an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (or from counsel to FBBI), dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., will be entitled to receive and rely upon any customary certificates and representations of officers of Purchaser and Company.

(d) Legal Opinion. Company shall have received an opinion from Purchaser’s counsel as to Purchaser’s existence, due authorization and non-contravention consistent with the representations contained in Sections 4.1(a), (b) and (c) and containing an opinion that the HBI Common Stock to be issued as Merger Consideration, when issued and delivered upon the terms and conditions set forth in the Agreement, will be legally issued, fully paid, and nonassessable.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of FBBI or HBI:

(a) Mutual Consent—by mutual consent of Company and Purchaser in a written instrument authorized by the boards of directors of FBBI and HBI;

(b) Either Party—by either Company or Purchaser:

(i) No Regulatory Approval—if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Contemplated Transactions;

(ii) Delay—if the Merger shall not have been consummated on or before December 31, 2015; provided that if as of such date, the conditions to the Closing set forth in Section 7.1(d) shall not have been satisfied, then December 31, 2015, shall be extended to and including February 28, 2016, if either Company or Purchaser notifies the other party in writing on or prior to December 31, 2015, of its election to extend December 31, 2015, to February 28, 2016; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to perform or observe the covenants and agreements of such party set forth in this Agreement resulted in the failure of the Merger to be consummated by December 31, 2015;

(iii) Breach—if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein; or

(iv) No FBBI Shareholder Approval—if the FBBI Shareholder Approval shall not have been obtained at the FBBI Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(b)(iv) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the FBBI Shareholder Approval at the FBBI Shareholder Meeting, or at any adjournment or postponement thereof;

(c) Superior Proposal—by Company, prior to such time as the FBBI Shareholder Approval is obtained, in order to enter into an agreement providing for a Superior Proposal; provided that the Company Termination Fee is paid to Purchaser in advance of or concurrently with such termination in accordance with Section 8.3(b);

(d) Dissenting Shares—by Purchaser, if holders of 10% or more of the outstanding shares of FBBI Common Stock are Proposed Dissenting Shares;

(e) Failure to Recommend or Proceed to Closing—by Purchaser, if (i) Company shall have materially breached its obligations under Section 6.7; (ii) the board of directors of FBBI shall have failed to make a recommendation in favor of the Merger as required by Section 6.3; (iii) the board of directors of FBBI shall have recommended, proposed, or publicly announced its intention to recommend or propose to engage in a transaction resulting in a Superior Proposal; or (iv) Company shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the FBBI shareholder meeting in accordance with Section 6.3; or

(f) HBI Common Stock Price—by Company or Purchaser, if the volume-weighted average closing price, rounded to the nearest hundredth of a cent, of HBI Common Stock on the NASDAQ Stock Exchange reporting system (based on “regular way” trading) for the twenty (20) trading days through the day immediately preceding the Closing Date is less than or equal to $24.58.

8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Contemplated Transactions, except that (i) Sections 5.2, 8.2, 8.3, and 9.3 through 9.11 shall survive any termination of this Agreement, and

(ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement (which, in the case of Company, shall include the loss to Company’s shareholders of the economic benefits of the Merger).

8.3 Fees and Expenses.

(a) General Fees. Except for the registration fee for the Form S-4 filing and other fees paid to the SEC in connection with the Merger, which shall be paid by Purchaser, all fees and expenses incurred in connection with the Merger, this Agreement, and the Contemplated Transactions (including costs and expenses of printing and mailing the Proxy Statement-Prospectus) shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Company Termination Fee. In the event that this Agreement is terminated by Company pursuant to Section 8.1(c) or terminated by Purchaser pursuant to Section 8.1(e), then Company shall pay Purchaser a fee, in immediately available funds, in the amount of Four Million Dollars ($4,000,000) (the “Company Termination Fee”) in advance of or concurrently with such termination in the case of Company’s termination, or within two (2) business days after receipt of Purchaser’s notification of termination. Notwithstanding anything to the contrary in this Agreement, the payment of the Company Termination Fee pursuant to this Section 8.3 shall fully discharge Company from, and be the sole and exclusive remedy of Purchaser with respect to, any and all losses that may be suffered by Purchaser based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(e)(iii). In no event shall Company be required to pay the Company Termination Fee on more than one occasion.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FBBI or HBI; provided, however, that after any approval of the Contemplated Transactions by such shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at such time and place as agreed upon by the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Purchaser or Sub, to:

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Attention:   C. Randall Sims

Telephone: (501) 328-4657

Email:    rsims@my100bank.com

with a copy to (which shall not constitute notice):

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 W. Capitol Avenue, Suite 1800

Little Rock, Arkansas 72201

Attention:   C. Douglas Buford, Jr.

Telephone: (501) 688-8866

Email:    dbuford@mwlaw.com

(b)	if to Company, to:

Florida Business Bancgroup, Inc.

4301 West Boy Scout Boulevard

Tampa, Florida 33607

Attention:   Gregory W. Bryant

Telephone: (813) 281-3480

Email:    gbryant@bay-cities-bank.com

with a copy to (which shall not constitute notice):

Bryan Cave LLP

1201 West Peachtree Street, NW

14th Floor

Atlanta, Georgia 30309

Attention:   Jim McAlpin and Jonathan Hightower

Telephone: (404) 572-6600

Email:    jmcalpin@bryancave.com; jonathan.hightower@bryancave.com

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the Agreement Date. As used in this Agreement, the phrase “to the Knowledge of Company” or words of similar import means what is known or should have been known based on reasonable inquiry by any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule, and the phrase “to the Knowledge of Purchaser” or words of similar import means what is known or should have been known based on reasonable inquiry by any of Purchaser’s officers listed on Section 9.4 of the Purchaser Disclosure Schedule. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Voting Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.7 Governing Law; Jurisdiction; Prevailing Party. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Arkansas. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of the Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other party, in addition to any other relief to which such prevailing party may be entitled.

9.8 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the Contemplated Transactions. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the SEC or NASDAQ.

9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except for (i) Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, and (ii) if the Effective Time occurs, the right of the holders of FBBI Common Stock to receive the Merger Consideration payable pursuant to this Agreement, (1) Purchaser and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (2) this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth herein.

9.11 Specific Performance; Time of the Essence. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the parties herein.

9.12 Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser delivered to Company a schedule (“Purchaser Disclosure Schedule”), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HOME BANCSHARES, INC. an Arkansas corporation

By:	/s/ C. Randall Sims
C. Randall Sims
Chief Executive Officer

CENTENNIAL BANK an Arkansas state bank

By:	/s/ Tracy French
Tracy French
Chief Executive Officer

FLORIDA BUSINESS BANCGROUP, INC. a Florida corporation

By:	/s/ Christopher C. Lykes
Christopher C. Lykes
Chairman and Chief Executive Officer

BAY CITIES BANK a Florida state bank

By:	/s/ Gregory W. Bryant
Gregory W. Bryant
President and Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of June     , 2015, by and between the undersigned holder (“Shareholder”) of Common Stock, $0.01 par value per share, of Florida Business Bancgroup, Inc., a Florida corporation (“Company”), and Home BancShares, Inc., an Arkansas corporation (“HBI”) and Centennial Bank, an Arkansas state bank (“Centennial”) (HBI and Centennial are collectively referred to herein as “Purchaser”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, HBI, Centennial, Company, and Company’s bank subsidiary, Bay Cities Bank, are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company will merge with and into HBI, with HBI as the surviving entity (the “Merger”), and in connection with the Merger, each outstanding share of FBBI Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder has voting power over the number of shares of Company Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Company Common Stock Subject to this Agreement” (such shares, together with any additional shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”);

WHEREAS, it is a material inducement to the willingness of Purchaser to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Purchaser entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Purchaser in connection therewith, Shareholder and Purchaser agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Purchaser, Shareholder shall:

a) appear at each such meeting in person or by proxy; and

b) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Company and adopted in accordance with the terms thereof unless the effect of the amendment is to reduce the Purchase Price); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Purchaser may otherwise permit in its sole discretion, and further provided that notwithstanding anything to the contrary in this Agreement, Shares that are pledged to secure a credit facility as of the Agreement Date may continue to be pledged to secure a credit facility. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Purchaser as follows:

a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Purchaser, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

d) Shareholder has the authority to exercise voting power over the Shares. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Purchaser) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal.

Section 5. [Reserved.]

Section 6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Purchaser to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Purchaser if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Purchaser will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Purchaser has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Purchaser’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Purchaser shall have the right to inform any third party that Purchaser reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Purchaser hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Purchaser set forth in this Agreement may give rise to claims by Purchaser against such third party. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other party, in addition to any other relief to which such prevailing party may be entitled.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written agreement of the parties hereto, and shall be automatically terminated upon termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of Company. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Company, if applicable.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Arkansas, without regard for the law or principles of conflict of laws.

Section 12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

Section 13. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at Purchaser’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HBI, Centennial, Company, or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14. Disclosure. Shareholder hereby authorizes Company and Purchaser to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 16. Superior Proposal. Notwithstanding any of the provisions of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Transaction that is a Superior Proposal, provided that Company has complied with the terms and conditions of Section 6.7 of the Merger Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SHAREHOLDER:

(NOTE: If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting Agreement and Representative Capacity)

Total Number of Shares of Company Common Stock Subject to this Agreement:

HOME BANCSHARES, INC. an Arkansas corporation

By:
C. Randall Sims
Chief Executive Officer

CENTENNIAL BANK an Arkansas state bank

By:
C. Randall Sims
Chief Executive Officer

EXHIBIT B

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement, dated effective                     , 2015 (the “Effective Date”), is by and among: (i) Home BancShares, Inc., an Arkansas corporation (“HBI”); (ii)             (the “Representative”), as representative of the shareholders of Florida Business BancGroup, Inc., a Florida corporation (the “Company”); and (iii) SunTrust Bank, a Georgia banking corporation, as escrow agent (the “Escrow Agent”).

HBI, the Company and Bay Cities Bank, a Florida banking corporation (the “Bank”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 17, 2015, pursuant to which the Company will merge with and into HBI pursuant to the terms and conditions of the Merger Agreement.

Section 1.8 of the Merger Agreement provides that HBI shall deposit the Escrow Amount (as defined below) in a segregated escrow account to be established and held by the Escrow Agent for the purpose of reimbursing HBI for certain Losses (as defined below) relating to the Litigation (as defined below).

The Representative has substantial familiarity with the Litigation and has agreed to continue to be involved with the Litigation in connection with certain material decisions made with respect to the Litigation, including, but not limited to, any settlements of the Litigation.

The Escrow Agent has agreed to accept, hold, and disburse the Escrow Amount deposited with the Escrow Agent and any earnings thereon in accordance with the terms of this Escrow Agreement.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings when used herein:

(a) “Company Shareholders” means the holders of the common stock, $0.01 par value, of the Company immediately prior to the Effective Time and in accordance with their respective percentage ownership interests of such common stock at such time.

(b) “Escrow Amount” shall mean the funds deposited with the Escrow Agent pursuant to Section 3, together with any interest and other income thereon.

(c) “Escrow Period” shall mean the period commencing on the Effective Date and, unless earlier terminated pursuant to this Escrow Agreement, ending on the second anniversary of the Effective Date.

(d) “Exchange Agent” shall mean             .

(e) “Exchange Agent Agreement” shall mean that certain Exchange Agent Agreement, dated                     , 2015, by and between HBI and the Exchange Agent.

(f) “Joint Written Direction” shall mean a written direction executed by HBI and the Representative that directs the Escrow Agent to disburse all or a portion of the Escrow Amount or to take or refrain from taking an action pursuant to this Escrow Agreement.

(g) “Litigation” shall mean the cases styled Dillon v. BMO Harris Bank et al., filed in the United States District Court, Middle District of North Carolina, and Moss v. BMO Harris Bank et al., filed in United States District Court, Eastern District of New York, to which the Bank is currently a named defendant.

(h) “Loss” or “Losses” shall mean the amount which either HBI or its affiliates (including Bank) becomes legally obligated to pay on account of the Litigation, including compensatory damages, punitive or exemplary damages, or the multiple portion of any multiplied damage award, judgments, settlements, and defense costs, which consist of reasonable costs, charges, fees (including attorneys’ fees, experts’ fees, and mediators’ or arbitrators’ fees) and expenses (other than overtime wages, salaries or fees of the directors, officers or employees of HBI) incurred in defending or investigating the Litigation, and the premium for appeal, attachment or similar bonds that may arise from the Litigation and for which no coverage is provided by a valid and collectable insurance policy originally issued to the Company or otherwise maintained by HBI.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

2. Appointment of and Acceptance by the Escrow Agent. HBI and the Representative hereby appoint the Escrow Agent to serve as escrow agent under this Escrow Agreement. The Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Amount in accordance with Section 3, agrees to hold, invest and disburse the Escrow Amount upon receipt thereof in accordance with this Escrow Agreement.

3. Deposit of Escrow Amount. At or prior to the Effective Time, HBI will transfer to the Escrow Agent, by wire transfer of immediately available funds, to an account designated by the Escrow Agent the Escrow Amount in the amount of Two Million and 00/100 Dollars ($2,000,000.00).

4. Disbursements of Escrow Amount. Subject to the prior right of the Representative to receive payments from the Escrow Amount, as set forth in Section 5 below, disbursements of the Escrow Amount shall be made as follows:

(a) The Escrow Agent shall disburse the Escrow Amount, or portions thereof, at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction stating that either (i) a final non-appealable judgment has been entered by the applicable court, or (ii) a settlement agreement or agreements has been entered into by the applicable parties that results or result, in the aggregate, in a dismissal with prejudice of both cases involved in the Litigation (either circumstance, if it occurs, shall be deemed the “Litigation Final Resolution”). In addition, the Escrow Agent shall disburse the Escrow Amount, or portions thereof, at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction stating that HBI has incurred a Loss or at the end of the Escrow Period. Such amounts shall be distributed as follows:

(i) If the Escrow Agent receives a Joint Written Direction stating that HBI has incurred a Loss, the Escrow Agent shall promptly pay to HBI from the Escrow Amount a sum equal to the amount of such Loss set forth in the Joint Written Direction (to the extent that the Escrow Amount is sufficient to fund such Loss).

(ii) If the Litigation Final Resolution results in a Loss (as set forth in a Joint Written Direction) , the Escrow Agent shall promptly pay to HBI from the Escrow Amount a sum equal to the amount of such Loss set forth in the Joint Written Direction (to the extent that the Escrow Amount is sufficient to fund such Loss). If the Litigation Final Resolution results in no Loss or a Loss in an amount that is less than the then-existing Escrow Amount (as set forth in a Joint Written Direction), then the balance of the Escrow Amount (after payment of all applicable amounts as required under the Litigation Final Resolution or this Escrow Agreement) shall be distributed by the Escrow Agent to the Exchange Agent on behalf of, and for the benefit of, the Company Shareholders for application by the Exchange Agent pursuant to the Exchange Agent Agreement, as promptly as practicable; provided, however, that if the Exchange Agent Agreement has terminated prior to such time, HBI and the Representative shall by Joint Written Direction instruct the Escrow Agent to distribute such balance of the Escrow Amount to a substitute exchange agent.

(iii) If the Litigation Final Resolution results in an amount being paid as part of such Litigation Final Resolution that is equal to or greater than the then-existing Escrow Amount (as set forth in a Joint Written Direction), then no part of the Escrow Amount shall be distributed by the Escrow Agent to the Exchange Agent for the benefit of the Company Shareholders.

(b) Subject to paragraph (c) hereof, to the extent that there exists any Escrow Amount at the end of the Escrow Period, such Escrow Amount shall be distributed by the Escrow Agent to the Exchange Agent on behalf of, and for the benefit of, the Company Shareholders for application by the Exchange Agent pursuant to the Exchange Agent Agreement, as promptly as practicable; provided, however, that if the Exchange Agent Agreement has terminated prior to such time, HBI and the Representative shall by Joint Written Direction instruct the Escrow Agent to distribute such balance of the Escrow Amount to a substitute exchange agent.

(c) Notwithstanding paragraph (b) hereof, if, at the end of the Escrow Period, HBI believes in good faith that it has a claim on all or a portion of the then-existing Escrow Amount for Losses incurred during the Escrow Period, then HBI may deliver to the Escrow Agent a written notice of dispute (the “Dispute Notice”), which shall direct the Escrow Agent to continue to hold the Escrow Amount until such dispute has been resolved in accordance with the terms of this Escrow Agreement, and in such event the Escrow Agent shall continue to hold such Escrow Amount. A Dispute Notice must be received by the Escrow Agent prior to the termination of the Escrow Period to be effective. HBI shall deliver a copy of the Dispute Notice to the Representative, whereupon HBI and the Representative will promptly seek to resolve such dispute in accordance with the terms of this Agreement. Promptly upon the resolution of such dispute, HBI and the Representative shall deliver a Joint Written Direction to the Escrow Agent providing instructions regarding distribution of the Escrow Amount.

5. Concerning the Representative.

(a) The Representative shall be entitled to select counsel to defend the Litigation (subject to the approval, if required, of any insurer providing coverage for the expenses of such counsel and the approval of HBI, which shall not be unreasonably withheld). The Representative shall also be entitled to approve (or reject) any settlement of the either case in the Litigation proposed by HBI, including, but not limited to, any Litigation Final Resolution; provided, however, that such approval may not be unreasonably withheld by Representative.

(b) The Representative shall be provided compensation of $10,000 for his services under this Agreement and shall be reimbursed for reasonable out-of-pocket expenses, in each case from the Escrow Amount. Such compensation shall be payable pursuant to the written request of the Representative provided to the Escrow Agent upon final distribution of the Escrow Amount and shall have priority over other claims to the Escrow Amount. To the extent that the Representative incurs any out-of-pocket expenses, HBI shall, promptly upon request of the Representative, join the Representative in providing a Joint Written Direction to the Escrow Agent directing the Escrow Agent to reimburse the Representative from the Escrow Amount.

(c) To the extent that HBI or an affiliate incurs a Loss, the Representative shall, promptly upon request of HBI, join HBI in providing a Joint Written Direction to the Escrow Agent directing the Escrow Agent to reimburse HBI from the Escrow Amount.

(d) The Representative may resign at any time and may name a successor representative, who shall join in this Escrow Agreement upon his or her appointment. If the Representative fails to name a successor representative or dies or otherwise becomes unable to serve, HBI may select a successor representative from among the Company Shareholders; provided, however, that the successor representative may not be an employee of HBI or any of its affiliates.

(e) Notwithstanding any other provision of this Escrow Agreement, all obligations and undertakings of the Representative hereunder for the payment of money, and all other obligations and undertakings of the Representative hereunder that could result in a claim for the payment of money by the Representative or a claim or lien against assets of the Representative, are intended to be obligations of Representative solely on behalf of the Company Shareholders and in his capacity as the Representative, and shall be payable by Representative solely from funds made available to the Representative from the Escrow Amount for payment of his expenses as the Representative and not from his personal funds, assets or resources.

(f) The Representative shall be indemnified and held harmless by the Company Shareholders from and against any expenses, including counsel fees and disbursements, or loss suffered by the Representative or any of such persons directly or indirectly by virtue of or in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Escrow Agreement, the services of the Representative hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Representative. The provisions of this Section 5(e) shall survive in the event the Representative resigns or is discharged pursuant to paragraph (c) above.

6. Concerning the Escrow Agent.

(a) The Escrow Agent shall have no implied duties or obligations under the terms of this Escrow Agreement or otherwise. The Escrow Agent shall not be charged with or be deemed to have any knowledge or notice of any notice, fact or circumstance not specifically set forth in this Escrow Agreement or furnished to the Escrow Agent in notices provided to the Escrow Agent in writing and strictly in accordance with the notice provisions of this Escrow Agreement. Except as expressly provided for herein, the Escrow Agent shall not be required to take notice of any agreement or understanding, including but not limited to the Merger Agreement, other than this Escrow Agreement and shall have no duty or responsibility to take any action pursuant to the terms thereof. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings. The Escrow Agent shall have no liability with respect to the transfer or distribution of any Escrow Amount or funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Escrow Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its written consent thereto. The Escrow Agent shall be entitled to rely conclusively and without further inquiry on all calculations of amounts set forth in Joint Written Directions, certificates and notices delivered by HBI or the Representative to the Escrow Agent pursuant to this Agreement. The Escrow Agent shall in no event be deemed to be a fiduciary to any party or any other person or entity under this Escrow Agreement. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties. The Escrow Agent shall not be responsible or liable for the failure of any party (other than the Escrow Agent) to perform in accordance with this Escrow Agreement. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall be entitled to seek the advice of legal counsel with respect to any matter arising under this Escrow Agreement. The Escrow Agent shall be entitled to reimbursement from the

Escrow Amount for the reasonable and documented fees and expenses of any such legal counsel. The Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any party or any other person or entity interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited herewith unless such notice is explicitly provided for in this Escrow Agreement. The Escrow Agent shall have no duty or obligation to make any formulaic calculations of any kind hereunder. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent and any director, officer or employee of the Escrow Agent may become financially interested in any transaction in which any of the parties may be interested and may contract and lend money to any party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any party hereto. The Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until the proceeds of the same in actual cash have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

(b) The Escrow Agent and each of its officers, directors, agents, and employees shall be indemnified and held harmless by HBI and the Representative (up to the amount of the Escrow Amount) from and against any and all losses, damages, costs and expenses, including counsel fees and disbursements, suffered or incurred by the Escrow Agent or any of such persons directly or indirectly by virtue of or in connection with this Escrow Agreement or any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Amount held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Amount or it may deposit the Escrow Amount with the clerk of any appropriate court or it may retain the Escrow Amount pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Amount is to be disbursed and delivered. The provisions of this Section 6(b) shall survive the termination of this Agreement or any resignation or removal of the Escrow Agent, as contemplated elsewhere in this Agreement.

(c) The Escrow Agent shall be entitled to fees for services rendered by it hereunder and for reimbursement of all expenses and costs of the Escrow Agent paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges, all as set forth in Exhibit A hereto, which is incorporated herein by reference and made a part hereof. HBI and the Representative agree to pay to the Escrow Agent such fees and reimbursement of such expenses; provided, however, that solely as between HBI and the Representative, the first $10,000.00 of such fees and expenses shall be payable by HBI and any such fees and expenses in excess of $10,000.00 shall be payable from the Escrow Amount, with respect to which the Escrow Agent shall have a lien and first priority right to payment of such amounts from the Escrow Amount.

(d) From time to time on and after the date hereof, HBI and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Escrow Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Amount held hereunder to a successor escrow agent appointed by HBI and reasonably acceptable to the Representative. If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Amount with any court of competent jurisdiction and notify the parties hereto of such deposit and thereupon the Escrow Agent shall be disregarded from all further duties as Escrow Agent hereunder. The Escrow Agent shall have no duty to seek the appointment of any successor escrow agent.

(f) The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by HBI and the Representative, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 6(e).

(g) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

(h) As an additional consideration for and as an inducement for the Escrow Agent to serve as the Escrow Agent hereunder, it is understood and agreed that in the event of any disagreement between the parties to this Escrow Agreement or among them or any other persons resulting in adverse claims or demands being made in connection with or for any Escrow Amount or other property held pursuant to this Escrow Agreement, the Escrow Agent shall be entitled, at the sole discretion of the Escrow Agent, to refuse to comply with the demands of such parties, or any of such parties, so long as such disagreement shall continue. In such event, the Escrow Agent shall have no obligation to make delivery or other disposition of any Escrow Amount or other property held pursuant to the terms of this Escrow Agreement or any part thereof. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such parties or any of them for the failure of the Escrow Agent to comply with conflicting or adverse demands pertaining to funds or other property held pursuant to this Escrow Agreement.

(i) The Escrow Agent shall be entitled to continue to refrain and to refuse to deliver or otherwise dispose of funds or other property held pursuant to this Escrow Agreement or any part thereof or to otherwise act hereunder, as stated above, unless and until (i) the rights of such parties have been finally settled by binding arbitration or duly adjudicated in a court having jurisdiction of the parties and the funds or other property held hereunder; or (ii) the parties have reached an agreement resolving their differences and have jointly notified the Escrow Agent in writing of such agreement. Without limiting the applicability of Section 6(b) of this Escrow Agreement, the Escrow Agent will be indemnified in accordance with Section 6(b) for any action taken in accordance with the notification referenced in clause (ii) of the foregoing sentence.

(j) The Escrow Agent shall hold the Escrow Amount in a non-interest bearing deposit account, which may be held at SunTrust Bank.

(k) In the event of any dispute or disagreement, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, the Escrow Amount and property held under this Escrow Agreement and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement; provided, however, that any such action of the Escrow Agent shall not deprive the Escrow Agent of its compensation and right to reimbursement of expenses hereunder arising prior to such action and discharge of the Escrow Agent of its duties hereunder.

7. Binding Effect; Successors. This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns; provided, however, that neither this Agreement nor any rights hereunder may be assigned without the written consent of each of the parties hereto. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Escrow Agreement) to another corporation, the successor corporation without any further act shall be the successor escrow agent.

8. Representations and Warranties. HBI and the Representative respectively make the following representations and warranties to the Escrow Agent: it or he has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; and this Escrow Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms.

9. Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be sent (a) by personal delivery, or (b) national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) via facsimile transmission, with confirmed receipt, and accompanied by mailing of the original on the same day by first class mail or (e) via electronic mail (including by way of a PDF attachment thereto) and a completed telephone call to the recipient set forth in this Section 9 and accompanied by mailing of the original on the same day by first class mail. No such notice or other communication shall be deemed received by the Escrow Agent prior to its actual receipt thereof. Such notices shall be sent to the applicable party or parties at the address specified below:

If to HBI at:

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Attention: Tracy French

Telephone: (501) 328-4657

Facsimile: (501) 328-4697

E-mail: tfrench@my100bank.com

With a copy to (which shall not constitute notice):

Mitchell, Williams, Selig, Gates, and Woodyard, P.L.L.C.

425 W. Capitol Avenue, Suite 1800

Little Rock, Arkansas 72201

Attention: C. Douglas Buford, Jr.

Telephone: (501) 688-8866

Facsimile: (501) 918-7866

E-mail: dbuford@mwlaw.com

If to the Representative at:

[                    ]

If to the Escrow Agent at:

SunTrust Bank

Escrow Services

919 E. Main Street, 7th Floor

Richmond, VA 23219

Client Manager: Nickida Dooley, Vice President

Phone: 804-782-7610

Facsimile: 804-225-7141

E-mail: nickida.dooley@suntrust.com

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received.

10. Dispute Resolution.

(a) Any dispute, claim or controversy between HBI and the Representative arising out of, connected with, or relating to this Escrow Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be resolved by arbitration. This agreement to arbitrate is governed by the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). Arbitration shall be conducted pursuant to the then-current rules and procedures for the arbitration of commercial disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section 10. In the event of any inconsistency, the terms of this Section 10 shall control. If AAA is unwilling or unable to serve as the provider of arbitration, HBI and the Representative, jointly, may designate another arbitration organization with similar procedures to serve as the provider of arbitration. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(b) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in Little Rock, Arkansas. The arbitrator(s) will give effect to statutes of limitation in determining any claim brought pursuant to this Section 10 and shall dismiss the arbitration if such claim is barred under the applicable statutes of limitation.

(c) Should a dispute arise relating to the distribution of an Escrow Amount or any matter relating to the interpretation of a Joint Written Direction relating to the distribution of an Escrow Amount, promptly upon the resolution of such dispute, HBI and the Representative shall deliver a Joint Written Direction to the Escrow Agent providing instructions regarding distribution of the Escrow Amount.

(d) The provisions of this Section 10 shall not be applicable to the Escrow Agent or otherwise affect or limit the Escrow Agent’s remedies set forth in this Escrow Agreement.

11. Amendment, Waiver and Assignment. None of the terms or conditions of this Escrow Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by HBI, the Representative and the Escrow Agent. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Except as provided in Section 7, this Escrow Agreement may not be assigned by any party without the written consent of the other parties.

12. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

13. Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of Arkansas without giving effect to the conflict of laws principles thereof.

14. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Amount and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Amount. Notwithstanding the foregoing, HBI and the Representative agree, solely between themselves, and acknowledge that to the extent any terms and provisions of this Escrow Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Merger Agreement, the Merger Agreement shall govern and control. Unless and until the Escrow Agent shall be notified in writing that an inconsistency or a conflict exists between this Escrow Agreement and the Merger Agreement, it shall be entitled to perform its duties in accordance with the terms stated herein and to conclusively assume that no such inconsistency or conflict exists.

15. Execution in Counterparts. This Escrow Agreement and any Joint Written Direction may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Escrow Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Escrow Agreement or any Joint Written Direction and of signature pages by facsimile transmission or by electronic mail in PDF format shall constitute effective execution and delivery of this Escrow Agreement or such Joint Written Direction as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile and by electronic mail in PDF format shall be deemed to be their original signatures for all purposes.

16. Termination. Except as otherwise set forth herein, this Escrow Agreement shall terminate upon the full distribution of the Escrow Amount pursuant to any applicable provision of this Escrow Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Amount.

17. The Representative; No Third Party Beneficiaries. The Representative represents and warrants to the Escrow Agent that he or she is duly appointed and fully authorized to act as the Representative, as contemplated by the terms of this Escrow Agreement. The Escrow Agent shall not be required to act upon or take notice of any directions, demands, notices, communications or instructions provided to the Escrow Agent by any Company Shareholder who is not the Representative, but shall act upon and take notice solely of directions, demands, notices, communications and instructions provided to the Escrow Agent by the Representative. The Escrow Agent undertakes no duty or obligation, express or implied, to the Company Shareholders under or by reason of this Escrow Agreement. This Escrow Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and the Escrow Agent (and parties related to the Escrow Agent for whom indemnity is provided as set forth herein) express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

18. Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement that is an entity (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit B hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

*     *     *     *     *

[SIGNATURES APPEAR ON NEXT PAGE]

The parties have caused this Escrow Agreement to be duly executed as of the Effective Date intending to be legally bound.

HOME BANCSHARES, INC.

By:

Name:
Title:

, as the Representative

SUNTRUST BANK, as Escrow Agent

By:

Name:
Title:

EXHIBIT A

SCHEDULE OF FEES FOR SERVICES AS ESCROW AGENT

SCHEDULE OF FEES

Acceptance/Legal Review Fee:	$ —one time only and payable at the time of the bank’s attorney review of the escrow agreement

The Legal Review Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of SunTrust Bank. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. This is a one-time fee payable upon execution of the Escrow Agreement. As soon as SunTrust Bank’s outside counsel begins to review the escrow agreement, the legal review fee is subject to payment regardless if the parties decide to appoint a different escrow agent or a decision is made that the escrow agreement is not needed.

Administration Fee:	$ —payable at the time of signing the escrow agreement and on the anniversary date thereafter, if applicable

The Administration Fee includes providing routine and standard services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Agreement (note any pricing considerations below), and providing trust account statements to applicable parties for a twelve (12) month period. If the account remains open beyond the twelve (12) month term, the parties will be invoiced each year on the anniversary date of the execution of the Escrow Agreement. Additional fees will be billed for processing claim notices and/or objections. Extraordinary expenses, including legal counsel fees, will be billed as out-of-pocket. The Administration Fee is due upon execution of the Escrow Agreement.

Out-of-Pocket Expenses: At Cost

Out-of-pocket expenses such as, but not limited to, postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal (out-of-pocket to counsel) or accounting, will be billed at cost.

EXHIBIT B

FORM OF CERTIFICATE OF INCUMBENCY

Re: Escrow Agreement, dated                      , 2015, by and among Home Bancshares, Inc.             , and SunTrust Bank.

Name of Entity:

As an authorized officer of the entity listed above, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

By:

Name:

Title:

APPENDIX B

OPINION OF WUNDERLICH SECURITIES, INC.

June 17, 2015

Board of Directors

Home BancShares, Inc.

719 Harkrider, Suite 100

P.O. Box 966

Conway, AR 72032

Members of the Board:

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to Home BancShares, Inc. (the “Company”) of the consideration to be paid by the Company in connection with the proposed merger (the “Merger”) of Florida Business Bancgroup, Inc. (the “Target”) with and into a subsidiary of the Company pursuant and subject to the Agreement and Plan of Merger between the Company and the Target, dated as of June 17th, 2015 (the “Agreement”). For the purposes of our Opinion we have assumed, with your consent, the consideration to be paid by the Company in exchange for all the outstanding common stock of the Target to have an aggregate value of $102 million (the “Merger Consideration”).

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things, reviewed:

1.	the financial terms and conditions of the Merger as set forth in a draft of the Agreement, including an analysis of the Merger Consideration to be paid;

2.	the Target’s audited financial statements for the years ended December 31, 2014 and December 31, 2013;

3.	the Target’s reports and schedules filed with its regulators for the years ended December 31, 2014, December 31, 2013, December 31, 2012, and the quarter ended March 31st, 2015;

4.	other financial and operating information provided by the Target;

5.	discussed with members of the senior management of the Company and Target certain information regarding the historical and current financial and operating performance of the Target as provided by the Company and certain internal financial forecasts regarding the future financial results and condition of the Target (the “Projections”) prepared and provided to us by the Company’s senior management, which were approved for our use in connection with the preparation of this Opinion by the Company;

6.	comparative financial and operating data on the banking industry, the Target, and certain institutions which we deemed to be comparable to the Target;

7.	certain publicly available information regarding actual and proposed business combinations involving companies deemed comparable to the Target, including valuations for such companies; and

8.	such other analyses and information relating to the Target and the Merger as we deemed relevant for the purpose of the Opinion.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company, the Target or any other party, as well as publicly available information, and we have not undertaken any duty or responsibility to verify independently any of such information and have not so verified, any of such information. In addition, we have not received or reviewed any individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Target or any of its respective subsidiaries and we have not been furnished with any such evaluations or appraisals. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Projections, we have been advised by the Company and we have assumed that the Projections have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of the Company as to the future financial performance of the Target. We have been authorized by the Company to rely upon such forecasts and other information and data, including without limitation the Projections, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses, that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any terms or conditions thereof and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, Target or the contemplated benefits of the Merger.

Our Opinion is based upon market, economic, financial and other circumstances and conditions existing and known to us as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. We express no opinion as to the underlying business decision of the Board of Directors of the Company to effectuate the Merger, the structure or legal, tax, accounting or regulatory aspects or consequences of the Merger or the availability or advisability of any alternatives to the Merger. We did not structure the Merger, negotiate the terms of the Merger or determine the Merger Consideration. We have relied upon, without independent verification, the assessment by the respective managements of the Company and the Target and their legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to the value of Company’s common stock or the Target’s common stock following the announcement of the proposed Merger, the value of the Company’s common stock following the consummation of the Merger, or the prices at which shares of Company’s common stock or Target’s common stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of the Company and the Target.

Our Opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid in the Merger pursuant to the Agreement and does not address any other term, aspect or implication of the Agreement, the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness (financial or otherwise) of the amount or nature of, or any other aspect relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration, any change of control, or otherwise.

In arriving at our Opinion expressed herein, we have taken into account such analyses and information and considerations as we have deemed relevant, including, among other things, a review of (i) historical and projected assets, loans, deposits, revenues, net income and capitalization of the Target and certain other publicly held companies, with publicly traded equity securities, that we believe relevant; (ii) the current and projected financial position and results of operations of the Target; (iii) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (iv) the general condition of the securities markets. The delivery of this Opinion was approved by our internal opinion committee in conformity with its policies and procedures.

In arriving at this Opinion, Wunderlich Securities, Inc. (“Wunderlich Securities”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Wunderlich Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this Opinion.

Wunderlich Securities is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Wunderlich Securities will receive a fee upon the delivery of this Opinion. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of our engagement.

Wunderlich Securities and its affiliates have in the past provided investment banking and other financial services to the Company, and may in the future provide investment banking and other financial services to the Company, the Target and certain of their respective affiliates for which we and our affiliates would expect to receive compensation. In the ordinary course of our business, Wunderlich Securities may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors (in its capacity as such) in evaluating the Merger and may not be used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement, and does not constitute a recommendation to the Board of Directors or any holder of the Company’s common shares regarding how to act or vote or make any election with respect to any matter relating to the Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Wunderlich Securities to any party.

Based upon and subject to the foregoing, it is our opinion that, as of June 17th, 2015, the Merger Consideration to be paid by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ WUNDERLICH SECURITIES, INC.

APPENDIX C

OPINION OF HOVDE GROUP, LLC

June 17, 2015

Board of Directors

Florida Business BancGroup, Inc.

4301 W. Boy Scout Blvd. Suite 150

Tampa, FL 33607

Dear Members of the Board:

Hovde Group, LLC (“we” or “Hovde”) understand that Home BancShares, Inc., an Arkansas corporation (“HBI”), Centennial Bank, an Arkansas state bank (“Centennial”) (HBI and Centennial are collectively referred to herein as the “Purchaser”), Florida Business BancGroup, Inc., a Florida corporation (“FBBI”), and Bay Cities Bank, a Florida state bank (“BC Bank”) (FBBI and BC Bank are collectively referred to as the “Company”), are about to enter into an Agreement and Plan of Merger to be dated on or about June 17, 2015 (the “Agreement”). Pursuant to the Agreement, FBBI will merge with and into HBI (the “Merger”), with HBI as the surviving corporation. We further understand that following the Merger and as part of a single integrated transaction, Purchaser will cause BC Bank to be merged with and into Centennial (the “Second-Step Merger,” and together with the Merger, the “Mergers”), with Centennial as the surviving corporation in the Second-Step Merger (sometimes referred to in such capacity as the “Surviving Bank”).

Pursuant and subject to the terms and conditions of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the shareholders of any of the foregoing, each Exchangeable Share (as defined in the Agreement) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.4(b)(i)), shall be converted into the right to receive: (i) the applicable number of shares of HBI Common Stock equal to (x) the Exchange Ratio multiplied by the number of Exchanged Shares represented by the surrendered Certificate(s) or Book-Entry Shares, less (y) any resulting fractional shares of HBI Common Stock, (ii) any cash in lieu of such resulting fractional shares of HBI Common Stock, and (iii) an amount of cash equal to the Per-Share Cash Consideration multiplied by the number of Exchanged Shares represented by the Certificate(s) or Book Entry Shares (collectively, the “Closing Consideration”). Additionally, each holder of Exchanged Shares will be entitled to receive promptly after the Escrow Termination Date an amount in cash equal to such holders’ share of the Contingent Consideration (as such term is defined in the Agreement), if any, to be paid pursuant to Section 2.3 of the Agreement, as additional consideration for the Exchanged Shares (the Closing Consideration and the Contingent Consideration, hereafter, the “Merger Consideration”).

Since the Contingent Consideration as of the Closing Date, as described in the Agreement, and related amounts derived from that figure cannot be determined until dates after the date of this fairness opinion, potential future adjustments to the Contingent Consideration, based on changes in the amount of the Escrow Account as of the time of Closing, if any, have not been accounted for in this fairness opinion. You have instructed us to assume, for purposes of this opinion, that as of the Closing Date, Purchaser will pay out the Contingent Consideration in full, and thus, the estimated Merger Consideration will have a value of approximately $101,576,813. We note that, subject to the condition that the Purchase Price will consist as nearly as practicable of twenty percent (20%) Total Cash Consideration, and eighty percent (80%) Total Stock Consideration, holders of Exchangeable Shares will have the right to elect to receive cash, stock, or a combination of cash and stock with a total value equal to the value of the Closing Consideration payable for the Exchangeable Shares. We have assumed for purposes of the foregoing, that the HBI Average Closing Price as of the Closing Date, would be in an amount not be less than $28.92 and will not be greater than $39.12.

We also note that any FBBI Stock Option issued, outstanding and unexercised immediately prior to the Effective Time shall automatically, and without any action on the part of its holder, be terminated by Company and shall entitle the holder, at the Effective Time, to a cash payment from Purchaser equal to the amount, if any, by which the equivalent dollar value of the Merger Consideration exceeds the option exercise price (the “Option Consideration”); provided, however, that each FBBI Stock Option that has an option exercise price that exceeds the equivalent dollar value of the Merger Consideration (i.e., an “out of the money” option) shall be terminated without any payment to the holder. Based on the foregoing, you have instructed us to assume, that based on 148,000 FBBI Stock Options that that are in-the-money as of June 17, 2015, Purchaser will pay Option Consideration to the holders of FBBI Stock Options in the amount of approximately $772,249 in cash.

Accordingly, for the purposes of our opinion we have assumed, with your consent, that the Merger Consideration to be paid by Purchaser in connection with the Merger will have an aggregate value of approximately $101,576,813 (based on HBI Average Closing Price of $34.97, as of June 12, 2015, and 7,813,601 shares outstanding as of June 17, 2015), the Option Consideration will have an aggregate value of $772,249 (based on 148,000 in-the-money options as of June 17, 2015), for total consideration with an aggregate value of $102,349,062 (“Total Consideration”), or Total Consideration per share with a value of $13.00 per share.

The foregoing descriptions of the Merger Consideration, Option Consideration, Purchase Price, Total Consideration and the Agreement, are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Total Consideration to the shareholders of FBBI. This opinion addresses only the fairness of the Total Consideration to be received in the Merger, and are not we opining on the individual cash, stock or option components of the Total Consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated June 11, 2015, as provided to Hovde by FBBI;

(ii)	reviewed certain unaudited financial statements for FBBI and the Purchaser for the three-month period ended March 31, 2015;

(iii)	reviewed certain historical annual reports of each of FBBI and the Purchaser, including audited annual reports for FBBI and the Purchaser for the year ending December 31, 2014;

(iv)	reviewed certain historical publicly available business and financial information concerning each of the Company and the Purchaser;

(v)	reviewed certain internal financial statements and other financial and operating data concerning of the Company, including, without limitation, internal financial analyses and forecasts prepared by management of the Company, and held discussions with senior management of the Company and Purchaser regarding recent developments and regulatory matters;

(vi)	analyzed financial projections prepared by certain members of senior management of the Company;

(vii)	discussed with certain members of senior management of the Company, the business, financial condition, results of operations and future prospects of the Company, as well as the history and past and current operations of the Company, the Company’s historical financial performance and the Company outlook and future prospects;

(viii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	assessed the general economic, market and financial conditions;

(x)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(xi)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)	reviewed historical market prices and trading volumes of HBI’s Common Stock;

(xiii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to our analysis;

(xiv)	discussed with management of the Company and Purchaser, their assessment of the rationale for the Merger; and

(xv)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations as well as the financial and other information provided to us by the Company or included in the Agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde has relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by the Company, and Hovde assumed such forecasts and projections have been reasonably prepared by the Company on a basis reflecting the best currently available information and the Company’s judgments and estimates. We have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. We have been authorized by the Company to rely upon such forecasts and other information and data, including without limitation the projections, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review. Hovde has relied on these forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Company and the Purchaser are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company or the Purchaser, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of the Company or the Purchaser.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by the Company, or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger has been, and will be, conducted in compliance with all laws and regulations that are applicable to the Company and the Purchaser. The Company has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on the Company or on the Purchaser that would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not constitute a recommendation to the Company as to whether or not such the Company should enter into the Agreement or to any shareholders of the Company as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Company, or class of such persons, relative to the amounts of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Total Consideration to be paid in connection with the Merger is necessarily the highest or best price that could be obtained in the Merger or in a sale, merger, or combination transaction with a third party. We do not express any opinion as to the value of FBBI’s common stock or HBI’s common stock following the announcement of the proposed Merger, the value of FBBI’s common stock or HBI’s common stock following the consummation of the Merger, or the prices at which shares of FBBI’s common stock or HBI’s common stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of FBBI and HBI. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of FBBI and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of FBBI’s common stock in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Our opinion is based solely upon the information available to us, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof. We express no opinion as to the underlying business decision of the Board of Directors of FBBI to effectuate the Merger, the structure or legal, tax, accounting or regulatory aspects or consequences of the Merger or the availability or advisability of any alternatives to the Merger. No assurance can be given that adjustments to the consideration to be paid in the Merger will not be required by the actual results of operations of the Company after March 31, 2015.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by the Company to act as their financial advisor in connection with the Merger.

We will receive compensation from the Company in connection with our services, which may include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Further, the Company has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. In the ordinary course of our business as a broker dealer, we may purchase securities from and sell securities to HBI and FBBI and their affiliates. We may also trade the securities of HBI and their affiliates for our own account and the accounts of our customers. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and the Company.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the estimated Total Consideration of approximately $102,349,062 to be paid in connection with the Merger is fair to the shareholders of FBBI from a financial point of view.

Sincerely,

/s/ HOVDE GROUP, LLC

APPENDIX D

FLORIDA STATUTES § 607.1301—§ 607.1333

APPRAISAL RIGHTS STATUTES

§ 607.1301.—Appraisal rights; definitions

The following definitions apply to F.S.A. § 607.1302—§ 607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322—607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 607.1302.—Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)

Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c)	Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)	An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e)	Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f)	With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.	Altering or abolishing any preemptive rights attached to any of his or her shares;

2.	Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.	Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.	Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.	Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.	Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.	Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g)	An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h)	An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i)	A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j)	A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.	Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.	Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b)	The applicability of paragraph (a) shall be determined as of:

1.	The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2.	If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1.	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a.	Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b.	Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.	Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.	In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e)	For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a)	Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b)	Was procured as a result of fraud or material misrepresentation.

§ 607.1303.—Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b) 2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 607.1320.—Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

§ 607.1321.—Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

§ 607.1322.—Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.	The shareholder’s name and address.

2.	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.	That the shareholder did not vote for the transaction.

4.	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1.	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.	A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.	The corporation’s estimate of the fair value of the shares.

4.	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.	That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.	The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1.	Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.	A copy of ss. 607.1301-607.1333.

§ 607.1323.—Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b) 2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b) 6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324.—Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

§ 607.1326.—Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b) 4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b) 2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b) 4.

§ 607.1330.—Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

§ 607.1331.—Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 607.1332.—Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

§ 607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

HBI’s articles of incorporation and bylaws require HBI to indemnify its directors, officers, employees and agents to the full extent permitted by law. Section 4-27-850 of the Arkansas Business Corporation Act of 1987 contains detailed and comprehensive provisions providing for indemnification of directors and officers of Arkansas corporations against expenses, judgments, fines and settlements in connection with litigation. Under Arkansas law, other than an action brought by or in the right of HBI, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In actions brought by or in the right of HBI, the Arkansas statute limits such indemnification to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company. However, no indemnification is allowed in actions brought by or in the right of HBI with respect to any claim, issue or matter as to which such person has been adjudged to be liable to HBI, unless and only to the extent that the court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), under Arkansas law HBI must indemnify him or her against expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection with such defense.

HBI’s Restated Articles of Incorporation also provide that no director shall be liable to it or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Arkansas Business Corporation Act.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number		Description
2.1	—	Agreement and Plan of Merger, dated as of June 17, 2015, by and among Home BancShares, Inc., Centennial Bank, Florida Business BancGroup, Inc. and Bay Cities Bank. (contained in Appendix A to the proxy statement/prospectus which is included in the registration statement).

5.1	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. regarding legality of securities.

8.1	—	Form of Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. regarding certain federal income tax matters.

15.1	—	Awareness Letter from BKD, LLP regarding Unaudited Interim Financial Information.

23.1	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (contained in its opinion filed as Exhibit 5.1).

23.2	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

23.3	—	Consent of BKD, LLP, Home BancShares, Inc.’s independent registered public accounting firm.

23.4	—	Consent of Wunderlich Securities, Inc., financial advisor to Home BancShares, Inc. (contained in its opinion filed as Exhibit 99.2)

Exhibit Number		Description

23.5	—	Consent of Hovde Group, LLC, financial advisor to Florida Business BancGroup, Inc.

24.1	—	Power of Attorney (contained on the signature page of the registration statement).

99.1	—	Form of proxy to be mailed to shareholders of Florida Business BancGroup, Inc.

99.2	—	Opinion of Wunderlich Securities, Inc., financial advisor to Home BancShares, Inc. (contained in Appendix B to the proxy statement/prospectus which is included in the registration statement).

99.3	—	Opinion of Hovde Group, LLC, financial advisor to Florida Business BancGroup, Inc. (contained in Appendix C to the proxy statement/prospectus which is included in the registration statement).

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Home BancShares, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on July 2, 2015.

HOME BANCSHARES, INC.

By:	/s/ C. Randall Sims
C. Randall Sims
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Randall Sims and Tracy M. French, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Allison John W. Allison	Chairman of the Board of Directors	July 2, 2015

/s/ C. Randall Sims C. Randall Sims	Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2015

/s/ Randy E. Mayor Randy E. Mayor	Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	July 2, 2015

/s/ Brian S. Davis Brian S. Davis	Chief Accounting Officer and Investor Relations Officer (Principal Accounting Officer)	July 2, 2015

/s/ Milburn Adams Milburn Adams	Director	July 2, 2015

/s/ Robert H. Adcock, Jr. Robert H. Adcock, Jr.	Vice Chairman of the Board and Director	July 2, 2015

/s/ Richard H. Ashley Richard H. Ashley	Director	July 2, 2015

/s/ Dale A. Bruns Dale A. Bruns	Director	July 2, 2015

Richard A. Buckheim	Director

/s/ Jack E. Engelkes Jack E. Engelkes	Director	July 2, 2015

/s/ Tracy M. French Tracy M. French	Director	July 2, 2015

Signature	Title	Date

/s/ James G. Hinkle James G. Hinkle	Director	July 2, 2015

Alex R. Lieblong	Director

EXHIBIT INDEX

Exhibit Number		Description

2.1	—	Agreement and Plan of Merger, dated as of June 17, 2015, by and among Home BancShares, Inc., Centennial Bank, Florida Business BancGroup, Inc. and Bay Cities Bank (contained in Appendix A to the proxy statement/prospectus which is included in the registration statement).

5.1	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. regarding legality of securities.

8.1	—	Form of Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. regarding certain federal income tax matters.

15.1	—	Awareness Letter from BKD, LLP regarding Unaudited Interim Financial Information.

23.1	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (contained in its opinion filed as Exhibit 5.1).

23.2	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

23.3	—	Consent of BKD, LLP, Home BancShares, Inc.’s independent registered public accounting firm.

23.4	—	Consent of Wunderlich Securities, Inc., financial advisor to Home BancShares, Inc. (contained in its opinion filed as Exhibit 99.2).

23.5	—	Consent of Hovde Group, LLC, financial advisor to Florida Business BancGroup, Inc.

24.1	—	Power of Attorney (contained on the signature page of the registration statement).

99.1	—	Form of proxy to be mailed to shareholders of Florida Business BancGroup, Inc.

99.2	—	Opinion of Wunderlich Securities, Inc., financial advisor to Home BancShares, Inc. (contained in Appendix B to the proxy statement/prospectus which is included in the registration statement).

99.3	—	Opinion of Hovde Group, LLC, financial advisor to Florida Business BancGroup, Inc. (contained in Appendix C to the proxy statement/prospectus which is included in the registration statement).